                                                Filed pursuant to Rule 424(b)(1)
                                                Registration No. 333-84627 and
                                                                 333-84627-01



PROSPECTUS

                 ORIX CREDIT ALLIANCE RECEIVABLES TRUST 1999-A
                     RECEIVABLE-BACKED NOTES, SERIES 1999-A


ORIX CREDIT ALLIANCE                ORIX CREDIT ALLIANCE, INC.,
RECEIVABLES CORPORATION II,         AS SERVICER
AS TRUST DEPOSITOR

                                  $204,308,114
                                 (approximate)

                            ------------------------

     We are offering the following six classes of Receivable-Backed Notes, Series 1999-A:

                        INITIAL AGGREGATE                  FIRST                                            UNDERWRITING
CLASS OF                PRINCIPAL AMOUNT                  PAYMENT     STATED MATURITY     PRICE TO PUBLIC     DISCOUNT
NOTES                     (APPROXIMATE)     COUPON RATE     DATE            DATE             PER NOTE         PER NOTE
--------                -----------------   -----------   --------   ------------------   ---------------   ------------
A-1                        $56,056,397       6.125968%    12/15/99    December 15, 2000     100.00000%         0.175%
A-2                        $38,500,273           6.47%    12/15/99    February 15, 2002      99.99264%         0.220%
A-3                        $73,407,186           6.73%    12/15/99   September 15, 2003      99.98595%         0.275%
A-4                        $27,104,192           6.87%    12/15/99     October 15, 2004      99.99556%         0.380%
B                          $ 6,160,044           7.26%    12/15/99       April 15, 2005      99.98468%         0.500%
C                          $ 3,080,022           7.80%    12/15/99        June 15, 2007      99.99682%         0.750%

     The total price to the public is $204,292,722. The total underwriting discount is $541,565. The total proceeds to the trust is $203,751,156.

           YOU SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER
                 "RISK FACTORS" ON PAGE 10 OF THIS PROSPECTUS.

     The notes are not obligations of and will not represent interests in, and are not guaranteed or insured by, the trust depositor, the owner trustee, the indenture trustee, ORIX Credit Alliance, Inc. or any of their respective affiliates, or any governmental agency.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                          FIRST UNION SECURITIES, INC.

               The date of this prospectus is November 18, 1999.

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Important Notice about Information
  Presented in this Prospectus.............   i
Summary....................................   1
Risk Factors...............................  10
  The Absence of Existing Markets for the
    Notes May Limit Your Ability to Resell
    the Notes..............................  10
  Prepayments on the Contracts May Cause an
    Earlier Repayment of the Notes than You
    Expect and You May Not Be Able To Find
    Investments with the Same Yield as the
    Notes at the Time of the Repayment.....  10
  The Price at Which You Can Resell Your
    Notes May Decrease if the Ratings of
    Your Notes Change......................  10
  The Subordination of the Class A-2 Notes,
    Class A-3 Notes, Class A-4 Notes, Class
    B Notes and the Class C Notes is a
    Limited Form of Credit Enhancement.....  10
  Limited Assets Secure the Notes;
    Noteholders Will Have No Recourse to
    the Originator, Servicer or their
    Affiliates in the Event Delinquencies
    and Losses Deplete the Trust's
    Assets.................................  11
  Because Disproportionate Amounts of
    Contracts Relate to Six States, Adverse
    Events in Those States and Surrounding
    Regions May Cause Increased Defaults
    and Delinquencies......................  11
  Because Disproportionate Amounts of
    Contracts Relate to Equipment Used in
    Particular Industries, Adverse Economic
    Conditions in Those Industries May
    Cause Increased Defaults and
    Delinquencies..........................  11
  Even if We Repossess and Sell the
    Equipment Relating to a Contract After
    an Obligor Defaults, Shortfalls in
    Amounts Available To Pay the Notes May
    Occur if the Market Value of the
    Equipment Has Declined.................  11
  Servicer's Retention of Contract Files
    May Hinder Our Ability to Realize the
    Value of Equipment Securing the
    Contracts..............................  12
  Failure to Record Assignment of Perfected
    Security Interest May Hinder Our
    Ability to Realize the Value of
    Equipment Securing the Contracts.......  12
  Repurchase Obligation of Trust Depositor
    and Originator Provides You Only
    Limited Protection Against Liens on the
    Contracts..............................  12
  If a Bankruptcy Court Rules that the
    Transfer of Contracts from the
    Originator to the Trust Depositor was
    not a True Sale then Payments on the
    Contracts Could Be Reduced or
    Delayed................................  13
  Insolvency of the Trust Depositor or the
    Trust Could Delay or Reduce Payments to
    You....................................  13

                                            PAGE
                                            ----
  Proceeds From Required Sale of the
    Contracts Following Trust Depositor
    Bankruptcy May Not Be Sufficient to
    Repay the Notes in Full................  13
  End-User Bankruptcy May Reduce or Delay
    Collections on the Contracts...........  14
  Transfer of Servicing May Delay Payments
    to Noteholders Due to Contract
    Processing Delays......................  14
  Year 2000 Issues May Impact ORIX Credit
    Alliance's Ability to Service the
    Contracts..............................  14
  Book-Entry Registration Will Result in
    Your Inability to Exercise Directly
    Your Rights as a Noteholder............  14
Use of Proceeds............................  15
Calculation of Contract Principal
  Balance..................................  15
Composition of the Contracts...............  15
  Distribution of the Contracts by Contract
    Interest Rate..........................  16
  Distribution of the Contracts by Payment
    Frequency..............................  16
  Distribution of the Contracts by State in
    Which Obligors Are Located.............  17
  Distribution of the Contracts by Obligor
    Industry...............................  18
  Distribution of the Contracts by Original
    Principal Balance......................  18
  Distribution of the Contracts by Current
    Principal Balance......................  18
  Distribution of the Contracts by Original
    Contract Term..........................  19
  Distribution of the Contracts by
    Remaining Months to Stated Maturity....  19
  Distribution of Contracts by New/Used
    Equipment Financed.....................  19
Delinquency and Loss Information...........  20
Definition of Delinquency for the Contracts
  Transferred to the Trust.................  22
The Contracts..............................  22
  End-User Contracts.......................  22
  Conditional Sale Agreements..............  23
  Leases...................................  23
  Secured Promissory Notes.................  24
  Equipment................................  25
  Contract Files...........................  25
  How Collections on the Contracts are
    Treated................................  25
Prepayment and Yield Considerations........  25
Weighted Average Life......................  32

                                            PAGE
                                            ----
ORIX Credit Alliance, Inc. ................  34
  Equipment Finance Business...............  34
  Ancillary Businesses.....................  34
  Summary Financial Data...................  35
  Credit Approval, Collection and
    Review Process.........................  35
    Terms of Contracts.....................  36
    Recourse Provisions....................  36
    Extension/Revision Procedures..........  37
    Pre-Litigation Workout/Judgment
       Recovery............................  37
    Legal Proceedings......................  37
    Year 2000 Readiness Disclosure.........  38
    Mainframe Systems and Applications.....  38
    Personal Computer and Network
       Applications........................  38
    Third-Party Compliance.................  38
    Contingency Plans......................  39
    Cost...................................  39
The Trust..................................  39
  General..................................  39
  Termination of Trust.....................  40
  Other Information........................  40
The Trust Depositor........................  40
Description of the Notes and Indenture.....  41
  General..................................  41
  Interest and Principal...................  41
  Amounts Available for Payments on the
    Notes..................................  42
  Allocations..............................  43
    Prior to an Event of Default...........  43
    Following an Event of Default..........  45
  Reserve Fund.............................  48
  Spread Fund..............................  49
  Collection Account and Collection
    Period.................................  49
  Events of Default........................  51
  Remedies After Events of Default.........  52
  The Indenture Trustee....................  52
  Governing Law............................  53
  Amendments...............................  53
  Servicing Compensation and Payment of
    Expenses...............................  54
  Optional Redemption......................  55
  Mandatory Redemption.....................  55
  Reports..................................  55
  List of Noteholders......................  56
  Administration Agreement.................  56
  Book-Entry Registration..................  57

                                            PAGE
                                            ----
  Issuance of Certificated Notes at a Later
    Date...................................  60
The Certificates...........................  60
The Transfer and Servicing Agreement.......  61
  Conveyance of the Contracts..............  61
  Representations and Warranties;
    Definition of Eligible Contracts.......  61
  Remedies for Breaches of Representations
    and Warranties; Definition of
    Ineligible Contracts...................  64
  Concentration Amounts; Definition of
    Excess Contract........................  65
  Material Modifications to Contracts......  66
  Substitute Contracts.....................  67
  Definition of Defaulted Contracts........  67
  Indemnification..........................  67
  Servicing Standard and Servicer
    Advances...............................  68
  Servicer Resignation.....................  68
  Servicer Default.........................  68
  Evidence as to Compliance................  70
  Amendments...............................  70
  The Owner Trustee........................  71
Material Federal Income Tax
  Considerations...........................  72
  General..................................  72
  Classification of the Notes and the
    Trust..................................  72
  General Tax Treatment of Noteholders.....  73
    United States Holders..................  73
    Payments of Interest...................  73
    Purchase, Sale and Retirement of the
       Notes...............................  73
    Backup Withholding and Information
       Reporting...........................  73
    United States Alien Holders............  74
    Backup Withholding and Information
       Reporting...........................  75
State and Local Tax Considerations.........  75
  New Jersey Tax Considerations............  75
  Other States.............................  75
Legal Investment...........................  75
ERISA Considerations.......................  76
  Prohibited Transactions..................  76
Plan of Distribution.......................  77
  General..................................  77
Rating of the Notes........................  78
Legal Matters..............................  79
Experts....................................  79
Index of Terms.............................  80
Report of Independent Public Accountants... F-1
Balance Sheet.............................. F-2

        IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN THIS PROSPECTUS

     Within the period during which there is an obligation to deliver a prospectus, the underwriter will, at your request, promptly deliver to you, or cause to be delivered to you, without charge, a paper copy of this prospectus.

     No dealer, salesman or other person is authorized to give any information or to make any representation not contained in this prospectus. If anyone makes such a representation to you, you should not rely on it.

     This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the notes offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy any of the notes to any person in any jurisdiction in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation to such person.

                                    SUMMARY

     The following is only a summary of the terms of the notes. It does not contain all the information that may be important to you. You should read this entire prospectus. In addition, you may wish to read the documents governing the transfer of the contracts, the formation of the trust and the issuance of notes. Those documents have been filed as exhibits to the registration statement of which this prospectus is a part.

     There are material risks associated with an investment in the notes. See "Risk Factors" on page 10 for a discussion of factors you should consider before making an investment in the notes.

OBJECTIVE.....................   The trust will issue notes to investors. The
                                 notes will be secured by commercial finance contracts acquired by the trust depositor from the originator.

THE TRUST.....................   ORIX Credit Alliance Receivables Trust 1999-A,
                                 a Delaware business trust, was established on October 1, 1999 pursuant to the trust agreement. The Trust's offices will be in care of The Bank of New York (Delaware), as owner trustee, at 502 White Clay Center, Newark,
                                 Delaware 19714-6973, telephone number (302)
                                 283-8079.

THE ORIGINATOR................   The contracts are originated by ORIX Credit
                                 Alliance, Inc. either directly from end-users of financed equipment or indirectly from vendors, that is manufacturers or dealers in the financed equipment who assign their contracts with end-users to ORIX Credit
                                 Alliance, Inc. ORIX Credit Alliance, Inc's principal executive offices are located at 300
                                 Lighting Way, Secaucus, New Jersey 07096-1525, telephone (201) 601-9000

THE TRUST DEPOSITOR...........   ORIX Credit Alliance Receivables Corporation
                                 II. The trust depositor is a wholly owned, limited purpose subsidiary of ORIX Credit
                                 Alliance, Inc. The trust depositor's principal executive offices are located at 300 Lighting
                                 Way, Secaucus, New Jersey 07096-1525, telephone
                                 (201) 601-9166.

THE SERVICER..................   ORIX Credit Alliance, Inc.

THE INDENTURE TRUSTEE.........   Harris Trust and Savings Bank, an Illinois
                                 state banking corporation.

THE TRUST'S ASSETS
  A. THE CONTRACTS............   The trust's assets will primarily consist of
                                 the contracts. The contracts consist of
                                 installment loan and installment sale
                                 contracts, finance leases and title retention and other security agreements with companies.
                                 The contracts have financed equipment purchased for commercial purposes. The equipment is typically "low-obsolescence," "multiple-use" capital equipment. It is used in industries and businesses such as trucking and transportation, construction and road building, wood and pulp, machine shop, crane and crane rental and printing, publishing and photoengraving, among others.

                                 Most of the contracts provide for a series of scheduled payment installments calculated to amortize fully the principal balance of the contract over its term at the contract rate. The principal balance of a contract is the sum of the total scheduled remaining amounts of principal payable to the originator by an obligor under a contract, exclusive of finance charges. The initial principal amount is typically the amount advanced to fund the equipment purchased and is in most instances less than the cost to the obligor of the financed equipment.

                                 As of November 1, 1999, approximately 12% by aggregate outstanding principal balance of the contracts had customized payment schedules and balloon payments. Customized payment contracts are obligations of obligors who have seasonal downtimes or variations in cash flow typically arising from weather conditions or industry characteristics. During such downtimes, the contract payment schedules may omit or reduce required payments for generally up to three months per year. The scheduled payments are at higher amounts to assure that the contract does not extend beyond a term appropriate for the creditworthiness of the obligor and to meet the originator's yield requirements. Balloon contracts provide for a series of scheduled payments over the term of the contract and a larger amount, generally up to 30% of the original principal balance, at the end of the contract. The monthly payment includes the amount necessary to amortize the non-balloon payment portion of the contracts over the term of the contract plus interest on the balloon portion of the contract.

                                 On the closing date ORIX Credit Alliance, Inc. will transfer the contracts and security interests in the related equipment to the trust depositor. The trust depositor will then transfer them to the trust on the same date. The contracts have been selected on a random basis from ORIX Credit Alliance, Inc.'s portfolio of contracts that meet the eligibility criteria specified in the transfer and servicing agreement.

                                 None of the obligors on the contracts are located outside of the United States and its territories. As of November 1, 1999, contracts of any single obligor or commonly controlled group of obligors do not constitute more than approximately 1.0% of the aggregate outstanding principal balance of the contracts, and no more than 8.93% of the aggregate outstanding principal balance of the contracts relates to obligors located in the same state.

                                 As of November 1, 1999, no contract has any scheduled payments that are more than 60 days delinquent. A contract is considered delinquent if anything less than each full payment is received by its contractual due date.

                                 See "The Transfer and Servicing
                                 Agreement -- Representations and Warranties;
                                 Definition of Eligible Contracts" and "The
                                 Contracts" and "Composition of the Contracts".

                                 As of November 1, 1999, the contracts had the following characteristics:

                                          Number of contracts.......................          2,890
                                          Aggregate contract outstanding principal
                                          balance...................................  $ 205,334,787
                                          Average contract outstanding principal
                                            balance.................................  $      71,050
                                          Weighted average contract rate............           9.52%
                                          Weighted average original term............    49.8 months
                                          Range.....................................   12-84 months
                                          Weighted average remaining term...........    42.7 months
                                          Range.....................................    7-79 months

                                 Changes in characteristics of the contracts between November 1, 1999 and the closing date will not affect more than 5.00% of the aggregate outstanding principal balance of the contracts.

                                 For further information regarding the
                                 contracts, see "Composition of the Contracts" and "The Contracts", as well as "The Transfer and Servicing Agreement -- Representations and Warranties; Definition of Eligible Contracts" and "-- Concentration Amounts; Definition of Excess Contract".

                                 We may replace a contract that is part of the trust's assets with a substitute contract or contracts:

                                      - if we subsequently determine that a
                                        contract was not eligible to be sold to
                                        the trust at the time of its sale to the trust;

                                      - if the terms of such contract are to be
                                        subsequently amended in a manner not
                                        permitted by the transfer and servicing
                                        agreement;

                                      - if such contract is subject to a
                                        casualty loss;

                                      - if we did not remove and replace that
                                        contract, the obligor or equipment
                                        concentrations of contracts would exceed the limits described in "The Transfer and Servicing Agreement -- Concentration Amounts; Definition of Excess Contract";

                                      - if such contract is prepaid; or

                                      - if such contract becomes a defaulted
                                 contract.

                                 See "The Transfer and Servicing
                                 Agreement -- Substitute Contracts". The
                                 substitute contracts will have been originated under the same credit criteria and policies as the contracts they replace.

  B. RESERVE FUND.............   On the closing date the trust depositor will
                                 establish in bank accounts in the name of the indenture trustee a reserve fund. This fund provides you with limited protection in the event collections from obligors on the contracts are insufficient to make payments on the notes. We cannot assure you, however, that this protection will be adequate to prevent shortfalls in amounts available to make payment on the notes. The initial balance of the reserve fund will be approximately $3,064,622, which will equal 1.5% of the original principal balance of the notes.
                                 Additional deposits will be required to be made in subsequent months out of available collections on the contracts to this fund (a) to increase the reserve fund to an amount equal to the greater of (i) 3% of the outstanding principal of the notes and (ii) the lesser of
                                 (A) 1% of the initial principal of the notes and (B) the outstanding principal of the notes and (b) in subsequent months thereafter, if necessary, to maintain the required amount in the fund. If, on any payment date, the amounts available for distribution exceed the amounts needed to pay amounts owed to the servicer and to the indenture trustee and to pay interest and principal on the notes, the excess will be deposited into this fund. However, the amount deposited in the reserve fund shall not exceed the amount required above. Investment earnings on amounts held in the reserve fund will be available for distribution to you.

                                 If on any payment date, collections on the contracts and amounts, if any, on deposit in the spread fund are less than the amount needed to pay interest on or principal of the notes then due, the indenture trustee will withdraw funds from the reserve fund to pay the interest and principal due.

                                 The conditions under which we will withdraw amounts from the reserve fund are more specifically described in the "Description of the Notes and Indenture -- Allocations" and "-- Reserve Fund".

C. SPREAD FUND................   On the closing date the trust depositor will
                                 establish an additional bank account, the spread fund, in the name of the indenture trustee to hold available funds whenever a spread event exists. A spread event will exist if any of the following occurs and is continuing: (a) ORIX Credit Alliance, Inc. is no longer the servicer, (b) the average monthly rate of delinquencies on contracts in excess of 90 days over any three consecutive months exceeds 5% of the aggregate outstanding principal balance of the contracts or (c) the cumulative net loss percentage with respect to the contracts exceeds a specified "loss trigger percentage" (initially 1.00%) that will be increased over time.

                                 Notwithstanding the foregoing: (i) the spread event referred to in clause (b) above may be cured on any distribution date if the three-month delinquency percentage for the preceding two collection periods is less than or equal to 5% for each of such periods and
                                 (ii) the spread event referenced in clause (c) may be cured if the cumulative net loss percentage is less than the associated loss trigger percentage for that period. Amounts that may be held in this fund provide you with additional limited protection in the event collections from obligors on the contracts are insufficient to make payments on the notes. We cannot assure you, however, that this additional protection will be adequate to prevent shortfalls in amounts available to make payment on the notes. If on any payment date, a spread event exists and the amounts available for distribution exceed the amounts needed to pay amounts owed to the servicer (including amounts due to the indenture trustee) to pay interest and principal on the notes and to make any required deposits to the reserve fund, the excess will be deposited into the spread fund. Investment earnings on amounts held in the spread fund will be available for distribution to you.

                                 If on any payment date, collections on the contracts are less than the amount needed to pay interest and principal due on the notes and make all required deposits to the reserve fund, the indenture trustee will withdraw funds from the spread fund to pay the interest and principal and make such deposits. If on any subsequent payment date, no spread event continues to exist, amounts in the spread fund will be distributed in the same order of priority as are amounts in the collection account.

                                 The calculations related to a spread event and the conditions under which we will withdraw amounts from the spread fund are more specifically described in the "Description of the Notes and Indenture -- Allocations" and "-- Spread Fund".

TERMS OF THE NOTES............   The basic terms of the notes will be as
                                 described below. See "Description of the Notes and Indenture". We will pay principal and interest due on the notes using:

                                      - collections of payments due under the
                                        contracts held by the trust;

                                      - earnings on amounts held in the
                                        collection account;

                                      - late charges relating to a contract if
                                        the late charges were included in the
                                        contract's terms as of the date the
                                        contract was purchased by the trust;

                                      - amounts earned on amounts held in the
                                        reserve fund and the spread fund (if
                                        any);

                                      - amounts received upon the prepayment or
                                        purchase of contracts or liquidation of
                                        the contracts and disposition of the
                                        related equipment upon defaults under
                                        contracts;

                                      - amounts received from vendor recourse,
                                        if any;

                                      - amounts in the reserve fund more
                                        specifically described in "Description
                                        of the Notes and Indenture -- Reserve
                                        Fund"; and

                                      - amounts in the spread fund more
                                        specifically described in "Description
                                        of the Notes and Indenture -- Spread
                                        Fund".

                                 See "Description of the Notes and
                                 Indenture -- Amounts Available for Payments on the Notes".

                                 You may purchase the notes in minimum
                                 denominations of $1,000, and in integral multiples of $1,000 in excess of the minimum denominations. We will offer the notes only in book-entry form.

  A. EVENTS OF DEFAULT........   Events of default with respect to the notes
                                 include:

                                      - failure to pay accrued interest on any
                                        payment date,

                                      - failure to pay outstanding principal on
                                        the maturity date,

                                      - breach of representations and warranties
                                        with respect to the contracts which are
                                        materially incorrect and which have a
                                        material adverse effect on the
                                        noteholders and continues unremedied for a period of sixty days, and

                                      - the occurrence of insolvency events with
                                        respect to the trust depositor or the
                                        trust.

                                 See "Description of the Notes and
                                 Indenture -- Events of Default".

  B. INTEREST.................   On a payment date, we will first repay any
                                 outstanding servicer advances. Second, we will pay the servicer's monthly servicing fee (which includes therein amounts due to the indenture trustee). Third, we will pay interest on the notes at the rates specified on the cover of this prospectus in the following order:

                                                     CLASS OF          NOTES RECEIVING INTEREST PAYMENT
                                                       NOTES               PRIOR TO SPECIFIED CLASS
                                                     --------        -------------------------------------
                                                A-1, A-2,
                                                A-3, A-4...........  None
                                                B..................  Class A-1 Notes, Class A-2 Notes,
                                                                     Class A-3 Notes, Class A-4 Notes
                                                C..................  Class A-1 Notes, Class A-2 Notes,
                                                                     Class A-3 Notes, Class A-4 Notes,
                                                                     Class B Notes

                                 See "Description of the Notes and
                                 Indenture -- Allocations".

                                 We will calculate interest on the Class A-1
                                 Notes on the basis of actual days elapsed over a year of 360 days. We will calculate interest on all other notes on the basis of a year of 360 days consisting of twelve 30-day months.

  C. PRINCIPAL................   On a payment date, after we pay interest on the
                                 notes, we will pay principal on the notes in the following order:

                                             CLASS OF          NOTES RECEIVING PRINCIPAL PAYMENT
                                              NOTES                PRIOR TO SPECIFIED CLASS
                                             --------   -----------------------------------------------
                                               A-1      None
                                             A-2        Class A-l Notes
                                             A-3        Class A-1 Notes, Class A-2 Notes
                                                        Class B Notes and Class C Notes will receive
                                                        principal payments prior to Class A-3 Notes on
                                                        any payment date on which the outstanding
                                                        principal amount of the Class A-2 Notes is
                                                        greater than $0.

                                             CLASS OF          NOTES RECEIVING PRINCIPAL PAYMENT
                                              NOTES                PRIOR TO SPECIFIED CLASS
                                             --------   -----------------------------------------------
                                               A-4      Class A-1 Notes, Class A-2 Notes, Class A-3
                                                        Notes
                                                        Class B Notes and Class C Notes will receive
                                                        principal payments prior to Class A-4 Notes on
                                                        any payment date on which the outstanding
                                                        principal amount of the Class A-3 Notes is
                                                        greater than $0.
                                             B          Class A-1 Notes, Class A-2 Notes
                                                        Class A-3 Notes will receive principal payments
                                                        prior to Class B Notes after the outstanding
                                                        principal amount of the Class A-1 Notes and
                                                        Class A-2 Notes is reduced to $0.
                                                        Class A-4 Notes will receive principal payments
                                                        prior to Class B Notes only after the
                                                        outstanding principal amount of the Class A-1
                                                        Notes, Class A-2 Notes and Class A-3 Notes is
                                                        reduced to $0.
                                             C          Class A-l Notes, Class A-2 Notes, Class B Notes
                                                        Class A-3 Notes will receive principal payments
                                                        prior to Class C Notes only after the
                                                        outstanding principal amount of the Class A-1
                                                        Notes and Class A-2 Notes is reduced to $0.
                                                        Class A-4 Notes will receive principal payments
                                                        prior to Class C Notes only after the
                                                        outstanding principal amount of the Class A-1
                                                        Notes, Class A-2 Notes and Class A-3 Notes is
                                                        reduced to $0.

                                 See "Description of the Notes and
                                 Indenture -- Allocations".

                                 The amount of principal paid on a Class A-1
                                 Note prior to its stated maturity date will be based on the amount that the aggregate principal balance of the contracts has declined during the most recent full collection period. Each collection period is approximately a month.

                                 After the Class A-1 Notes have been paid in full, the amount of principal paid on any other class of notes will be the amount necessary to reduce the outstanding principal of that class of notes to an amount equal to a specified percentage of the aggregate principal balance of the contracts as of the related determination date. The percentage used is the ratio of the initial principal amount of such class of notes to the original pool balance of the contracts minus the initial principal amount of the Class A-1 Notes.

                                 Following an event of default, we will not make principal payments in the order described above. Instead, we will pay principal on the notes in the following order:

                                      - outstanding principal of Class A-l Notes

                                      - pro rata, to the outstanding principal
                                        of Class A-2 Notes, Class A-3 Notes and
                                        Class A-4 Notes

                                      - outstanding principal of Class B Notes

                                      - outstanding principal of Class C Notes

                                 See "Description of the Notes and
                                 Indenture -- Allocations" and "-- Events of
                                 Default".

  D. PAYMENT DATES............   You will receive distributions of interest and
                                 principal on the 15th day of each month, or if that day is not a business day, the next business day.

  E. STATED MATURITY DATE.....   The notes will mature on the date shown on the
                                 cover of this prospectus, except that if the day is not a business day, then the stated maturity date will be the next business day.

  F. OPTIONAL REDEMPTION......   If the aggregate outstanding principal balance
                                 of the contracts at the time is less than or equal to 15% of the initial aggregate principal balance of the contracts as of November 1, 1999, the trust may redeem all, but not less than all, of the outstanding notes. If the trust does redeem all of the outstanding notes, the redemption price will be equal to the unpaid principal amount of the notes plus accrued and unpaid interest through the date of redemption.

G. MANDATORY REDEMPTION.......   If on any payment date, the aggregate amounts
                                 on deposit in the collection account, the reserve fund and the spread fund are greater than or equal to the sum of (i) the entire outstanding note principal balance, (ii) the interest accrued thereon, (iii) any accrued and unpaid servicing fee (including therein amounts owed to the indenture trustee) and (iv) unreimbursed servicer advances, the amounts on deposit in the reserve fund and the spread fund will be deposited in the collection account and used to redeem the notes in full. The redemption price will be equal to the unpaid principal amount of the notes plus accrued and unpaid interest through the date of redemption.

SERVICING; SERVICING FEE......   The servicer will be responsible for servicing,
                                 managing and administering the contracts and related interests, and enforcing and making collections on the contracts. See "The Transfer and Servicing Agreement -- Servicing Standard and Servicer Advances".

                                 The servicer will be entitled to receive a monthly fee equal to the product of:

                                      (1) one-twelfth of 1.00% and

                                      (2) the aggregate outstanding principal
                                          balance of the contracts in the trust
                                          as of the beginning of the related
                                          collection period.

                                 The fee is payable out of amounts we receive on the contracts. Amounts payable to the indenture trustee are included in such fee.

                                 See "Description of the Notes and
                                 Indenture -- Servicing Compensation and Payment of Expenses" and "The Transfer and Servicing Agreement".

MATERIAL FEDERAL INCOME TAX
  CONSIDERATIONS..............   In the opinion of Sullivan & Cromwell, federal
                                 tax counsel to the trust depositor, for federal income tax purposes, the notes will be characterized as debt, and the trust will not be characterized as an association or a publicly traded partnership taxable as a corporation. You, by accepting a note, agree to treat the note as indebtedness. See "Material
                                 Federal Income Tax Considerations".

ERISA CONSIDERATIONS..........   Subject to the considerations discussed under
                                 "ERISA Considerations", the notes will be eligible for purchase by some employee benefit plans. Any benefit plan fiduciary considering purchase of the notes should, however, consult with its counsel regarding the consequences of its purchase under ERISA and the Internal
                                 Revenue Code. See "ERISA Considerations".

RATING........................   We will not issue the notes unless they receive
                                 ratings from the following rating agencies as set forth below:

                                             CLASS    MOODY'S     STANDARD &
                                              OF     INVESTORS      POOR'S         FITCH
                                             NOTE     SERVICE    RATINGS GROUP   IBCA, INC.
                                             -----   ---------   -------------   ----------
                                             A-1      P-1          A-1+          F1+/AAA
                                              A-2     Aaa          AAA           AAA
                                             A-3      Aaa          AAA           AAA
                                             A-4      Aaa          AAA           AAA
                                             B        A2           A             A
                                             C        Baa2         BBB           BBB

                                 A rating is not a recommendation to purchase, hold or sell notes since a rating does not address market price or suitability for a particular investor. A rating may be subject to revision or withdrawal at any time by the assigning rating agency. See "Rating of the Notes".

                                  RISK FACTORS

     You should carefully consider the following risk factors before you invest in the notes.

THE ABSENCE OF EXISTING MARKETS FOR THE NOTES MAY LIMIT YOUR ABILITY TO RESELL THE NOTES

     There is currently no public market for the notes and we cannot assure you that one will develop. Thus, you may not be able to resell your notes at all, or may be able to do so only at a substantial discount. The underwriter may assist in resales of the notes but it is not obligated to do so. We do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated quotation system. Even if a secondary market does develop, it may not continue.

PREPAYMENTS ON THE CONTRACTS MAY CAUSE AN EARLIER REPAYMENT OF THE NOTES THAN YOU EXPECT AND YOU MAY NOT BE ABLE TO FIND INVESTMENTS WITH THE SAME YIELD AS THE NOTES AT THE TIME OF THE REPAYMENT

     The terms of some of the contracts permit prepayment. Where prepayments are permitted, obligors may be required to pay a premium as a condition to prepayment. Prepayments may cause us to pay principal on the notes sooner than you expected. Similarly, upon the occurrence of an event of default, you may also receive principal on the notes sooner than you expected. See "Description of the Notes and Indenture -- Events of Default" and "Prepayment and Yield Consideration". You may not be able to reinvest those distributions of principal at yields equivalent to the yield on the notes; therefore, the ultimate return you receive on your investment in the notes may be less than the return you expected on the notes. The rate of early terminations of contracts due to prepayments, including defaults, is influenced by various factors including:

     - changes in customer requirements;

     - the level of interest rates;

     - the level of casualty losses; and

     - the overall economic environment.

     We cannot assure you that prepayments on the contracts held by the trust will conform to any historical experience. We cannot predict the actual rate of prepayments which will be experienced on the contracts.

THE PRICE AT WHICH YOU CAN RESELL YOUR NOTES MAY DECREASE IF THE RATINGS OF YOUR NOTES CHANGE

     Moody's Investors Service, Standard & Poor's Ratings Group and Fitch IBCA, Inc. are the rating agencies rating the notes. At any time, a rating may be lowered or withdrawn entirely by a rating agency rating the notes. In the event that the rating initially assigned to any note is subsequently lowered or withdrawn for any reason, you may not be able to resell your notes without a substantial discount. For more detailed information regarding the ratings assigned to any class of the notes, see "Rating of the Notes."

THE SUBORDINATION OF THE CLASS A-2 NOTES, CLASS A-3 NOTES, CLASS A-4 NOTES, CLASS B NOTES AND THE CLASS C NOTES IS A LIMITED FORM OF CREDIT ENHANCEMENT

     We will pay interest and principal on some classes of notes prior to paying interest and principal on other classes of notes. See "Description of the Notes and Indenture--Allocations". The subordination of some classes of notes to others means that the subordinated classes of notes are more likely to suffer the consequences of delinquent payments and defaults on the contracts than the notes which receive payments prior to those subordinated classes.

     The more senior classes of notes could lose the credit enhancement provided by the more subordinate classes and the reserve fund and the spread fund if delinquencies and defaults on the contracts increase and if the collections on the contracts and amounts in the reserve fund and the spread fund are insufficient to pay even the more senior classes of notes.

LIMITED ASSETS SECURE THE NOTES; NOTEHOLDERS WILL HAVE NO RECOURSE TO THE ORIGINATOR, SERVICER OR THEIR AFFILIATES IN THE EVENT DELINQUENCIES AND LOSSES DEPLETE THE TRUST'S ASSETS

     The trust is a limited purpose trust with limited assets. Moreover, you have no recourse to the general credit of the servicer, originator, the owner trustee, the indenture trustee or their affiliates. Therefore, you must rely solely upon the contracts for payment of principal and interest on the notes. If payments on the contracts are delinquent or are insufficient to make payments on the notes, no assets other than the reserve fund will be available to make payments on the notes. Similarly, in the event that contracts become defaulted contracts, the proceeds from the sale of the equipment securing the contracts may be insufficient to make payments on the notes. There can be no assurance that the delinquency and loss experience of the contracts will be comparable to the information set forth in "Delinquency and Loss Information".

BECAUSE DISPROPORTIONATE AMOUNTS OF CONTRACTS RELATE TO SIX STATES, ADVERSE CONDITIONS IN THOSE STATES AND SURROUNDING REGIONS MAY CAUSE INCREASED DEFAULTS AND DELINQUENCIES

     If adverse economic conditions were particularly severe in the geographic regions in which there are substantial concentrations of obligors, the amount of delinquent payments and defaults on the contracts may increase. As a result, the overall timing and amount of collections on the contracts held by the trust may differ from what you may have expected, and you may experience delays or reductions in payments you expected to receive. As of November 1, 1999, approximately 8.93% of the aggregate principal balance of the contracts held by the trust related to obligors located in California, 6.47% in New York, 6.41% in Florida, 5.78% in Georgia and 5.30% in each of Pennsylvania and New Jersey. No other state accounts for more than 5.00% of the aggregate principal balance of the contracts. The contracts in these six states represent in the aggregate approximately 38.19% of the aggregate principal balance of the contracts held by the trust. An example of an adverse condition is if there were a substantial downturn and declining prices in the wood and pulp business in particular states, this could reduce revenues for obligors in those states and ultimately reduce the associated obligors' ability to make timely payments on their related contracts.

BECAUSE DISPROPORTIONATE AMOUNTS OF CONTRACTS RELATE TO EQUIPMENT USED IN PARTICULAR INDUSTRIES, ADVERSE ECONOMIC CONDITIONS IN THOSE INDUSTRIES MAY CAUSE INCREASED DEFAULTS AND DELINQUENCIES

     If the industries in which there is a substantial concentration of obligors experience adverse events or economic conditions, the overall timing and amount of collections on the contracts held by the trust may differ from what you may have expected. This could result in delays or reduced payments to you. As of November 1, 1999, contracts constituting approximately 45.54% of the aggregate principal balance of the contracts held by the trust relate to equipment used in the trucking industry, 31.91% relate to the construction and road building business, and 9.09% relate to the wood and pulp business. A reduction in the demand for trucking and transportation services may consequently cause an increase in delinquencies and defaults on contracts with obligors associated with the trucking and transportation industry. A decrease in the demand in the new construction and road building industry or the wood and pulp industry could reduce revenues in the construction and road building industry or the wood and pulp industry, as the case may be, and this may consequently increase delinquencies and defaults on the related contracts. No other industry accounts for more than 5.00% of the aggregate principal balance of the contracts held by the trust.

EVEN IF WE REPOSSESS AND SELL THE EQUIPMENT RELATING TO A CONTRACT AFTER AN OBLIGOR DEFAULTS, SHORTFALLS IN AMOUNTS AVAILABLE TO PAY THE NOTES MAY OCCUR IF THE MARKET VALUE OF THE EQUIPMENT HAS DECLINED

     If a contract held by the trust becomes a defaulted contract, the only sources of payment for amounts expected to be paid on that contract will be the income and proceeds from the sale of any related repossessed equipment and a deficiency judgment, if any, against the obligor under the defaulted contract as well as, to the extent available, vendor recourse. See "The Transfer and Servicing Agreement -- Definition of Defaulted Contracts". Since the market value of the equipment may decline faster than the contract outstanding principal balance, the servicer may not recover the entire amount due on the contract, might not receive any recoveries on the equipment and the obligor may be unable to pay any deficiency judgment. The reserve fund and the spread fund are intended to make up for deficiencies in the proceeds and recoveries on the contracts. However, this protection is limited and could be depleted if those deficiencies are larger than we currently anticipate.

SERVICER'S RETENTION OF CONTRACT FILES MAY HINDER OUR ABILITY TO REALIZE THE VALUE OF EQUIPMENT SECURING THE CONTRACTS

     To facilitate servicing and reduce administrative costs, the servicer will retain possession of the documents evidencing the contracts held by the trust. Because the documents evidencing the contracts will remain in servicer's possession, if a subsequent purchaser were able to take physical possession of the documents without knowledge of their assignment, that purchaser could have a security interest in the contracts senior to the trust's security interest. In the event that we must rely upon repossession and sale of the related equipment securing defaulted contracts to recover principal and interest due on the defaulted contracts, our ability to realize upon the equipment may be limited due to the existence of a third party's senior security interest in those contracts. Also, the physical possession of the documents by such a subsequent purchaser could limit the trust's ability to enforce and receive payments on the contracts. In any such event, distributions to you could be delayed or reduced.

FAILURE TO RECORD ASSIGNMENT OF PERFECTED SECURITY INTEREST MAY HINDER OUR ABILITY TO REALIZE THE VALUE OF EQUIPMENT SECURING THE CONTRACTS

     In connection with the conveyance of the contracts to the trust, security interests in the equipment securing the contracts have been assigned by the originator to the trust depositor and will be assigned by the trust depositor to the trust. Due to the administrative burden and expense associated with amending and paying the filing fee for the assignment of more than 2,500 Uniform Commercial Code financing statements in 47 states and the District of Columbia where equipment is located, we will not file any assignments of the UCC financing statements evidencing the assignment of the security interests in the equipment to the trust depositor, the trust or the indenture trustee. In addition, certificates or filings with respect to any titled equipment which name the originator as lienholder will not be amended to evidence the assignment of the security interests in the equipment to the trust depositor, the trust or the indenture trustee. Because neither the trust depositor's, trust's, owner trustee's or indenture trustee's name appears on the UCC financing statements or on the title registrations, as applicable, the originator or servicer could inadvertently release the security interest in the equipment securing a contract. In such event, we would not have a perfected security interest in the equipment. Without a perfected security interest, we may not be able to fully realize the value of any repossessed equipment if the related contract becomes a defaulted contract. It has been the general policy of the originator to file or cause to be filed UCC financing statements and, in the case of titled equipment, to have its lienholder status noted on the certificate of title, with respect to the equipment relating to the contracts.

REPURCHASE OBLIGATION OF TRUST DEPOSITOR AND ORIGINATOR PROVIDES YOU ONLY LIMITED PROTECTION AGAINST LIENS ON THE CONTRACTS

     Federal or state law may grant liens on a contract that have priority over the trust's interest. To the extent a lien having priority over the trust's lien exists with respect to a contract and/or the related equipment, the trust's interest in the asset will be subordinate to such lien. In the event the creditor associated with such lien exercises its remedies on its security interest it is unlikely that, after the senior creditor is repaid, sufficient cash proceeds from the contract and related equipment will be available to pay the contract outstanding principal balance to the trust. An example of a lien arising under federal or state law is a tax or other government lien on property of the originator or the trust depositor arising prior to the time a contract is conveyed to the trust. The tax lien may have priority over the interest of the trust in the contract.

     Under the transfer and servicing agreement, the originator will warrant to the trust that the contracts transferred thereunder will be transferred free and clear of the lien of any third party. The originator and the trust depositor also will jointly and severally warrant to the trust that they will not sell, pledge, assign, transfer or grant any lien on the contracts. In the event that such warranties are not true with respect to any contract, the trust depositor and the originator are required under the transfer and servicing agreement to repurchase the contract. There can be no assurance that the trust depositor or originator will be able to repurchase a contract at the time we request it.

IF A BANKRUPTCY COURT RULES THAT THE TRANSFER OF CONTRACTS FROM THE ORIGINATOR TO THE TRUST DEPOSITOR WAS NOT A TRUE SALE THEN PAYMENTS ON THE CONTRACTS COULD BE REDUCED OR DELAYED

     If the originator became a debtor in a bankruptcy case and creditors of the originator, or the originator acting as a debtor-in-possession or a bankruptcy trustee, were to assert that the transfer of the contracts from the originator to the trust depositor was ineffective to remove such contracts from the originator's estate, the distribution of proceeds of the contracts to the trust might be subject to the automatic stay provisions of the United States Bankruptcy Code. This would delay the distribution of those proceeds for an uncertain period of time. Furthermore, if the bankruptcy court rules in favor of the creditor or originator, reductions in payments under the contracts to the trust could occur. In either case, distributions to you then could be delayed or reduced. In addition, a bankruptcy trustee would have the power to sell the contracts if the proceeds of the sale could satisfy the amount of the debt deemed owed by the originator. The bankruptcy trustee could also substitute other collateral in lieu of the contracts to secure the debt. Additionally, the bankruptcy court could adjust the debt if the originator were to file for reorganization under Chapter 11 of the Bankruptcy Code. In its transfer agreement with the trust depositor, the originator will warrant to the trust depositor that the conveyance of the contracts to the trust depositor is a valid sale and transfer of the contracts to the trust depositor. In addition, the originator and the trust depositor have agreed that they will each treat the transactions described in this prospectus as a sale of the contracts to the trust depositor. The originator will take all actions that are required under applicable law to perfect the trust depositor's ownership interest in the contracts sold by the originator.

INSOLVENCY OF THE TRUST DEPOSITOR OR THE TRUST COULD DELAY OR REDUCE PAYMENTS TO YOU

     If the trust depositor were to become a debtor in a bankruptcy case and creditors of the trust depositor, or the trust depositor acting as a debtor-in-possession, were to assert that the sale of the contracts to the trust was ineffective to remove such contracts from the trust depositor's estate, then delays in payments under the contracts to the trust could occur or, reductions in the amount of payments under the contracts to the trust could result. Distributions to you then could be delayed or reduced. The trust depositor will warrant in the transfer and servicing agreement that the conveyance of the contracts to the trust is a valid sale of the contracts to the trust. The trust depositor will also warrant that the security interest in the contracts granted by the trust to the indenture trustee is a valid and duly perfected security interest. The trust depositor will also agree to take all actions that are required under applicable law to perfect the trust's and the indenture trustee's respective interests in the contracts. In the event the trust depositor becomes subject to insolvency proceedings, the trust, the trust's interest in the trust's assets and the trust's obligation to make payments on the notes might also become subject to the insolvency proceedings. We believe that the trust will be considered bankruptcy remote from the originator. However, no law firm in this transaction will be rendering an opinion to that effect.

PROCEEDS FROM REQUIRED SALE OF THE CONTRACTS FOLLOWING TRUST DEPOSITOR BANKRUPTCY MAY NOT BE SUFFICIENT TO REPAY THE NOTES IN FULL

     If the trust depositor is bankrupt or insolvent, then an event of default would occur with respect to the notes. Under the indenture and the transfer and servicing agreement, and assuming the trust was not then a debtor in a bankruptcy case, the indenture trustee would be required to sell the interests in the contracts. If the sum of the proceeds of the sale of the contracts and the proceeds of any collections on the contracts is insufficient to pay you in full, then you may suffer losses on your investment in the notes.

END-USER BANKRUPTCY MAY REDUCE OR DELAY COLLECTIONS ON THE CONTRACTS

     Bankruptcy and insolvency laws could affect your interests in contracts with bankrupt end-user obligors if those laws result in any of the contracts being written off as uncollectible or result in delay in payments due on any contracts. As a result, you may be subject to delays in receiving payments, and you may also suffer losses if collections from the remaining unaffected contracts and the reserve fund are insufficient to cover losses to the trust. State laws impose requirements and restrictions relating to foreclosure sales and obtaining deficiency judgments following foreclosure sales. In the event that you must rely on repossession and disposition of equipment to recover amounts due on defaulted contracts, the amounts due may not be realized due to these requirements and restrictions. Factors that may affect whether you receive the full amount due on a contract include the failure to file financing statements to perfect the originator's, or trust's security interest in the equipment securing the contract. The depreciation, obsolescence, damage or loss of any item of equipment will also affect whether you receive the full amount due on a contract.

TRANSFER OF SERVICING MAY DELAY PAYMENTS TO NOTEHOLDERS DUE TO CONTRACT PROCESSING DELAYS

     If ORIX Credit Alliance, Inc. were to cease acting as servicer, delays in processing payments on the contracts and information in respect thereof could occur and result in delays in payments to you.

YEAR 2000 ISSUES MAY IMPACT ORIX CREDIT ALLIANCE'S ABILITY TO SERVICE THE CONTRACTS

     If ORIX Credit Alliance, Inc., as servicer, does not have computerized systems that are Year 2000 compliant by the Year 2000, its ability to service the contracts may be materially and adversely affected. Similarly, if the indenture trustee does not have computerized systems that are Year 2000 compliant by the Year 2000, its ability to make distributions to you may be materially and adversely affected. The "Year 2000" issue concerns the potential exposures related to the automated generation of business and financial misinformation resulting from the application of computer programs which have been written using two digits to identify a year in the date field rather than four. These programs could fail or produce erroneous results during the transition from the Year 1999 to the Year 2000.

     ORIX Credit Alliance, Inc. has taken significant steps to address the Year 2000 issue, but ORIX Credit Alliance, Inc. continues to bear some risk related to the Year 2000 issue and could be materially adversely affected if its own remediation and contingency planning efforts fall behind schedule or if other entities not affiliated with it do not appropriately address their own Year 2000 compliance issues. These other entities include those providing contingency plans or outsourced technology services such as mainframe and application support, as well as borrowers and power companies. Due to this uncertainty, ORIX Credit Alliance, Inc. is unable to represent that there will be no material adverse consequences related to the Year 2000 issue; however, it believes that it is doing what is reasonably necessary to provide the expertise, resources, assessments and corrective procedures for the Year 2000 issues which could have a material adverse impact on its operations or financial condition. See "ORIX Credit Alliance, Inc. -- Year 2000 Readiness Disclosure".

BOOK-ENTRY REGISTRATION WILL RESULT IN YOUR INABILITY TO EXERCISE DIRECTLY YOUR RIGHTS AS A NOTEHOLDER

     The notes will be registered in the name of Cede & Co., as nominee of The Depositary Trust Company. As a result, unless and until definitive notes are issued, you will not be recognized by the trust, the owner trustee or the indenture trustee as a noteholder. You will only be able to exercise the rights of noteholders indirectly, through DTC, Euroclear or Cedelbank and their respective participating organizations. You will receive reports and other information provided for in the indenture only to the extent provided by DTC, Euroclear or Cedelbank or by directly contacting the Indenture Trustee and providing proof of ownership or beneficial interest. If you are a beneficial owner of the book-entry notes, your ability to pledge your notes, and the liquidity of your notes in general, may be limited due to the fact that you will not have a physical note. In addition, you may experience delays in receiving payments on your notes.

                                USE OF PROCEEDS

     In consideration of the trust depositor's transfer of the contracts to the trust, the trust will transfer the net proceeds from the sale of the notes to the trust depositor. The trust depositor will acquire the contracts on the closing date from the originator.

                   CALCULATION OF CONTRACT PRINCIPAL BALANCE

     As used in this prospectus, the principal balance of a contract as of any date indicated refers to the sum of the total remaining payments due from the obligor to the originator that were, at the time of origination, designated as principal payments. These principal payments represent the unpaid portion of the original amount financed. This amount excludes all payments relating to finance charges.

                          COMPOSITION OF THE CONTRACTS

     On the closing date the trust depositor will transfer to the trust the contracts as of November 1, 1999 and may from time to time substitute contracts as of the applicable cutoff dates under the transfer and servicing agreement. The contracts were selected on a random basis from ORIX Credit Alliance, Inc.'s portfolio of contracts based on a pool of contracts that met the eligibility criteria described in the transfer and servicing agreement. See "The Transfer and Servicing Agreement -- Representations and Warranties; Definition of Eligible Contracts" and "-- Concentration Amounts; Definition of Excess Contract." The originator will represent that all of the contracts transferred to the trust relate to commercial financings, rather than to consumer leases or consumer loans or financings. No selection procedures believed by the trust depositor to be adverse to you were used in selecting the contracts for transfer to the trust under the transfer and servicing agreement. The originator will sell the contracts to the trust depositor on the closing date under a separate transfer agreement.

     The composition and distribution of the contracts by contract rate, payment frequency, geographic distribution, type of equipment, original principal balance, current principal balance, original term and remaining term are set forth in the following tables and are reported as of November 1, 1999. For further information regarding the contracts, see "The Contracts".

     As the obligors pay amounts owed by them under the contracts, the aggregate principal balance of all of the contracts held by the trust will decrease. This decrease in the principal balance of the contracts is referred to as amortization. The rate at which the principal balance of each contract is reduced may vary from contract to contract. The variance will depend in large part on the contract terms and the manner in which the obligor makes its payments. As a result, the statistical distribution of the contracts held by the trust, including the concentration of obligors in any one state or of the contracts with respect to any one equipment type will vary as the contract balances amortize.

     While reading the tables you should note that:

     - Classification by obligor industry is based on ORIX Credit Alliance, Inc.'s customary procedures for determining obligor industry.

     - Percentages and amounts set forth in the following tables may not total due to rounding.

     - The final scheduled payment on the contract with the latest maturity or expiration is prior to June 15, 2006.

     Some of the contracts intended, as of November 1, 1999, to be transferred to the trust may be determined not to meet the eligibility requirements and those contracts may not be transferred to the trust on the closing date for the transfer of the contracts to the trust. While the statistical distribution of the characteristics as of the closing date for the final pool of contracts will vary somewhat from the statistical distribution of the characteristics as of November 1, 1999 as presented in this prospectus, the variance will not be material. Changes in the characteristics of the contracts between November 1, 1999 and the closing date will not affect more than 5.00% of the aggregate principal balance of the contracts.

     The information presented in the following tables is as of November 1, 1999. The percentages and balances set forth in each of the following tables may not total due to rounding.

NUMBER OF CONTRACTS.........................................          2,890
AGGREGATE CONTRACT OUTSTANDING PRINCIPAL BALANCE............  $ 205,334,787
AVERAGE CONTRACT OUTSTANDING PRINCIPAL BALANCE..............  $      71,050
WEIGHTED AVERAGE CONTRACT RATE..............................           9.52%
WEIGHTED AVERAGE ORIGINAL TERM..............................    49.8 MONTHS
(RANGE) (IN MONTHS).........................................   12-84 MONTHS
WEIGHTED AVERAGE REMAINING TERM.............................    42.7 MONTHS
(RANGE) (IN MONTHS).........................................    7-79 MONTHS

            DISTRIBUTION OF THE CONTRACTS BY CONTRACT INTEREST RATE
                             AS OF NOVEMBER 1, 1999

                                                              PERCENTAGE OF                         PERCENTAGE OF
                                                  NUMBER OF     NUMBER OF         AGGREGATE           AGGREGATE
CONTRACT INTEREST RATE RANGE                      CONTRACTS     CONTRACTS     PRINCIPAL BALANCE   PRINCIPAL BALANCE
----------------------------                      ---------   -------------   -----------------   -----------------
 8.001%- 8.500%.................................      248          8.58%        $ 26,606,534             12.96%
 8.501%- 9.000%.................................      566         19.58           52,903,782             25.76
 9.001%- 9.500%.................................      453         15.67           34,557,262             16.83
 9.501%-10.000%.................................      467         16.16           34,825,820             16.96
10.001%-10.500%.................................      302         10.45           19,270,611              9.38
10.501%-11.000%.................................      282          9.76           16,369,865              7.97
11.001%-11.500%.................................      155          5.36            7,035,615              3.43
11.501%-12.000%.................................      137          4.74            5,056,655              2.46
12.001%-12.500%.................................      113          3.91            4,024,965              1.96
12.501%-13.000%.................................       77          2.66            2,414,675              1.18
13.001%-13.500%.................................       35          1.21              974,160              0.47
13.501%-14.000%.................................       31          1.07              738,377              0.36
14.001%-14.500%.................................       10          0.35              241,417              0.12
14.501%-15.000%.................................       14          0.48              315,048              0.15
                                                    -----        ------         ------------           -------
         TOTAL(1)...............................    2,890        100.00%        $205,334,787           $100.00%
                                                    =====        ======         ============           =======

---------------
(1) Amounts in columns may not total due to rounding.

               DISTRIBUTION OF THE CONTRACTS BY PAYMENT FREQUENCY
                             AS OF NOVEMBER 1, 1999

     Constant monthly payment contracts generally provide for regular monthly payments by obligors of a constant fixed amount. Skip payment contracts are used for obligors who have seasonal downtimes or variations in cash flow typically arising from weather conditions or industry characteristics. During such downtimes, the contract payment schedules omit required payments for generally up to three months per year. Other customized payment contracts provide for payment schedules that may entail various combinations of skip payments, reduced payments and balloon payments to match anticipated variations in obligors' cash flows. Balloon payment contracts generally provide for regular monthly payments by obligors of a smaller fixed amount than a constant monthly payment rate would require but also provide for a larger balloon payment at the end of the contract term. Scheduled payments on balloon contracts, skip contracts and other customized contracts are at amounts to assure that the contract does not extend beyond a term appropriate for the creditworthiness of the obligor and to meet the originator's yield requirements.

                                                              PERCENTAGE OF                         PERCENTAGE OF
                                                  NUMBER OF     NUMBER OF         AGGREGATE           AGGREGATE
PAYMENT FREQUENCY                                 CONTRACTS     CONTRACTS     PRINCIPAL BALANCE   PRINCIPAL BALANCE
-----------------                                 ---------   -------------   -----------------   -----------------
Constant Monthly Payments.......................    2,646         91.56%        $181,304,975            88.30%
Skip Payments...................................      116          4.01           11,916,228             5.80
Other Customized Payments.......................      112          3.88            9,251,997             4.51
Balloon Payments................................       16          0.55            2,861,587             1.39
                                                    -----        ------         ------------           ------
         TOTAL(1)...............................    2,890        100.00%        $205,334,787           100.00%
                                                    =====        ======         ============           ======

---------------
(1) Amounts in columns may not total due to rounding.

      DISTRIBUTION OF THE CONTRACTS BY STATE IN WHICH OBLIGORS ARE LOCATED
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF                           PERCENTAGE OF
                                      NUMBER OF      NUMBER OF          AGGREGATE            AGGREGATE
STATE                                 CONTRACTS      CONTRACTS      PRINCIPAL BALANCE    PRINCIPAL BALANCE
-----                                 ---------    -------------    -----------------    -----------------
Alabama.............................       67           2.32%         $  4,621,676              2.25%
Arizona.............................       42           1.45             2,311,758              1.13
Arkansas............................        7           0.24               613,716              0.30
California..........................      315          10.90            18,334,723              8.93
Colorado............................       11           0.38               796,330              0.39
Connecticut.........................       38           1.31             2,476,597              1.21
Delaware............................       12           0.42               957,439              0.47
District of Columbia................        1           0.03                39,441              0.02
Florida.............................      173           5.99            13,161,318              6.41
Georgia.............................      136           4.71            11,865,395              5.78
Idaho...............................       18           0.62               886,393              0.43
Illinois............................      119           4.12             6,551,842              3.19
Indiana.............................       95           3.29             6,128,471              2.98
Iowa................................        4           0.14               275,256              0.13
Kansas..............................        4           0.14               282,125              0.14
Kentucky............................       66           2.28             3,766,464              1.83
Louisiana...........................       24           0.83             1,777,063              0.87
Maine...............................       44           1.52             2,329,659              1.13
Maryland............................       92           3.18             6,802,781              3.31
Massachusetts.......................      138           4.78             9,522,150              4.64
Michigan............................       39           1.35             2,265,136              1.10
Minnesota...........................        4           0.14               431,547              0.21
Mississippi.........................       46           1.59             3,546,967              1.73
Missouri............................       35           1.21             3,365,130              1.64
Montana.............................        5           0.17             1,031,829              0.50
Nebraska............................        3           0.10               157,511              0.08
Nevada..............................       17           0.59             1,001,657              0.49
New Hampshire.......................       68           2.35             4,881,068              2.38
New Jersey..........................      157           5.43            10,879,835              5.30
New Mexico..........................       34           1.18             1,836,577              0.89
New York............................      159           5.50            13,279,648              6.47
North Carolina......................       70           2.42             5,200,364              2.53
Ohio................................      116           4.01             8,269,597              4.03
Oklahoma............................       15           0.52             1,008,511              0.49
Oregon..............................       81           2.80             6,185,011              3.01
Pennsylvania........................      165           5.71            10,891,792              5.30
Rhode Island........................       21           0.73               890,593              0.43
South Carolina......................       65           2.25             5,592,149              2.72
South Dakota........................        1           0.03                70,588              0.03
Tennessee...........................       64           2.21             5,703,511              2.78
Texas...............................       91           3.15            10,039,637              4.89
Utah................................       12           0.42               905,565              0.44
Vermont.............................        9           0.31               625,944              0.30
Virginia............................       77           2.66             4,940,101              2.41
Washington..........................       56           1.94             4,161,784              2.03
West Virginia.......................       62           2.15             4,125,127              2.01
Wisconsin...........................       10           0.35               446,669              0.22
Wyoming.............................        2           0.07               100,342              0.05
                                        -----         ------          ------------            ------
          TOTAL(1)..................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

               DISTRIBUTION OF THE CONTRACTS BY OBLIGOR INDUSTRY
                             AS OF NOVEMBER 1, 1999
             (ORDERED BY PERCENTAGE OF AGGREGATE PRINCIPAL BALANCE)

                                                   PERCENTAGE OF                           PERCENTAGE OF
                                      NUMBER OF      NUMBER OF          AGGREGATE            AGGREGATE
OBLIGOR INDUSTRY                      CONTRACTS      CONTRACTS      PRINCIPAL BALANCE    PRINCIPAL BALANCE
----------------                      ---------    -------------    -----------------    -----------------
Trucking............................    1,572          54.39%         $ 93,506,937             45.54%
Construction and Road Building......      770          26.64            65,520,242             31.91
Wood and Pulp Industries............      199           6.89            18,662,004              9.09
Equipment Rental....................       39           1.35             5,487,854              2.67
Entertainment, Recreation and
  Leisure...........................       59           2.04             3,808,381              1.85
Machine Shop........................       45           1.56             3,535,632              1.72
Other...............................      206           7.13            14,813,737              7.21
                                        -----         ------          ------------            ------
          TOTAL(1)..................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

          DISTRIBUTION OF THE CONTRACTS BY ORIGINAL PRINCIPAL BALANCE
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF                           PERCENTAGE OF
ORIGINAL GROSS                        NUMBER OF       NUMBER            AGGREGATE            AGGREGATE
PRINCIPAL BALANCE                     CONTRACTS    OF CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE
-----------------                     ---------    -------------    -----------------    -----------------
$  1,000-$   20,000.................      192           6.64%         $  2,671,644              1.30%
$ 20,001-$   40,000.................      700          24.22            17,761,802              8.65
$ 40,001-$   60,000.................      594          20.55            25,595,718             12.47
$ 60,001-$   80,000.................      370          12.80            22,522,279             10.97
$ 80,001-$ 100,000..................      354          12.25            28,044,538             13.66
$100,001-$ 250,000..................      571          19.76            71,460,473             34.80
$250,001-$ 500,000..................       92           3.18            27,401,221             13.34
$500,001-$1,000,000.................       17           0.59             9,877,113              4.81
                                        -----         ------          ------------            ------
          TOTAL(1)..................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

           DISTRIBUTION OF THE CONTRACTS BY CURRENT PRINCIPAL BALANCE
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF                           PERCENTAGE OF
CURRENT PRINCIPAL                     NUMBER OF       NUMBER            AGGREGATE            AGGREGATE
BALANCE                               CONTRACTS    OF CONTRACTS     PRINCIPAL BALANCE    PRINCIPAL BALANCE
-----------------                     ---------    -------------    -----------------    -----------------
$  1,000-$   20,000.................      327          11.31%         $  5,062,857              2.47%
$ 20,001-$   40,000.................      764          26.44            22,576,343             10.99
$ 40,001-$   60,000.................      571          19.76            28,003,687             13.64
$ 60,001-$   80,000.................      386          13.36            26,971,490             13.14
$ 80,001-$ 100,000..................      329          11.38            29,270,997             14.26
$100,001-$ 250,000..................      427          14.78            61,466,608             29.93
$250,001-$ 500,000..................       73           2.53            23,961,447             11.67
$500,001-$1,000,000.................       13           0.45             8,021,358              3.91
                                        -----         ------          ------------            ------
          TOTAL(1)..................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

            DISTRIBUTION OF THE CONTRACTS BY ORIGINAL CONTRACT TERM
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF        AGGREGATE          PERCENTAGE OF
ORIGINAL TERM                         NUMBER OF      NUMBER OF          PRINCIPAL            AGGREGATE
(MONTHS)                              CONTRACTS      CONTRACTS           BALANCE         PRINCIPAL BALANCE
-------------                         ---------    -------------    -----------------    -----------------
 1-12...............................        1           0.03%         $     39,432              0.02%
13-24...............................      168           5.81             5,643,879              2.75
25-36...............................      806          27.89            39,458,348             19.22
37-48...............................      904          31.28            66,643,001             32.46
49-60...............................      930          32.18            83,891,202             40.86
61-72...............................       66           2.28             7,424,581              3.62
73-84...............................       15           0.52             2,234,344              1.09
                                        -----         ------          ------------            ------
          TOTAL:(1).................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

      DISTRIBUTION OF THE CONTRACTS BY REMAINING MONTHS TO STATED MATURITY
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF                           PERCENTAGE OF
REMAINING TERM                        NUMBER OF      NUMBER OF          AGGREGATE            AGGREGATE
(MONTHS)                              CONTRACTS      CONTRACTS      PRINCIPAL BALANCE    PRINCIPAL BALANCE
--------------                        ---------    -------------    -----------------    -----------------
 1-12...............................       17           0.59%         $    624,114              0.30%
13-24...............................      281           9.72             9,470,644              4.61
25-36...............................      856          29.62            44,741,546             21.79
37-48...............................      830          28.72            66,552,076             32.41
49-60...............................      876          30.31            79,245,053             38.59
61-72...............................       17           0.59             2,809,474              1.37
73-84...............................       13           0.45             1,891,880              0.92
                                        -----         ------          ------------            ------
          TOTAL:(1).................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

          DISTRIBUTION OF THE CONTRACTS BY NEW/USED EQUIPMENT FINANCED
                             AS OF NOVEMBER 1, 1999

                                                   PERCENTAGE OF                           PERCENTAGE OF
                                      NUMBER OF      NUMBER OF          AGGREGATE            AGGREGATE
NEW/USED EQUIPMENT                    CONTRACTS      CONTRACTS      PRINCIPAL BALANCE    PRINCIPAL BALANCE
------------------                    ---------    -------------    -----------------    -----------------
New Equipment.......................    1,485          51.38%         $116,650,594             56.81%
Used Equipment......................    1,263          43.70            74,658,590             36.36
Mixed (New and Used)................      142           4.91            14,025,603              6.83
                                        -----         ------          ------------            ------
          TOTAL:(1).................    2,890         100.00%         $205,334,787            100.00%
                                        =====         ======          ============            ======

---------------
(1) Amounts in columns may not total due to rounding.

                        DELINQUENCY AND LOSS INFORMATION

     The originator treats a contract as delinquent if the obligor does not make a scheduled payment at the time or in the amount required by the contract terms. Contract terms require payment by the obligor by each contractual payment due date.

     The following tables set forth the originator's delinquency and loss experience on its aggregate equipment lease and loan portfolio. Not all of the contracts in the originator's aggregate portfolio will be transferred to the trust. Therefore, the data in the following tables includes delinquency and loss experience for all contracts owned by ORIX Credit Alliance, Inc. (including its wholly owned subsidiaries), including contracts being transferred to the trust depositor and the trust. The delinquency and loss experience set forth in the following tables is described in terms of gross receivables and repossessed assets. The contract information is calculated based on the entire receivable due, including the principal balance and all finance charges.

     The data presented in the following tables and the period to period discussion below reflect historical results and there is no assurance that the delinquency or loss experience of the contracts will be similar to that set forth below.

     The data presented in the following tables as at and for the six months ended September 30, 1999 and September 30, 1998 are derived from unaudited financial information of ORIX Credit Alliance, Inc. The data presented in the following tables as at and for the twelve months ended March 31, 1999, March 31, 1998 and March 31, 1997 are derived from audited financial information of ORIX Credit Alliance, Inc.

                               CONTRACT PORTFOLIO
                             DELINQUENCY EXPERIENCE
                             (DOLLARS IN THOUSANDS)
                                     AS OF

                       SEPTEMBER 30, 1999    SEPTEMBER 30, 1998      MARCH 31, 1999        MARCH 31, 1998        MARCH 31, 1997
                       ------------------    ------------------    ------------------    ------------------    ------------------
CURRENT..............  $2,459,564     76.1%  $2,164,588     77.3%  $2,440,277     79.3%  $2,128,275     79.1%  $2,176,347      78.1%
PAST DUE (1):
1-30 days............     441,861     13.7      418,597     14.9      404,199     13.1      363,940     13.5      404,626      14.5
31-60 days...........     207,886      6.4      144,986      5.2      151,344      4.9      137,717      5.1      125,529       4.5
61-90 days...........      40,136      1.2       21,379      0.8       26,169      0.8       16,236      0.6       20,760       0.7
91-120 days..........      17,602      0.5       13,444      0.5        9,957      0.3       10,354      0.4       12,988       0.5
121-180 days.........      25,342      0.8       14,712      0.5       18,209      0.6        9,056      0.3       13,675       0.5
Over 180 days........      41,488      1.3       24,164      0.9       28,571      0.9       23,573      0.9       32,084       1.2
                       ----------   -----    ----------   -----    ----------   -----    ----------   -----    ----------   -----
GROSS
  RECEIVABLES(2).....  $3,233,879    100.0%  $2,801,870    100.0%  $3,078,726    100.0%  $2,689,151    100.0%  $2,786,009     100.0%
                       ==========   =====    ==========   =====    ==========   =====    ==========   =====    ==========   =====

---------------
(1) The delinquency analysis is prepared on a contractual basis. Accordingly, the entire contract, including principal and all earned and unearned finance charges, is considered delinquent if any portion of a payment due has not been made by its contractual payment due date, subject to any grace periods permitted by the contract or required by law. Any cash collected on a delinquent account is applied against the earliest amount due. Therefore, an account classified as delinquent may be a paying account.

(2) Amounts in columns may not total due to rounding.

                               CONTRACT PORTFOLIO
                     CREDIT/LOSS REPOSSESSION EXPERIENCE(1)
                             (DOLLARS IN THOUSANDS)
                                    FOR THE

                             SIX MONTHS           SIX MONTHS       TWELVE MONTHS    TWELVE MONTHS    TWELVE MONTHS
                               ENDED                ENDED              ENDED            ENDED            ENDED
                         SEPTEMBER 30, 1999   SEPTEMBER 30, 1998   MARCH 31, 1999   MARCH 31, 1998   MARCH 31, 1997
                         ------------------   ------------------   --------------   --------------   --------------
AVERAGE GROSS PORTFOLIO
OUTSTANDING DURING THE
PERIOD..................      3,156,303(3)        2,745,511          2,883,939        2,737,580        2,714,777
AVERAGE REPOSSESSIONS AS
  A PERCENT OF AVERAGE
  GROSS PORTFOLIO
  OUTSTANDING(2)........           0.75%               0.61%              0.68%            0.70%            0.63%
NET LOSSES
  AS A PERCENT OF
LIQUIDATIONS(4)(5)(6)...           0.64%               0.58%              0.67%            0.61%            0.58%
NET LOSSES AS A PERCENT
  OF AVERAGE GROSS
  OWNED PORTFOLIO
 OUTSTANDING(2)(4)(5)...           0.31%               0.31%              0.33%            0.33%            0.30%

---------------
(1) Except as indicated, all amounts and percentages are based on the gross amount scheduled to be paid on each contract, including unearned finance and other charges.

(2) Annualized.

(3) Excludes secured asset-based loans of $92.3 million at September 30, 1999.

(4) A portion of the contracts provide for full or partial recourse to vendor assignors. Approximately 11%, 12%, and 13% of the aggregate principal amounts of the contracts acquired during the years ended March 31, 1999, 1998 and 1997, respectively, provide for full or partial recourse to vendor assignors.

(5) Net losses are equal to the aggregate of the principal balances, or portions thereof, of all contracts (plus accrued but unpaid interest thereon) which are determined to be uncollectible in the period, less any recoveries on contracts charged off in the period or any prior periods or any amounts recovered from vendor assignors through recourse arrangements, excluding any losses resulting from repossession expenses.

(6) Liquidations represent a reduction in the outstanding balances of the receivables as a result of cash payments.

     The net loss figures above reflect the fact that ORIX Credit Alliance, Inc. had full or partial recourse to assignors on a portion of the contracts. In the event of an assignor's bankruptcy, a bankruptcy trustee or the assignor as a debtor in possession might attempt to characterize recourse sales of contracts as loans to the assignor secured by the contracts; such an attempt, if successful, could result in payment delays or losses on the affected contracts.

     The delinquency and loss information set forth above includes receivables purchased by ORIX Credit Alliance, Inc. as part of its rediscount operation from other commercial finance companies. As of September 30, 1999, approximately $197.4 million of net receivable contracts (or approximately 7% of total receivable contracts) were attributable to such rediscount operations. None of these receivable contracts are included in the contracts that will be transferred to the trust. For information regarding a recent development regarding these purchased receivables, see "ORIX Credit Alliance, Inc. -- Ancillary Businesses."

SIX MONTHS ENDED SEPTEMBER 30, 1999 VERSUS SIX MONTHS ENDED SEPTEMBER 30, 1998

     The amounts over 90 days past due, as a percentage of total gross receivables, increased 0.8% to 2.6% at September 30, 1999 from 1.8% at March 31, 1999. Average repossessions as a percentage of average gross portfolio for the six months ended September 30, 1999 increased 0.07% to 0.75% from 0.68% for the twelve months ended March 31, 1999.

     The amounts over 90 days past due, as a percentage of total gross receivables, increased 0.3% to 1.9% at September 30, 1998 from 1.6% at March 31, 1998. Average repossessions as a percentage of average gross portfolio outstanding for the six months ended September 30, 1998 decreased 0.09% to 0.61% from 0.70% for the twelve months ended March 31, 1998.

     Net losses as a percentage of liquidations increased 0.06% to 0.64% for the six months ended September 30, 1999 when compared to the six months ended September 30, 1998. Net losses as a percentage of the average gross owned portfolio outstanding was 0.31% for both of the six months ended September 30, 1999 and 1998.

     During May and June 1999, ORIX Credit Alliance, Inc. implemented plans which consolidated its middle market branch network into six divisional operating centers. During this transition, employees, including those with collection duties, were relocated from the branches to these operating centers. Consequently, much of the company's efforts were focused on physically moving branch office operations to new locations and, as expected, there was a deterioration in past due delinquency statistics. This major cost-cutting project is now complete and we believe that past due delinquency statistics will improve to lower levels as collection employees refocus on their normal responsibilities.

TWELVE MONTHS ENDED MARCH 31, 1999 VERSUS TWELVE MONTHS ENDED MARCH 31, 1998

     The amounts over 90 days past due, as a percentage of total gross receivables, increased 0.2% to 1.8% at March 31, 1999 from 1.6% at March 31, 1998. Average repossessions as a percentage of average gross portfolio outstanding for the twelve months ended March 31, 1999 decreased 0.02% to 0.68% from 0.70% for the twelve months ended March 31, 1998. Net losses as a percentage of liquidations increased 0.06% to 0.67% for the twelve months ended March 31, 1999 from 0.61% for the twelve months ended March 31, 1998. Net losses as a percentage of the average gross owned portfolio outstanding was 0.33% for both of the twelve months ended March 31, 1999 and 1998. We believe that stability in delinquency and loss experience is a result of continued favorable economic conditions and consistent application of credit standards on the part of the originator.

TWELVE MONTHS ENDED MARCH 31, 1998 VERSUS TWELVE MONTHS ENDED MARCH 31, 1997

     The amounts over 90 days past due, as a percentage of total gross receivables, decreased 0.5% to 1.6% at March 31, 1998 from 2.1% at March 31, 1997. Average repossessions as a percentage of average gross portfolio outstanding for the twelve months ended March 31, 1998 increased to 0.70% from 0.63% for the twelve months ended March 31, 1997. Net losses as a percentage of liquidations increased 0.03% to 0.61% for the twelve months ended March 31, 1998 from 0.58% for the twelve months ended March 31, 1997. Net losses as a percentage of the average gross owned portfolio outstanding increased 0.03% to 0.33% for the twelve months ended March 31, 1998 from 0.30% for the twelve months ended March 31, 1997. We believe that stability in delinquency and loss experience is a result of continued favorable economic conditions and consistent application of credit standards on the part of the originator.

      DEFINITION OF DELINQUENCY FOR THE CONTRACTS TRANSFERRED TO THE TRUST

     As of November 1, 1999 no contract sold to the trust was delinquent on any scheduled payments for more than 60 days. Delinquent contract balances are monitored on a contractual basis. The total outstanding contract balance, including unearned finance charges, is considered delinquent if anything less than each full payment is received by the contractual due date.

     There are no non-performing contracts included in the contracts sold to the trust. For a definition of defaulted contracts, see "The Transfer and Servicing Agreement -- Definition of Defaulted Contracts".

                                 THE CONTRACTS

     The trust will be entitled to all collections on account of the contracts and related equipment. However, the trust will not be entitled to the Excluded Amounts. See "Description of the Notes and Indenture -- Amounts Available for Payments on the Notes". All of the contracts are commercial contracts.

END-USER CONTRACTS

     The following discussion describes the end-user contracts. All of the end-user contracts in respect of equipment to be included from time to time in the trust are of one of the following types:

     - conditional sale agreements;

     - leases; and

     - secured promissory notes.

There is no limit on the number of contracts which may consist of any of the foregoing types. Each contract must be an eligible contract as of the applicable cutoff date. In order for a contract to be eligible to be transferred to the trust and to be a trust asset it must have the characteristics which are more fully described in "The Transfer and Servicing Agreement -- Representations and Warranties; Definition of Eligible Contracts".

     A portion of the end-user contracts included in the pool of contracts being transferred to the trust will consist of end-user contracts originated by vendors (equipment manufacturers or dealers) and assigned to the originator under individual assignments from vendors. Vendor assignments are at times made without recourse against the vendor for end-user defaults. Additionally, each vendor assignment of a contract will contain typical vendor representations, warranties and covenants. In the event of a breach by the vendor of such representations, warranties or covenants, the originator will either pursue repurchase or replacement of the contracts and financed equipment by the vendor or a contract damage payment from the vendor.

CONDITIONAL SALE AGREEMENTS

     The originator offers financing for equipment under conditional sale agreements assigned to the originator by vendors. Most of the conditional sale agreements transferred to the trust will consist of either the originator's standard pre-printed form, or of the vendors' standard, pre-printed forms. These forms have been reviewed and approved for use by the originator. The conditional sale agreement sets forth the description of each item financed thereunder and the schedule of installment payments. Most of the financings under conditional sale agreements are fixed rate and are for a one- to seven-year term. Most of the payments under conditional sale agreements are due monthly. Conditional sale agreement terms include the following:

     - a grant by the end-user of a security interest in any related equipment which is then assigned by the vendor to the originator;

     - the end-user is required to maintain the equipment, keep it free and clear of liens and encumbrances and pay all taxes related to the equipment;

     - no modification or disposal of the equipment without the originator's consent;

     - the equipment is sold "as is";

     - the end-user's indemnity against liabilities arising from the use, possession or ownership of the equipment;

     - the end-user's unconditional obligation to pay the installment payments required under the terms of the agreement; and

     - may allow prepayment of the obligation upon the payment, where allowed by applicable law, of a prepayment premium.

     The conditional sale agreement also requires each end-user to maintain insurance for the benefit of the originator as a loss payee; the terms of which may vary. The terms of a conditional sale agreement may be modified at its inception at the end-user's request. These modifications must either be approved by the originator's legal department and/or management, depending on the type of modification, before the originator will agree to accept an assignment of the conditional sale agreement from a vendor.

LEASES

     The originator, either directly or by assignment from vendors, offers financing of equipment under leases. Leases may consist of individual lease agreements each relating to a single, separate transaction or may consist of individual transactions written under and governed by a master lease agreement which contains the general terms and conditions of the transaction. Specific terms and conditions, such as descriptions of the specific equipment being leased or financed and the schedule of related rental payments, are contained in a supplement or schedule to the master lease agreement, which is signed by the end-user, as lessee, and either the vendor or the originator, as lessor. The supplement or schedule incorporates the master lease agreement by reference and is treated by the originator as a separate lease. Each lease is originated in the ordinary course of business by either the originator or a vendor. The vendor assigns leases to the originator through a vendor finance agreement or vendor assignment.

     The initial terms of most of the leases transferred to the trust range from one to seven years. Each lease provides for the periodic payment by the end-user of rent in advance or arrears, usually monthly or quarterly. The periodic payments represent the amortization, usually on a level basis, of the total amount that an end-user is required to pay throughout the term of a lease.

     The leases to be transferred to the trust are "net leases" under which the end-user assumes responsibility for the items financed thereunder, including operation, maintenance, repair, insurance and the payment of all sales and use and property taxes relating to such financed item during the lease term. The originator or vendor is named as loss payee on insurance policies covering the equipment. The end-user further agrees to indemnify the lessor for any liabilities arising out of the use or operation of the item financed by the end-user. In most leases, the lessor is also authorized to perform the end-user's obligations under the leases at the end-user's expense, if it so elects, in cases where the end-user has failed to perform. In addition, the leases often contain "hell or high water" clauses unconditionally obligating the end-user to make periodic payments, without setoff, at the times and in the amounts specified in the lease. If the originator is the lessor, the lease contains no express or implied warranties with respect to the items financed thereunder other than an implied warranty of quiet enjoyment. If a vendor is the lessor, the lease or a related agreement may contain representations and warranties relating to the items financed thereunder in addition to a warranty of quiet enjoyment; however, the end-user agrees not to assert any warranty claims against any assignee of the vendor, including the originator, by way of setoff, counterclaim or otherwise, and further agrees that it may only bring such claims against the vendor. All leases of equipment require the end-user to maintain, at its expense, casualty insurance covering damage to or loss of the equipment during the lease term.

     The leases are intended for security as defined in Section 1-201(37) of the New Jersey Uniform Commercial Code. Under leases intended for security, the lessor in effect finances the "purchase" of the leased property by the lessee and retains a security interest in the leased property. The lessee retains the leased property for substantially all its economic life and the lessor retains no significant residual interest. Such leases are considered conditional sales type leases for federal income tax purposes and, accordingly, the lessor does not take any federal tax benefits associated with the ownership of depreciable property. End of lease options for such leases depend on the terms of the related individual lease agreement or master lease agreement supplement or schedule. Those terms provide for the purchase of the equipment at a specified nominal price (in each case less than $102.00).

     End-users under a lease are either prohibited from altering or modifying the equipment or may alter or modify the equipment only to the extent the alterations or modifications are readily removable without damage to the equipment.

     The standard terms and conditions of a lease or a master lease agreement may be modified at the inception of a lease at the request of the end-user. The modifications must be approved by the originator's legal department and/or management, depending on the type of modification, before the originator will agree to enter into the lease or accept an assignment of the lease from a vendor. Common permitted modifications include, but are not limited to, the following:

     - prearranged mid-lease purchase options, early termination options and lease extension options as described above;

     - modifications to the lessor's equipment inspection rights;

     - modifications to the end-user's insurance requirements permitting the end-user to self-insure against casualty to the equipment;

     - the end-user's right to assign the lease or sub-lease the financed items to an affiliated entity, so long as the end-user remains liable under the lease and promptly notifies the lessor or its assignee of such assignment or sublease; and

     - extended grace periods for late payments of rent.

SECURED PROMISSORY NOTES

     The originator also provides direct initial financing or refinancing of new or existing equipment under secured promissory notes, which consist of an installment note and a separate security agreement or a self-contained integrated document containing both a promissory note and security agreement. In an initial financing transaction, the originator pays to the vendor the purchase price for the equipment and in a refinancing transaction, the originator pays off an end-user's existing financing source. In the case of a refinancing transaction, upon payment to the existing financing source, the originator obtains a release of the other party's lien on the financed equipment. In either case, the originator records its own lien against the financed equipment and takes possession of the secured promissory note, which constitutes chattel paper under the Uniform Commercial Code. In either case, the transaction is documented as a direct loan by the originator to the end-user of the equipment using a secured promissory note. Except for the lack of references to "sale" or "purchase" of equipment, the terms and conditions contained in a secured promissory note are substantially similar to those contained in a conditional sale agreement.

EQUIPMENT

     The end-user contracts cover a wide variety of new and used equipment. Some examples of the types of equipment are: trucks, commercial trailers and other commercial vehicles, construction and road building equipment, wood and pulp industrial equipment, machine shop equipment and cranes and crane rental equipment. The security interests of the originator in the equipment subject to an end-user contract will be transferred to the trust.

CONTRACT FILES

     The originator will indicate in its books and records, including the appropriate computer files relating to the contracts, that the contracts have been transferred to the trust for the benefit of the holders of the notes and certificates. The originator will also deliver to the indenture trustee a computer file or microfiche or written list containing a true and complete list of all contracts which have been transferred to the trust, identified by account number and by the contract outstanding principal balance as of the applicable cutoff date.

HOW COLLECTIONS ON THE CONTRACTS ARE TREATED

     All collections received with respect to the contracts will be allocated as described in "Description of the Notes and Indenture -- Allocations". Prepayments will be treated as though they were received on the last day of the collection period in which they are actually received for purposes of calculating amounts available for distribution to you. Payments of principal on the contracts made in advance of their due date will be treated as though they were received on the last day of the collection period in which such principal payments were actually received. Each collection period coincides with a calendar month.

                      PREPAYMENT AND YIELD CONSIDERATIONS

     The rate of principal payments on the notes, the aggregate amount of each interest payment on the notes and the yield to maturity of the notes are directly related to the rate of payments on the underlying contracts. The payments on the contracts may be in the form of payments scheduled to be made under the terms of the contracts, prepayments or liquidations due to default, casualty and other events which cannot be specified at present. Any payments other than scheduled payments may result in distributions to you of amounts which would otherwise have been distributed over the remaining term of the contracts. Each prepayment on a contract, if the contract is not replaced by the trust depositor with a comparable substitute contract as described under "The Transfer and Servicing Agreement -- Substitute Contracts", will shorten the weighted average remaining term of the contracts and the weighted average life of the notes.

     In general, the rate of payments on the contracts may be influenced by a number of other factors, including general economic conditions. The rate of principal payments with respect to any class of notes may also be affected by any repurchase by the trust depositor of contracts under the transfer and servicing agreement. Under the transfer and servicing agreement, the trust depositor and the originator must repurchase contracts if there is:

     - a breach of representation or warranty as to the contracts which causes such contract to be ineligible to be a trust asset; or

     - the exercise by the trust depositor of its repurchase option when the aggregate principal balance of the contracts is less than 15% of the aggregate principal balance of the contracts as of November 1, 1999, the initial cutoff date.

     Further, the servicer may permit the obligor under a contract to make an optional prepayment in an amount which is less than the amount sufficient to repay the portion of such contract, together with accrued interest, so long as the trust is indemnified for any such insufficiency by the originator. In the case of contracts which must be removed from the trust assets due to their failure to have the characteristics set forth in the transfer and servicing agreement or which are Excess Contracts, the rate of prepayment would also be influenced by the trust depositor's decision not to repurchase those contracts and instead, to accept substitute contracts. See "The Transfer and Servicing
Agreement -- Substitute Contracts". In the event of a repurchase, the repurchase price will decrease the aggregate principal balance of the contracts, leading to a principal repayment and causing the corresponding weighted average life of the notes to decrease. See "Risk Factors -- Prepayments on the Contracts May Cause an Earlier Repayment of the Notes than You Expect and You May Not Be Able To Find Investments with the Same Yield as the Notes at the Time of the Repayment".

     A higher than anticipated rate of prepayment will reduce the aggregate principal balance of the contracts more quickly than expected and thereby result in an increase in the rate at which principal is paid to you and reduce the aggregate interest payments you may have expected to receive on the notes.

     The effective yield will depend upon, among other things, the amount of and rate at which principal is paid to you. You will bear any reinvestment risks resulting from a faster or slower incidence of prepayment of contracts. The reinvestment risks include the risk that interest rates may be lower at the time you receive payments from the trust than interest rates would otherwise have been had the prepayments not been made or had the prepayments been made at a different time.

     The following chart sets forth the percentage of the initial principal amount of the Class A-l Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes and Class C Notes which would be outstanding on the distribution dates set forth below assuming an annual constant prepayment rate of 0.00%, 12.00%, 15.00%, 18.00% and 21.00%, respectively. Such information is hypothetical and is set forth for illustrative purposes only. The annual constant prepayment rate assumes that a fraction of the outstanding contracts is prepaid on each distribution date, which implies that each contract in the pool of contracts is equally likely to prepay. This fraction, expressed as a percentage, is annualized to arrive at the annual constant prepayment rate for the contracts. The annual constant prepayment rate measures prepayments based on the outstanding principal balances of the contracts, after the payment of all payments scheduled to be made under the terms of the contracts during each collection period. The annual constant prepayment rate further assumes that all contracts are the same size and amortize at the same rate and that each contract will be either paid as scheduled or prepaid in full. The amounts set forth below are based upon the timely receipt of scheduled monthly contract payments as of November 1, 1999, assumes that the trust depositor exercises its option to cause a redemption of the notes when the aggregate principal balance of the contracts is less than 15% of the aggregate principal balance of the contracts as of November 1, 1999, and assumes the closing date for the transfer of the contracts to the trust is November 23, 1999. These tables are based upon the outstanding principal balance. In addition, it is assumed for the purposes of these tables only, that the trust issues the notes in the following amounts and at the following interest rates:

CLASS  INITIAL PRINCIPAL AMOUNT   INTEREST RATE
-----  ------------------------   -------------
 A-1         $56,056,397             6.13471%
 A-2          38,500,273             6.36000
 A-3          73,407,186             6.69000
 A-4          27,104,192             6.90000
B              6,160,044             7.26000
C              3,080,022             7.70000

           PERCENTAGE OF THE INITIAL CLASS A-1 NOTES PRINCIPAL AMOUNT
            AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                          0%         12%         15%         18%         21%
                                          --         ---         ---         ---         ---
Closing...............................  100.00%     100.00%     100.00%     100.00%     100.00%
12/15/1999............................   91.32       87.53       86.51       85.45       84.36
01/15/2000............................   83.24       75.87       73.90       71.86       69.77
02/15/2000............................   75.47       64.72       61.86       58.92       55.91
03/15/2000............................   67.86       53.92       50.24       46.47       42.61
04/15/2000............................   59.99       43.07       38.63       34.10       29.47
05/15/2000............................   51.74       32.05       26.92       21.69       16.38
06/15/2000............................   43.25       21.01       15.25        9.41        3.48
07/15/2000............................   34.66       10.07        3.76        0.00        0.00
08/15/2000............................   25.99        0.00        0.00        0.00        0.00
09/15/2000............................   17.26        0.00        0.00        0.00        0.00
10/15/2000............................    8.45        0.00        0.00        0.00        0.00
11/15/2000............................    0.00        0.00        0.00        0.00        0.00
Weighted Average Life (Years).........
  To Call:............................    0.53yrs     0.38yrs     0.36yrs     0.33yrs     0.31yrs

           PERCENTAGE OF THE INITIAL CLASS A-2 NOTES PRINCIPAL AMOUNT
            AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                          0%         12%         15%         18%         21%
                                          --         ---         ---         ---         ---
Closing...............................  100.00%     100.00%     100.00%     100.00%     100.00%
12/15/1999............................  100.00      100.00      100.00      100.00      100.00
01/15/2000............................  100.00      100.00      100.00      100.00      100.00
02/15/2000............................  100.00      100.00      100.00      100.00      100.00
03/15/2000............................  100.00      100.00      100.00      100.00      100.00
04/15/2000............................  100.00      100.00      100.00      100.00      100.00
05/15/2000............................  100.00      100.00      100.00      100.00      100.00
06/15/2000............................  100.00      100.00      100.00      100.00      100.00
07/15/2000............................  100.00      100.00      100.00       96.43       87.65
08/15/2000............................  100.00       99.01       89.76       80.43       71.02
09/15/2000............................  100.00       84.55       74.70       64.80       54.83
10/15/2000............................  100.00       70.27       59.90       49.50       39.07
11/15/2000............................   99.54       56.27       45.45       34.63       23.82
12/15/2000............................   87.54       42.46       31.26       20.10        8.98
01/15/2001............................   75.65       29.00       17.50        6.06        0.00
02/15/2001............................   64.20       16.16        4.40        0.00        0.00
03/15/2001............................   52.95        3.74        0.00        0.00        0.00
04/15/2001............................   41.35        0.00        0.00        0.00        0.00
05/15/2001............................   29.23        0.00        0.00        0.00        0.00
06/15/2001............................   16.81        0.00        0.00        0.00        0.00
07/15/2001............................    5.38        0.00        0.00        0.00        0.00
08/15/2001............................    0.00        0.00        0.00        0.00        0.00
Weighted Average Life (Years).........
  To Call:............................    1.37yrs     1.06yrs     1.00yrs     0.94yrs     0.88yrs

           PERCENTAGE OF THE INITIAL CLASS A-3 NOTES PRINCIPAL AMOUNT
            AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                                  0%       12%       15%       18%       21%
                                                ------    ------    ------    ------    ------
Closing.......................................  100.00%   100.00%   100.00%   100.00%   100.00%
12/15/1999....................................  100.00    100.00    100.00    100.00    100.00
01/15/2000....................................  100.00    100.00    100.00    100.00    100.00
02/15/2000....................................  100.00    100.00    100.00    100.00    100.00
03/15/2000....................................  100.00    100.00    100.00    100.00    100.00
04/15/2000....................................  100.00    100.00    100.00    100.00    100.00
05/15/2000....................................  100.00    100.00    100.00    100.00    100.00
06/15/2000....................................  100.00    100.00    100.00    100.00    100.00
07/15/2000....................................  100.00    100.00    100.00    100.00    100.00
08/15/2000....................................  100.00    100.00    100.00    100.00    100.00
09/15/2000....................................  100.00    100.00    100.00    100.00    100.00
10/15/2000....................................  100.00    100.00    100.00    100.00    100.00
11/15/2000....................................  100.00    100.00    100.00    100.00    100.00
12/15/2000....................................  100.00    100.00    100.00    100.00    100.00
01/15/2001....................................  100.00    100.00    100.00    100.00     97.22
02/15/2001....................................  100.00    100.00    100.00     96.19     90.13
03/15/2001....................................  100.00    100.00     95.69     89.48     83.35
04/15/2001....................................  100.00     95.41     89.07     82.82     76.66
05/15/2001....................................  100.00     88.76     82.39     76.13     69.98
06/15/2001....................................  100.00     82.11     75.75     69.52     63.42
07/15/2001....................................  100.00     76.00     69.66     63.47     57.42
08/15/2001....................................   96.77     69.97     63.67     57.54     51.58
09/15/2001....................................   90.67     64.01     57.80     51.76     45.90
10/15/2001....................................   84.54     58.14     52.03     46.11     40.38
11/15/2001....................................   78.36     52.35     46.37     40.59     35.02
12/15/2001....................................   72.16     46.66     40.83     35.22     29.83
01/15/2002....................................   66.02     41.12     35.47     30.05     24.85
02/15/2002....................................   60.10     35.85     30.39     25.16     20.16
03/15/2002....................................   54.31     30.78     25.52     20.49     15.71
04/15/2002....................................   48.40     25.72     20.68     15.89     11.34
05/15/2002....................................   42.26     20.60     15.82     11.29      7.00
06/15/2002....................................   37.85     16.82     12.22      7.86      3.75
07/15/2002....................................   33.44     13.11      8.69      4.52      0.00
08/15/2002....................................   29.02      9.47      5.25      0.00      0.00
09/15/2002....................................   24.59      5.90      0.00      0.00      0.00
10/15/2002....................................   20.14      2.38      0.00      0.00      0.00
11/15/2002....................................   15.65      0.00      0.00      0.00      0.00
12/15/2002....................................   11.15      0.00      0.00      0.00      0.00
01/15/2003....................................    6.71      0.00      0.00      0.00      0.00
02/15/2003....................................    2.44      0.00      0.00      0.00      0.00
03/15/2003....................................    0.00      0.00      0.00      0.00      0.00
Weighted Average Life (Years).................
  To Call:....................................    2.46yrs   2.09yrs   2.00yrs   1.91yrs   1.83yrs

           PERCENTAGE OF THE INITIAL CLASS A-4 NOTES PRINCIPAL AMOUNT
            AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                                  0%       12%       15%       18%       21%
                                                ------    ------    ------    ------    ------
Closing.......................................  100.00%   100.00%   100.00%   100.00%   100.00%
12/15/1999....................................  100.00    100.00    100.00    100.00    100.00
01/15/2000....................................  100.00    100.00    100.00    100.00    100.00
02/15/2000....................................  100.00    100.00    100.00    100.00    100.00
03/15/2000....................................  100.00    100.00    100.00    100.00    100.00
04/15/2000....................................  100.00    100.00    100.00    100.00    100.00
05/15/2000....................................  100.00    100.00    100.00    100.00    100.00
06/15/2000....................................  100.00    100.00    100.00    100.00    100.00
07/15/2000....................................  100.00    100.00    100.00    100.00    100.00
08/15/2000....................................  100.00    100.00    100.00    100.00    100.00
09/15/2000....................................  100.00    100.00    100.00    100.00    100.00
10/15/2000....................................  100.00    100.00    100.00    100.00    100.00
11/15/2000....................................  100.00    100.00    100.00    100.00    100.00
12/15/2000....................................  100.00    100.00    100.00    100.00    100.00
01/15/2001....................................  100.00    100.00    100.00    100.00    100.00
02/15/2001....................................  100.00    100.00    100.00    100.00    100.00
03/15/2001....................................  100.00    100.00    100.00    100.00    100.00
04/15/2001....................................  100.00    100.00    100.00    100.00    100.00
05/15/2001....................................  100.00    100.00    100.00    100.00    100.00
06/15/2001....................................  100.00    100.00    100.00    100.00    100.00
07/15/2001....................................  100.00    100.00    100.00    100.00    100.00
08/15/2001....................................  100.00    100.00    100.00    100.00    100.00
09/15/2001....................................  100.00    100.00    100.00    100.00    100.00
10/15/2001....................................  100.00    100.00    100.00    100.00    100.00
11/15/2001....................................  100.00    100.00    100.00    100.00    100.00
12/15/2001....................................  100.00    100.00    100.00    100.00    100.00
01/15/2002....................................  100.00    100.00    100.00    100.00    100.00
02/15/2002....................................  100.00    100.00    100.00    100.00    100.00
03/15/2002....................................  100.00    100.00    100.00    100.00    100.00
04/15/2002....................................  100.00    100.00    100.00    100.00    100.00
05/15/2002....................................  100.00    100.00    100.00    100.00    100.00
06/15/2002....................................  100.00    100.00    100.00    100.00    100.00
07/15/2002....................................  100.00    100.00    100.00    100.00      0.00
08/15/2002....................................  100.00    100.00    100.00      0.00      0.00
09/15/2002....................................  100.00    100.00      0.00      0.00      0.00
10/15/2002....................................  100.00    100.00      0.00      0.00      0.00
11/15/2002....................................  100.00      0.00      0.00      0.00      0.00
12/15/2002....................................  100.00      0.00      0.00      0.00      0.00
01/15/2003....................................  100.00      0.00      0.00      0.00      0.00
02/15/2003....................................  100.00      0.00      0.00      0.00      0.00
03/15/2003....................................    0.00      0.00      0.00      0.00      0.00
Weighted Average Life (Years).................
  To Call:....................................    3.31yrs   2.98yrs   2.81yrs   2.73yrs   2.64yrs

            PERCENTAGE OF THE INITIAL CLASS B NOTES PRINCIPAL AMOUNT AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                                  0%       12%       15%       18%       21%
                                                ------    ------    ------    ------    ------
Closing.......................................  100.00%   100.00%   100.00%   100.00%   100.00%
12/15/1999....................................  100.00    100.00    100.00    100.00    100.00
01/15/2000....................................  100.00    100.00    100.00    100.00    100.00
02/15/2000....................................  100.00    100.00    100.00    100.00    100.00
03/15/2000....................................  100.00    100.00    100.00    100.00    100.00
04/15/2000....................................  100.00    100.00    100.00    100.00    100.00
05/15/2000....................................  100.00    100.00    100.00    100.00    100.00
06/15/2000....................................  100.00    100.00    100.00    100.00    100.00
07/15/2000....................................  100.00    100.00    100.00     99.01     96.58
08/15/2000....................................  100.00     99.72     97.16     94.58     91.97
09/15/2000....................................  100.00     95.72     92.99     90.25     87.49
10/15/2000....................................  100.00     91.77     88.89     86.01     83.12
11/15/2000....................................   99.87     87.89     84.89     81.90     78.90
12/15/2000....................................   96.55     84.06     80.96     77.87     74.79
01/15/2001....................................   93.26     80.34     77.15     73.98     70.83
02/15/2001....................................   90.08     76.78     73.52     70.29     67.09
03/15/2001....................................   86.97     73.34     70.03     66.75     63.51
04/15/2001....................................   83.76     69.88     66.53     63.23     59.98
05/15/2001....................................   80.40     66.37     63.01     59.70     56.45
06/15/2001....................................   76.96     62.86     59.50     56.21     52.99
07/15/2001....................................   73.79     59.63     56.28     53.01     49.82
08/15/2001....................................   70.60     56.45     53.12     49.88     46.73
09/15/2001....................................   67.38     53.30     50.02     46.83     43.74
10/15/2001....................................   64.14     50.20     46.97     43.85     40.82
11/15/2001....................................   60.88     47.14     43.98     40.93     37.99
12/15/2001....................................   57.60     44.13     41.06     38.10     35.25
01/15/2002....................................   54.36     41.21     38.23     35.36     32.62
02/15/2002....................................   51.23     38.43     35.54     32.78     30.15
03/15/2002....................................   48.18     35.75     32.97     30.32     27.79
04/15/2002....................................   45.05     33.08     30.42     27.89     25.49
05/15/2002....................................   41.81     30.37     27.85     25.46     23.19
06/15/2002....................................   39.49     28.38     25.95     23.65     21.48
07/15/2002....................................   37.15     26.42     24.09     21.89      0.00
08/15/2002....................................   34.82     24.50     22.27      0.00      0.00
09/15/2002....................................   32.48     22.61      0.00      0.00      0.00
10/15/2002....................................   30.13     20.75      0.00      0.00      0.00
11/15/2002....................................   27.76      0.00      0.00      0.00      0.00
12/15/2002....................................   25.39      0.00      0.00      0.00      0.00
01/15/2003....................................   23.04      0.00      0.00      0.00      0.00
02/15/2003....................................   20.79      0.00      0.00      0.00      0.00
03/15/2003....................................    0.00      0.00      0.00      0.00      0.00
Weighted Average Life (Years).................
  To Call:....................................    2.32yrs   1.98yrs   1.88yrs   1.80yrs   1.73yrs

            PERCENTAGE OF THE INITIAL CLASS C NOTES PRINCIPAL AMOUNT AT THE ANNUAL CONSTANT PREPAYMENT RATES SET FORTH BELOW

                                                  0%       12%       15%       18%       21%
                                                ------    ------    ------    ------    ------
Closing.......................................  100.00%   100.00%   100.00%   100.00%   100.00%
12/15/1999....................................  100.00    100.00    100.00    100.00    100.00
01/15/2000....................................  100.00    100.00    100.00    100.00    100.00
02/15/2000....................................  100.00    100.00    100.00    100.00    100.00
03/15/2000....................................  100.00    100.00    100.00    100.00    100.00
04/15/2000....................................  100.00    100.00    100.00    100.00    100.00
05/15/2000....................................  100.00    100.00    100.00    100.00    100.00
06/15/2000....................................  100.00    100.00    100.00    100.00    100.00
07/15/2000....................................  100.00    100.00    100.00     99.01     96.58
08/15/2000....................................  100.00     99.72     97.16     94.58     91.97
09/15/2000....................................  100.00     95.72     92.99     90.25     87.49
10/15/2000....................................  100.00     91.77     88.89     86.01     83.12
11/15/2000....................................   99.87     87.89     84.89     81.90     78.90
12/15/2000....................................   96.55     84.06     80.96     77.87     74.79
01/15/2001....................................   93.26     80.34     77.15     73.98     70.83
02/15/2001....................................   90.08     76.78     73.52     70.29     67.09
03/15/2001....................................   86.97     73.34     70.03     66.75     63.51
04/15/2001....................................   83.76     69.88     66.53     63.23     59.98
05/15/2001....................................   80.40     66.37     63.01     59.70     56.45
06/15/2001....................................   76.96     62.86     59.50     56.21     52.99
07/15/2001....................................   73.79     59.63     56.28     53.01     49.82
08/15/2001....................................   70.60     56.45     53.12     49.88     46.73
09/15/2001....................................   67.38     53.30     50.02     46.83     43.74
10/15/2001....................................   64.14     50.20     46.97     43.85     40.82
11/15/2001....................................   60.88     47.14     43.98     40.93     37.99
12/15/2001....................................   57.60     44.13     41.06     38.10     35.25
01/15/2002....................................   54.36     41.21     38.23     35.36     32.62
02/15/2002....................................   51.23     38.43     35.54     32.78     30.15
03/15/2002....................................   48.18     35.75     32.97     30.32     27.79
04/15/2002....................................   45.05     33.08     30.42     27.89     25.49
05/15/2002....................................   41.81     30.37     27.85     25.46     23.19
06/15/2002....................................   39.49     28.38     25.95     23.65     21.48
07/15/2002....................................   37.15     26.42     24.09     21.89      0.00
08/15/2002....................................   34.82     24.50     22.27      0.00      0.00
09/15/2002....................................   32.48     22.61      0.00      0.00      0.00
10/15/2002....................................   30.13     20.75      0.00      0.00      0.00
11/15/2002....................................   27.76      0.00      0.00      0.00      0.00
12/15/2002....................................   25.39      0.00      0.00      0.00      0.00
01/15/2003....................................   23.04      0.00      0.00      0.00      0.00
02/15/2003....................................   20.79      0.00      0.00      0.00      0.00
03/15/2003....................................    0.00      0.00      0.00      0.00      0.00
Weighted Average Life (Years).................
  To Call:....................................    2.32yrs   1.98yrs   1.88yrs   1.80yrs   1.73yrs

                             WEIGHTED AVERAGE LIFE

     If the trust depositor does not exercise its option to cause a redemption of the notes when the aggregate principal balance of the contracts is less than 15% of the aggregate principal balance of the contracts as of November 1, 1999, the average life of each class of notes would be as follows:

                          WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED             WEIGHTED
                        AVERAGE LIFE         AVERAGE LIFE         AVERAGE LIFE         AVERAGE LIFE         AVERAGE LIFE
                         ASSUMING 0%         ASSUMING 12%         ASSUMING 15%         ASSUMING 18%         ASSUMING 21%
                       ANNUAL CONSTANT      ANNUAL CONSTANT      ANNUAL CONSTANT      ANNUAL CONSTANT      ANNUAL CONSTANT
CLASS                  PREPAYMENT RATE      PREPAYMENT RATE      PREPAYMENT RATE      PREPAYMENT RATE      PREPAYMENT RATE
-----                  ---------------      ---------------      ---------------      ---------------      ---------------
A-1                         0.53yrs              0.38yrs              0.36yrs              0.33yrs              0.31yrs
A-2                         1.37yrs              1.06yrs              1.00yrs              0.94yrs              0.88yrs
A-3                         2.46yrs              2.09yrs              2.00yrs              1.92yrs              1.83yrs
A-4                         3.85yrs              3.58yrs              3.50yrs              3.42yrs              3.34yrs
B                           2.47yrs              2.15yrs              2.08yrs              2.02yrs              1.94yrs
C                           2.47yrs              2.15yrs              2.08yrs              2.02yrs              1.94yrs

     The weighted average life of a note is determined by:

     - multiplying the amount of each cash distribution in reduction of the outstanding principal amount of such class of notes, by the number of years from the closing date of the transfer of the contracts to the trust to the respective note payment date on which such class of notes is repaid in full;

     - adding the results; and

     - dividing the sum by the initial principal amount of such class of notes.

     The following shows the scheduled cashflows (including both principal and finance charges) from the contracts:

COLLECTION PERIOD                                               SCHEDULED CASHFLOW
-----------------                                               ------------------
November -- 1999............................................      $7,013,111.13
December -- 1999............................................       6,020,016.62
January -- 2000.............................................       5,814,738.28
February -- 2000............................................       5,687,430.95
March -- 2000...............................................       5,798,560.83
April -- 2000...............................................       5,982,739.27
May -- 2000.................................................       6,074,702.61
June -- 2000................................................       6,094,117.79
July -- 2000................................................       6,098,350.91
August -- 2000..............................................       6,093,710.49
September -- 2000...........................................       6,093,235.33
October -- 2000.............................................       6,099,524.94
November -- 2000............................................       6,073,738.51
December -- 2000............................................       5,962,939.81
January -- 2001.............................................       5,738,183.26
February -- 2001............................................       5,584,054.28
March -- 2001...............................................       5,655,614.78
April -- 2001...............................................       5,747,640.65
May -- 2001.................................................       5,780,213.42
June -- 2001................................................       5,725,862.47
July -- 2001................................................       5,705,514.70
August -- 2001..............................................       5,689,041.60
September -- 2001...........................................       5,664,500.61
October -- 2001.............................................       5,639,074.74
November -- 2001............................................       5,571,085.74
December -- 2001............................................       5,432,440.87
January -- 2002.............................................       5,179,219.89
February -- 2002............................................       4,912,580.60
March -- 2002...............................................       4,783,224.61
April -- 2002...............................................       4,702,441.32
May -- 2002.................................................       4,538,915.13

COLLECTION PERIOD                                               SCHEDULED CASHFLOW
-----------------                                               ------------------
June -- 2002................................................       4,293,008.47
July -- 2002................................................       4,071,108.30
August -- 2002..............................................       4,004,067.02
September -- 2002...........................................       3,961,939.53
October -- 2002.............................................       3,903,237.99
November -- 2002............................................       3,850,384.05
December -- 2002............................................       3,733,706.85
January -- 2003.............................................       3,474,204.28
February -- 2003............................................       3,227,883.37
March -- 2003...............................................       3,118,976.98
April -- 2003...............................................       2,929,681.29
May -- 2003.................................................       2,650,773.78
June -- 2003................................................       2,468,438.34
July -- 2003................................................       2,158,031.79
August -- 2003..............................................       2,036,749.58
September -- 2003...........................................       2,023,061.43
October -- 2003.............................................       2,014,679.87
November -- 2003............................................       1,949,329.93
December -- 2003............................................       1,895,176.53
January -- 2004.............................................       1,775,920.07
February -- 2004............................................       1,644,656.08
March -- 2004...............................................       1,432,349.15
April -- 2004...............................................       1,234,104.59
May -- 2004.................................................         854,691.49
June -- 2004................................................         567,196.66
July -- 2004................................................         195,065.35
August -- 2004..............................................          92,003.26
September -- 2004...........................................          89,005.26
October -- 2004.............................................          87,226.26
November -- 2004............................................          85,868.26
December -- 2004............................................          81,040.41
January -- 2005.............................................          78,674.02
February -- 2005............................................          73,322.37
March -- 2005...............................................          65,278.13
April -- 2005...............................................          70,629.78
May -- 2005.................................................          67,073.32
June -- 2005................................................          53,950.32
July -- 2005................................................          93,075.31
August -- 2005..............................................          34,475.31
September -- 2005...........................................          34,475.31
October -- 2005.............................................          33,002.31
November -- 2005............................................          33,002.31
December -- 2005............................................          33,002.31
January -- 2006.............................................          33,002.31
February -- 2006............................................          27,650.66
March -- 2006...............................................          27,650.66
April -- 2006...............................................          27,194,13
May -- 2006.................................................           5,927.35
June -- 2006................................................           2,802.28

                           ORIX CREDIT ALLIANCE, INC.

EQUIPMENT FINANCE BUSINESS

     ORIX Credit Alliance, Inc. is a major provider in the United States of financing to middle-market end-users of capital equipment. The company finances equipment for middle-market end-users of income-producing and labor-saving equipment principally through fixed-rate installment sale financing and full pay-out leasing programs.

     ORIX Credit Alliance, Inc. was originally organized in Delaware in 1963 and in 1985 was reincorporated in New York. The company is wholly-owned by and the only operating subsidiary in the United States of ORIX Commercial Alliance Corporation, an indirect wholly-owned subsidiary of ORIX Corporation, a Japanese corporation with activities in the non-bank finance and leasing business throughout the world. At September 30, 1999, ORIX Credit Alliance, Inc. had approximately 600 full-time employees. The company's executive office is located at 300 Lighting Way, Secaucus, New Jersey 07096-1525 (telephone: (201) 601-9000).

     ORIX Credit Alliance, Inc. conducts its middle-market business through six full-service divisional operating centers located throughout the United States and one in Canada. Each center is responsible for business development, credit approval within designated limits and portfolio administration within its assigned geographic area. These centers are responsible for the management of over 100 salespeople based in approximately 50 major cities, with each center responsible for those salespeople working within its assigned coverage area. The company's division managers have, on average, approximately 18 years experience with the company. All contracts information is entered into the company's management information system from these divisional centers. The company's home office has the capability of retrieving all accounting information the moment it is entered into the system at a division center.

ANCILLARY BUSINESSES

     ORIX Credit Alliance, Inc. (including its wholly owned subsidiaries) conducts several ancillary businesses that complement its middle market equipment finance business. These include its rediscount, small ticket, insurance agency, premium finance and secured asset based lending operations.

     Through the rediscount operation, it purchases equipment receivable contracts from small to mid-size finance and leasing companies. ORIX Credit Alliance, Inc. may retain such companies to continue to service receivable contracts purchased or may service the contracts directly. As of September 30, 1999, total net receivable contracts attributable to such rediscount operation were approximately $197.4 million, of which approximately $83.2 million were being serviced by the originating finance company.

     In October 1999, a commercial finance company, which earlier in 1999 had sold ORIX Credit Alliance, Inc. receivable contracts it continued to service, failed to remit current collections of approximately $3.7 million. Consequently, ORIX Credit Alliance, Inc. has taken over servicing these accounts directly and is vigorously pursuing payment of such unremitted collections. As of September 30, 1999, these receivable contracts aggregated approximately $79.0 million, net of unearned finance charges and the aforementioned collections. The management of ORIX Credit Alliance, Inc. believes that the unremitted collections will be paid and that this development will not have any material impact on either its ability to service the contracts being transferred to the trust or on its operations or its consolidated financial position. None of the receivable contracts purchased from this commercial finance company or otherwise related to ORIX Credit Alliance Inc.'s rediscount operation are included in the contracts that will be transferred to the trust.

     The small ticket operation generally finances equipment with purchase prices under $15,000 and at September 30, 1999 included approximately $108.2 million of net receivables. The insurance agency operation includes placement of physical damage coverage and credit life insurance in connection with equipment being financed and represented $1.5 million of revenues for the fiscal year ended March 31, 1999. The premium finance operation includes revenues of approximately $1.4 million for the fiscal year ended March 31, 1999 from financing insurance premiums. The asset based lending operation commenced in February 1999. It includes loans secured by business receivables and inventory and represented approximately $92.3 million of loan receivables at September 30, 1999.

SUMMARY FINANCIAL DATA

     Set forth below is summary financial information with respect to ORIX Credit Alliance, Inc. The data presented in the following tables as at and for the three months ended June 30, 1999 and June 30, 1998 are derived from unaudited financial statements of ORIX Credit Alliance, Inc. The data presented in the following tables as at and for the twelve months ended March 31, 1999, March 31, 1998 and March 31, 1997 are derived from audited financial statements of ORIX Credit Alliance, Inc.

                                                 AS OF JUNE 30           AS OF MARCH 31,
                                                ----------------    --------------------------
                                                 1999      1998      1999      1998      1997
                                                ------    ------    ------    ------    ------
                                                                (IN BILLIONS)
TOTAL ASSETS..................................  $2.683    $2.355    $2.623    $2.271    $2.352
TOTAL LIABILITIES.............................  $2.252    $1.957    $2.198    $1.884    $1.977
TOTAL STOCKHOLDERS' EQUITY....................  $0.431    $0.398    $0.425    $0.387    $0.375

                                                  FOR THE FISCAL
                                                  QUARTER ENDED
                                                     JUNE 30,       FOR THE FISCAL YEAR ENDED MARCH 31,
                                                  --------------    -----------------------------------
                                                  1999     1998       1999         1998         1997
                                                  -----    -----    ---------    ---------    ---------
                                                                               (IN MILLIONS)
TOTAL REVENUES..................................  $67.6    $62.3     $249.2       $259.4       $248.3
NET INCOME......................................  $11.3    $11.1     $ 38.7       $ 49.3       $ 47.3

     ORIX Credit Alliance, Inc. will not be obligated with respect to the notes or the certificates except to the limited extent described herein.

CREDIT APPROVAL, COLLECTION AND REVIEW PROCESS

     The primary responsibilities for credit approval, monitoring, review and collections are placed with the credit officers in the divisional operations center that approved the credit. Generally, credit officers at a center are most familiar with an individual customer's credit profile and most knowledgeable concerning the collateral securing the loan. ORIX Credit Alliance, Inc. generally evaluates applications on the basis of the collateral being financed and the cash flow and general creditworthiness of the obligor, as well as assignor recourse where applicable. The company considers obsolescence, depreciation, secondary marketability, installation and transportation costs and environmental factors in evaluating collateral. Traditional credit criteria, adjusted for specific industries, are used to evaluate obligors. All contracts originated or purchased by ORIX Credit Alliance, Inc. conform to the company's underwriting standards.

     Each divisional operating center has at least two credit officers authorized to make credit decisions, both of whom are necessary in the approval process. Each person with credit authority has an assigned credit limit, which is used in conjunction with at least one other person having credit authority at that center, to determine the maximum credit that can be approved by them.

     In all cases, credit limits apply to the total obligor exposure, and not to individual transactions. Any two credit officers may together approve a transaction in the amount of the lesser of: (i) twice the credit authority of the credit officer with the lower credit authority or (ii) the credit authority of the credit officer with the higher credit authority. For example, if individual A and individual B had credit authorities of $100,000 and $300,000, respectively, they could jointly approve a $200,000 transaction. The maximum credit authority for any one obligor at any center is $2 million. For certain industries or transaction types that are deemed to involve more risk, center credit authority is reduced. Transactions from $2 million to $15 million require home office approvals depending on total exposure as do transactions below $2 million involving certain industries or transaction types that are deemed to involve more risk. Transactions in excess of $15 million must be approved by ORIX Corporation.

     Once a transaction is funded, the company's divisional operating centers are responsible for collecting funds, maintaining the integrity of the portfolio and working with troubled accounts to maximize collections of delinquent or non-accrual loans. In some cases, center personnel may implement a revised payment schedule consistent with the company's criteria (by rewriting or extending the contract generally at the same or higher interest rate) and reflecting the customer's present ability to pay.

     In addition to center level monitoring of individual accounts, the company's home office senior management analyze reports generated for each center to track the overall credit quality of the company's portfolio. The company's systems are capable of generating daily reports by center to track contracts, invoices, collections, collateral, and a variety of other financial data. Senior management periodically visit center offices to review the status of problem accounts, review credit files, and check adherence to the company's policies and procedures. To supplement these procedures, credit and operational audits are conducted, including regular on-site visits by the company's internal audit department, designed to ensure that credit quality remains consistent with senior management's expectations. The internal audit department is directly responsible to the audit committee of the company's board of directors.

     As servicer, ORIX Credit Alliance, Inc. will continue to apply the processes described above to the management of the contracts that have been sold to the trust.

  Terms of Contracts.

     ORIX Credit Alliance, Inc. offers a variety of repayment schedules tailored to the applicant's anticipated cash flows, such as annual, semi-annual, quarterly and monthly payments. The contracts, including the contracts being transferred to the trust, are normally amortized with equal monthly payments but some contracts provide for a large, lump-sum payment (a "balloon") of principal at maturity. Also, a customized payment schedule, under which payments for generally up to three months per year may be reduced or eliminated to coincide with slow work periods, can be selected by the obligor at the time the contract is originated, in which case the twelve annual payments are replaced with larger less frequent payments. As of November 1, 1999 approximately 12% of the contracts to be transferred to the trust contain customized payment schedules.

     The maximum amount that the company will finance under a contract varies based on the obligor's credit history, the type of equipment financed, whether the equipment is new or used, the payment schedule and the length of the term of the contract. The amount financed is calculated as a percentage of the value of the related equipment. For new equipment, such value is based on the selling price of the related equipment. The value of used equipment is based on the "as-is" value of the related equipment reported in the most recent edition of applicable industrial guidebooks or, if such information is unavailable, on the company's management's best estimate based on its experience with equipment of such type.

     Obligors are required to obtain and maintain physical damage insurance covering the financed equipment. The company verifies insurance coverage on the equipment at the time the contract is originated and is required to be named as the payee on the insurance policy. Insurers are requested to notify the company ten days prior to a cancellation of coverage or a change in payee. Under the transfer and servicing agreement, the servicer is not obligated to obtain substitute coverage in the event of a cancellation or lapse of coverage, but may elect to do so.

     At the origination of a contract, the principal balance will in almost all instances be less than the cost of the financed equipment to the obligor. However, values of the financed equipment are subject to variation caused by a variety of factors, including depreciation, market conditions, obsolescence and wear and tear. There can be no assurance that the payout schedules under the contracts, including the contracts being transferred to the trust, will in all instances result in the outstanding principal balance of a contract being less than the value of the related financed equipment.

  Recourse Provisions.

     Each contract, including the contracts being transferred to the trust, represents a full recourse obligation of the named obligor. Frequently, the contracts are also fully guaranteed by the principal(s) of the obligor and/or affiliated entities. In addition, some of the contracts are entitled to full or partial recourse to the originating assignor. Recourse to these assignors varies among contracts from full to limited. Limited recourse may be keyed to fixed dollar amounts or to a percentage of the contract's balance and may or may not require that the financed equipment be recovered and/or sold prior to payment. Recourse from an originating assignor may, in certain instances, have the benefit of security in the form of deposits, reserves, holdbacks from the assignor or rights to the assignor's portion of future payments.

  Extension/Revision Procedures.

     Contracts may be extended or revised when payment delinquencies result from temporary interruptions in an obligor's cash flow or where other factors justify an extension. Extensions of existing contracts are considered a new extension of credit and appropriate credit approvals as outlined above are required. A contract may be extended by the divisional operating center (subject to the center's credit limits) for various reasons including, but not limited to, seasonal/weather problems, a labor strike or other unscheduled work stoppage or the rescheduling of a balloon maturity payment. ORIX Credit Alliance, Inc. charges obligors an amount which is generally equal to interest accrued on the unpaid balance of the contract during the period that payments are not required to be made as a result of the extension. The transfer and servicing agreement will permit the servicer to extend or revise contracts in accordance with its customary practices. See "The Transfer and Servicing Agreement-Material Modifications to Contracts".

  Pre-Litigation Workout/Judgment Recovery.

     ORIX Credit Alliance, Inc. has a pre-litigation workout department to reduce costs and expenses associated with the rehabilitation of problem accounts. When litigation becomes necessary, the company's legal staff initiates legal claims against an obligor and forwards judgments received against obligors to the company's judgment recovery team. The judgment recovery team's objective is to continuously search for hidden assets of obligors and to collect on court-awarded judgments at the earliest possible time.

  Legal Proceedings.

     ORIX Credit Alliance, Inc. is a party to various legal proceedings, many of which are initiated as part of efforts to collect overdue accounts. Of the active litigation matters, approximately 110 involve actions in which ORIX Credit Alliance Inc. is a defendant or a counterclaim defendant. Of these litigation matters, many result from being served in connection with a foreclosure action by another lienholder where it holds a lien or has filed a judgment. ORIX Credit Alliance, Inc. is also a party to various litigation matters which seek a recovery against it. These actions often fall into categories commonly described as lender liability cases and employment litigation.

     ORIX Credit Alliance, Inc. is a party to a lawsuit, filed in 1996, in which three former customers have asserted claims against it on behalf of themselves, and are seeking to assert claims as a class action (that is, the three customers contend that they can represent a large group of former customers in asserting claims against it). Those three customers allege that ORIX Credit Alliance, Inc. has acted improperly in its financing practices and they claim that they, as well as the other customers that they seek to represent, are entitled to compensatory and punitive damages from ORIX Credit Alliance, Inc. ORIX Credit Alliance, Inc. has denied engaging in the pattern of wrongful conduct alleged in the lawsuit and ORIX Credit Alliance, Inc.'s management also believes that it has substantive defenses to the legal points raised in the lawsuit. The court has dismissed many of the claims raised by the three customers in the lawsuit, including the claims that had provided the primary basis for their assertion that they could represent a class of other customers. The court has not, however, yet had occasion to rule on whether the case can be maintained as a class action. ORIX Credit Alliance, Inc. is vigorously defending against this lawsuit.

     Although the ultimate outcome of various lawsuits cannot be accurately assessed, especially where a case is in its early stages, the management of ORIX Credit Alliance, Inc. believes that none of these proceedings, either individually or together, will have a material adverse impact on its operations or its consolidated financial condition.

     On the subject of employment litigation pending against ORIX Credit Alliance, Inc., ORIX Credit Alliance, Inc. is a defendant in a lawsuit brought by a former executive who alleges age discrimination and breach of contract in connection with the termination of his employment. It is vigorously defending against this lawsuit.

  Year 2000 Readiness Disclosure.

     The Year 2000 ("Y2K") issue stems from original computer programming practices that used two digits instead of four digits to express the year. For those systems designed using these practices, the new year could be interpreted to be "1900" instead of "2000" when computer clocks move from "99" to "00". There is general agreement that the Year 2000 issue can negatively affect any computer technology, platform or system in the world.

     Failure to properly address this problem, as it relates to internal systems, could have an adverse effect on ORIX Credit Alliance, Inc., including the inability, for a period of time, to be able to properly bill customers, collect and apply payments and produce accurate financial data. The failure of third parties on which the company relies for products and services to successfully correct this situation could also have a disruptive impact on the company's ability to operate in its normal manner. Such a failure could affect, among other things, the collectibility of the company's contracts portfolio.

     ORIX Credit Alliance, Inc. has addressed these issues as follows. A Y2K project team was formed in 1997. This team reviewed all areas of the company's operations for potential Y2K concerns. Based on this review, a project plan detailing the steps needed to be performed and the critical dates for such performance was developed. The project team meets bi-weekly to monitor progress and periodic reports are made to the electronic data processing steering committee, which consists of the chief executive officer, the chief operating officer, the chief financial officer, the treasurer and the controller.

     The company's Y2K remediation efforts have been organized into three general areas: mainframe systems and applications, personal computer and network applications and third-party compliance. The following is a summary of the company's status in each of these areas:

  Mainframe Systems and Applications.

     A new single production RISC-based AS/400 is in place and running parallel to the company's two CISC-based AS/400's. Code conversion is 100% complete. Unit conversion testing is 100% complete. User acceptance testing is expected to be completed during December 1999.

  Personal Computer and Network Applications.

     ORIX Credit Alliance, Inc. has completed the introduction of CA-NET as a wide area network ("WAN") based "front-end" information processing system. Operating in a Windows NT environment, the system is currently installed and is 100% operational in the six divisional operating centers and the Canadian subsidiary. This process also brought all necessary hardware and vendor software into compliance.

  Third-Party Compliance.

     Confirmation of Y2K compliance is progressing as follows for the following areas:

     - Facilities compliance (100% complete)

     - Outside vendor compliance (100% complete)

     - Customer compliance (100% complete)

     - Financed equipment compliance (100% complete)

     Although the company has confidence in its Y2K efforts, there are no assurances that every system and every vendor/supplier will be Year 2000 ready. Even though the company has been diligent in making inquiries of third parties as to their Y2K readiness, the company has no means of verifying the accuracy of all responses. Furthermore, the company's own remediation procedures could be hampered by unexpected disruptions and delays outside the company's control.

  Contingency Plans.

     The company is developing detailed contingency plans that will assist in resuming operations and continuing to operate normally during a potential disruption caused by the century date change. The detailed project plan has been designed to provide adequate room for small, unexpected delays and disruptions. In addition, the company will retain additional resources beyond project completion in order to repair any systems that fail unexpectedly. The contingency plans also include various workarounds and alternate procedures, including the utilization of backup computer files and printouts and alternative vendors/suppliers and service providers. These Y2K contingency plans are being developed in addition to the company's existing business recovery plans.

  Cost.

     It is expected that the final Y2K project cost, which commenced in early 1997, will approximate $2,500,000. This cost estimate is based on the company's current projections of the costs to be incurred in order to complete the project plan. In the event that the company has to make use of its contingency plans, this total cost is likely to increase.

     The above Y2K information is deemed to be a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act and is subject to the terms thereof. All Y2K information is provided for information purposes and may not be taken as a form of covenant, warranty, representation or guarantee of any kind.

                                   THE TRUST

GENERAL

     The trust was organized on October 1, 1999 as a business trust under the laws of the State of Delaware under the trust agreement. The trust was formed solely for the purpose of effectuating the transactions described in this prospectus. Prior to formation, the trust had no assets or obligations and no operating history. Upon formation, the trust will not engage in any business activity other than:

          (1) acquiring, managing and holding the contracts and related interests described in this prospectus,

          (2) issuing the notes and certificates,

          (3) making distributions and payments on the notes and certificates, and

          (4) engaging in those activities, including entering into agreements, that are necessary, suitable or convenient to accomplish the above listed activities or are incidental to those activities.

     As a consequence, we do not expect to have any source of capital resources other than the assets that will be transferred to the trust as described in this prospectus. As of the date of this prospectus, neither the trust depositor nor the trust is subject to any legal proceedings.

     We will initially be capitalized with $1,026,673, representing the principal balance of the certificates. These certificates will be sold to the trust depositor. If the issuance and sale of the notes and the certificates had taken place on November 1, 1999, our capitalization would consist solely of the notes with an aggregate principal amount of $204,308,114 and certificates with a $1,026,673 balance. We will use the proceeds from the initial sale of the notes and the certificates to purchase the contracts from the trust depositor pursuant to the transfer and servicing agreement.

     The servicer will service the contracts pursuant to the transfer and servicing agreement, and will be compensated for acting as the servicer. See "Description of the Notes and Indenture -- Servicing Compensation and Payment of Expenses". To facilitate servicing and to minimize administrative burden and expense, the servicer will be appointed custodian for the contracts by the owner trustee.

TERMINATION OF TRUST

     Unless the trust depositor instructs the owner trustee otherwise, the trust will terminate only on the earliest to occur of

          (1) the day following the day on which the aggregate principal amount of all notes is zero; provided, that the trust depositor shall have delivered a written notice to the owner trustee electing to terminate the trust, or

          (2) if the contracts are sold, disposed of or liquidated following the occurrence of events relating to bankruptcy or insolvency, immediately following such transfer, disposition or liquidation.

     Upon termination of the trust, all right, title and interest in the trust's assets (other than amounts in accounts maintained by the trust for the final payment of principal and interest to the holders of the notes and certificate) will be conveyed and transferred to the holder of the certificates and any permitted assignee.

OTHER INFORMATION

     The trust depositor has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, with respect to the notes offered by this prospectus. For further information, you should read the registration statement. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at the following locations:


450 Fifth Street, N.W.          Citicorp Center                 Seven World Trade Center
Room 1024                       500 West Madison,               Suite 1300
Washington, D.C. 20549          Suite 1400                      New York, New York 10048
                                Chicago, Illinois 60661

     You may obtain copies of the registration statement for a fee from the Public Reference Branch of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Securities and Exchange Commission also maintains a public access site on the internet through the World Wide Web at which you may view reports, information statements and other information, including all electronic filings, regarding the trust depositor and the trust. The internet address of the World Wide Web site is http://www.sec.gov. The servicer, on behalf of the trust, will also file or cause to be filed with the Securities and Exchange Commission the periodic reports required under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder. Copies of those reports can be obtained as described above.

                              THE TRUST DEPOSITOR

     The trust depositor is a wholly owned bankruptcy-remote subsidiary of ORIX Credit Alliance, Inc. The trust depositor was formed solely for the purpose of acquiring from the originator contracts as well as other financial assets and conveying or depositing the same into trusts or other securitization vehicles. As a bankruptcy-remote entity, the trust depositor's operations will be restricted so that it does not engage in business with, or incur liabilities to, any other entity other than the indenture trustee and other trustees and agents on behalf of other investors in nonrecourse, asset-backed financings. The restrictions are intended to prevent the trust depositor from engaging in business with other entities which may bring bankruptcy proceedings against the trust depositor. The restrictions are also intended to reduce the risk that the trust depositor will be consolidated into the bankruptcy proceedings of any other entity.

     The trust depositor will have no other assets available to pay amounts owing under the indenture except the trust's assets, including the contracts and the security interests in the equipment, the proceeds of the contracts and earnings on the amounts on deposit in the collection account and with respect to the reserve fund. The trust depositor's address is 300 Lighting Way, Secaucus, New Jersey 07096-1525, and its phone number is (201) 601-9166.

                     DESCRIPTION OF THE NOTES AND INDENTURE

     The statements under this caption describe all of the material terms of the notes and an indenture, to be dated as of the closing date, between the trust and the indenture trustee. However, these statements are summaries. For a more detailed description of the terms of the notes, you should read the transfer and servicing agreement and the indenture, the forms of which have been filed as exhibits to the registration statement of which this prospectus is a part.

     Unless and until definitive notes are issued under the limited circumstances described therein, all references to actions taken by noteholders shall, in the case of the book-entry notes, refer to actions taken by DTC, Euroclear or Cedelbank, as applicable, upon instructions from their respective participants, and all references herein to distributions, notices, reports and statements to noteholders shall, in the case of the book-entry notes, refer to distributions, notices, reports and statements to DTC or Cede & Co., Euroclear or Cedelbank, as applicable, as the registered holder of the book-entry notes, as the case may be, for distribution to beneficial owners in accordance with their respective procedures.

GENERAL

     The offered notes will consist of six classes, the Class A-1 Notes, the Class A-2 Notes, the Class A-3 Notes, the Class A-4 Notes, the Class B Notes and the Class C Notes. The notes will be issued under the indenture.

     The notes will be available for purchase in minimum denominations of $1,000 and in integral multiples of $1,000 in book-entry form. The Class A-l Notes, Class A-2 Notes, Class A-3 Notes, Class A-4 Notes, Class B Notes and Class C Notes will initially be represented by one or more certificates registered in the name of the nominee of The Depository Trust Company, except as set forth below. Payments on the notes will be made as described below to the noteholders in whose names the notes were registered at the close of business on the day immediately preceding the day on which such payments will be made. However, the final payment on the notes offered hereby will be made only upon presentation and surrender of the notes. All payments with respect to the principal of and interest on the notes will be made in immediately available funds. See
"-- Book-Entry Registration".

     The indenture trustee will be granted a first priority lien on the trust's assets to secure the notes; provided, that distributions on the notes will be allocated as provided in "-- Allocations". The notes are nonrecourse obligations of the trust only and do not represent interests in or obligations of the originator, the servicer or the trust depositor, or any affiliate of such persons.

INTEREST AND PRINCIPAL

     Interest on the notes will be payable on the 15th day of each calendar month, or if that day is not a business day, the next business day, beginning on December 15, 1999 until the notes have been paid in full or have matured. Interest on the notes will be paid at the respective rates specified on the cover of this prospectus. Interest on each class of notes will accrue at the interest rate specified for the class, for the period from and including the most recent date on which interest has been paid. However, in the case of the initial interest payment date, interest will accrue from the closing date for the initial transfer of the contracts to the trust to but excluding the following payment date. The interest will accrue on the outstanding principal amount of the notes as of the first day of the interest accrual period.

     The stated maturity dates of the notes are specified on the cover of this prospectus. However, if all payments on the contracts are made as scheduled, final payment with respect to the notes would occur prior to stated maturity. Prior to the respective stated maturity dates, amounts to be applied in reduction of the outstanding principal amount of any note, including the payment of the Class A Principal Payment Amount, Class B Principal Payment Amount or Class C Principal Payment Amount payable on any payment date, will not be due and payable, although the failure of the trust depositor or servicer to remit any amounts available for payment on the notes will, after the applicable grace period, constitute an event of default under the indenture. See "-- Events of Default".

     We will pay interest and principal on the notes using amounts representing primarily collections of payments due under the contracts and amounts received upon prepayment or purchase of the contracts or liquidation of the contracts and disposition of the related equipment upon defaults thereunder, but only after we use those amounts to repay servicer advances and servicing fees (which includes amounts owed to the indenture trustee). See "-- Amounts Available for Payments on the Notes" and "The Transfer and Servicing Agreement -- Servicing Standard and Servicer Advances".

AMOUNTS AVAILABLE FOR PAYMENTS ON THE NOTES

     As of any payment date which shall be the 15th day of each calendar month or, if such day is not a business day, the next business day, the amounts available for payment of interest and principal consist of:

     - except for Excluded Amounts, all amounts on deposit in the collection account as of the third business day immediately preceding the payment date on account of scheduled payments due on or before, and prepayments received on or before, the last day of the immediately preceding collection period;

     - recoveries on account of previously defaulted contracts received during the preceding collection period, including proceeds of repossessed equipment or other security or other property, insurance proceeds, amounts representing late fees unrelated to servicer advances and penalties and amounts, if any, subsequently received from the related vendor, net of reimbursable collection and liquidation expenses. Collection and liquidation expenses are reimbursable to the servicer only to the extent recoveries on a contract provide funds sufficient, after payment of all principal and finance charges due with respect to such contract, to cover related collection and liquidation expenses incurred by the servicer;

     - amounts held from time to time in the collection account, together with investment earnings credited to the collection account and, the reserve fund and the spread fund (if any);

     - late charges relating to a contract received during the preceding collection period, provided that the late charges were included in the contract's terms as of the applicable cutoff date;

     - funds on deposit in the reserve fund in the amount specified in " -- Reserve Fund"; and

     - funds on deposit in the spread fund as specified in " -- Spread Fund";
       and

     - proceeds of any of the above items.

     Each collection period for purposes of determining the amounts available for distribution on the notes coincides with the previous calendar month.

     Amounts available for distribution to you will not include any amounts payable on an account of the equipment which exceeds the sum of the scheduled payments, late charges and expenses described above payable under the related contract.

     Prepayments on the contracts which are treated as available amounts are:

     - optional prepayments which are partial and full prepayments, which the servicer has received, and expressly permitted the related obligor to make, in advance of its scheduled due date;

     - payments upon repurchases by the originator through the trust depositor as a result of the breach of representations and warranties or covenants in the transfer and servicing agreement;

     - liquidation proceeds from the sale, lease or re-lease of the equipment, proceeds of related insurance policies and net recoveries with respect to any defaulted contracts; and

     - payments upon an optional termination of the trust.

     If the servicer permits an obligor to prepay a contract in an amount less than its principal balance plus accrued, unpaid interest at the discount rate, the originator will make up the difference.

     "Excluded Amounts" means:

     - collections on deposit in the collection account or otherwise received by the servicer on or with respect to the contracts or related equipment, which collections are attributable to any taxes, fees or other charges imposed by any governmental authority;

     - collections representing reimbursements of insurance premiums or payments for services that were not financed by the originator;

     - other non-contract charges reimbursable to the servicer in accordance with the servicer's customary policies and procedures; and

     - collections with respect to repurchased or expired contracts.

ALLOCATIONS

  Prior to an Event of Default.

     On each payment date prior to the occurrence of an event of default under the indenture, the servicer shall instruct the indenture trustee to withdraw, and on the payment date the indenture trustee shall withdraw, from the collection account the amounts needed to make the following payments. See
"-- Amounts Available for Payment on the Notes" and "-- Events of Default". The payments listed below will be made only to the extent there are sufficient amounts available on the payment date. We will make payments on the 15th day of each calendar month, or if such day is not a business day, the next business day, in the following order of priority:

     FIRST, to the servicer, reimbursement for the amount of any scheduled payments on the contracts which were not received when due and which the servicer advanced for deposit in the collection account;

     SECOND, if a successor servicer were being appointed, to the indenture trustee, the costs and expenses associated with the appointment of such successor servicer and the transition relating thereto (which amount shall not, taken in the aggregate with all other amounts withdrawn for such purpose, exceed $100,000);

     THIRD, to the servicer, its monthly servicing fee for the preceding monthly period, which includes the amounts payable for the fees, expenses and indemnity payments, if any, due and payable to the indenture trustee and the owner trustee;

     FOURTH, to the holders of the notes, the amounts specified in the following table and in the order set forth in the following table:

CLASS OF NOTE
RECEIVING PAYMENT                            AMOUNT TO BE PAID
-----------------                            -----------------
A-1, A-2, A-3 and A-4   Interest accrued on the Class A-l Notes, Class A-2 Notes,
                        Class A-3 Notes and Class A-4 Notes at their respective
                        interest rates for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
          B             Interest accrued on the Class B Notes at the Class B Note
                        interest rate for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
          C             Interest accrued on the Class C Notes at the Class C Note
                        interest rate for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
         A-1            The Class A Principal Payment Amount, until the outstanding principal of the Class A-l Notes is reduced to $0.
         A-2            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes is reduced to $0.
                        - Class A Principal Payment Amount less the amount needed to reduce the outstanding principal of the Class A-1 Notes to
                          $0, on subsequent payment dates until the outstanding
                          principal of the Class A-2 Notes is reduced to $0.

CLASS OF NOTE
RECEIVING PAYMENT                            AMOUNT TO BE PAID
-----------------                            -----------------
         A-3            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes and Class A-2 Notes is
                          reduced to $0.
                        - Class A Principal Payment Amount less the amount needed to reduce the outstanding principal of the Class A-1 Notes and
                          Class A-2 Notes to $0, on subsequent payment dates until
                          the outstanding principal of the Class A-3 Notes is
                          reduced to $0.
         A-4            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes, Class A-2 Notes and Class
                          A-3 Notes is reduced to $0.
                        - Class A Principal Payment Amount less the amount needed to reduce the outstanding principal amount of the Class A-1
                          Notes, Class A-2 Notes and Class A-3 Notes to $0, on
                          subsequent payment dates until the outstanding principal
                          of the Class A-4 Notes is reduced to $0.
          B             - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes is reduced to $0.
                        - Class B Principal Payment Amount, on subsequent payment
                        dates until the outstanding principal of the Class B Notes is reduced to $0.
          C             - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes is reduced to $0.
                        - Class C Principal Payment Amount, on subsequent payment
                        dates until the outstanding principal of the Class C Notes is reduced to $0.
         A-2            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes is reduced to $0.
                        - Additional Principal, on subsequent payment dates until
                        the outstanding principal of the Class A-2 Notes is reduced to $0.
         A-3            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes and Class A-2 Notes is
                          reduced to $0.
                        - The excess of Additional Principal over the amount needed to reduce the outstanding principal of the Class A-2 Notes to $0, on subsequent payment dates until the outstanding
                          principal of the Class A-3 Notes is reduced to $0.
         A-4            - $0, prior to the payment date on which the outstanding
                        principal of the Class A-1 Notes and Class A-2 Notes and
                          Class A-3 Notes is reduced to $0.
                        - The excess of Additional Principal over the amount needed to reduce the outstanding principal of the Class A-2 Notes and Class A-3 Notes to $0, on subsequent payment dates
                          until the outstanding principal of the Class A-4 Notes is
                          reduced to $0.
          B             - $0, prior to the payment date on which the outstanding
                        principal of the Class A-4 Notes is reduced to $0.
                        - The excess of Additional Principal over the amount needed to reduce the outstanding principal of the Class A-2 Notes,
                          Class A-3 Notes and Class A-4 Notes to $0, on subsequent
                          payment dates until the outstanding principal of the Class
                          B Notes is reduced to $0.
          C             - $0, prior to the payment date on which the outstanding
                        principal of the Class B Notes is reduced to $0.
                        - The excess of Additional Principal over the amount needed to reduce the outstanding principal of the Class A-2 Notes,
                          Class A-3 Notes, Class A-4 Notes and Class B Notes to $0,
                          on subsequent payment dates until the outstanding
                          principal of the Class C Notes is reduced to $0.

     FIFTH, to the extent that any amounts remain after allocating the amounts available for distribution on the notes, the indenture trustee will deposit into the reserve fund an amount, if any, which, when so deposited, causes the balance in the reserve fund to equal the Required Reserve Amount; and

     SIXTH, if a spread event exists, to the extent that any amounts remain after allocating the amounts available for payments described above, the indenture trustee will deposit such remaining amounts into the spread fund;

     SEVENTH, to the indenture trustee, any remaining amounts payable to it; and

     EIGHTH, any excess shall be paid to the holder of the certificates.

     The indenture trustee will distribute available amounts on each note within each class of notes based on the outstanding principal amount of the note relative to the aggregate outstanding principal amount of that class of notes.

  Following an Event of Default.

     On the third business day prior to each payment date after the occurrence of an event of default under the indenture, the servicer shall instruct the indenture trustee to withdraw, and on the payment date the indenture trustee will follow the instructions to withdraw, from the collection account the amounts needed to make the following payments. See "-- Amounts Available for Payment on the Notes" and see "-- Events of Default." The payments listed below will be made only to the extent there are sufficient amounts available on such payment date. We will make payments on the 15th day of each calendar month, or if such day is not a business day, the next business day, in the following order of priority:

     FIRST, pay to the indenture trustee, the amount of (a) any unpaid fees, expenses (including legal fees and expenses), indemnity payments, late charges or other losses; and (b) if a successor servicer were being appointed, to the indenture trustee, the costs and expenses associated with the appointment of such successor servicer and the transition relating thereto (which amounts described in (a) and (b) shall not, taken in the aggregate with all other amounts withdrawn for such purpose, exceed $100,000);

     SECOND, pay to the noteholders, reimbursement for any indemnity payments noteholders may have elected to make to the indenture trustee;

     THIRD, to the servicer, its monthly servicing fee for the preceding monthly period together with any amounts in respect of the servicer's fee that were due in respect of prior monthly periods that remain unpaid;

     FOURTH, to the holders of the notes the amounts specified in the following table and in the order set forth in the following table:

CLASS OF NOTE
RECEIVING PAYMENT                            AMOUNT TO BE PAID
-----------------                            -----------------
A-1, A-2, A-3 and A-4   Interest accrued on the Class A-l Notes, Class A-2 Notes,
                        Class A-3 Notes and Class A-4 Notes at their respective
                        interest rates for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
B                       Interest accrued on the Class B Notes at the Class B Note
                        interest rate for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
C                       Interest accrued on the Class C Notes at the Class C Note
                        interest rate for the period from and including the most
                        recent date on which interest has been paid to, but
                        excluding, the current interest payment date.
A-1                     Outstanding principal of the Class A-l Notes.
A-2, A-3 and A-4        Outstanding principal of the Class A-2 Notes, Class A-3
                        Notes and Class A-4 Notes, pro rata according to the
                        outstanding principal for each class of notes.
B                       Outstanding principal of the Class B Notes.
C                       Outstanding principal of the Class C Notes;

     FIFTH, pay to the indenture trustee all amounts due it and not paid pursuant to clause FIRST by reason of the limitation in such clause; and

     SIXTH, any excess shall be paid to the holder of the certificates.

     The terms used in describing the calculation of interest and principal payments and allocations on the notes are defined as follows:

     "Additional Principal" means, with respect to a date on which principal is to be paid,

          (1) if the Class B Target Investor Principal Amount and the Class C Target Investor Principal Amount exceed the Class B Floor and the Class C Floor, respectively, an amount of $0; or

          (2) if any of the conditions in clause (1) are not satisfied, an amount equal to the excess, if any, of

             (A) the Monthly Principal Amount, over

             (B) the sum of the Class A Principal Payment Amount, Class B Principal Payment Amount and Class C Principal Payment Amount for such payment date.

     "Class A Percentage" means approximately 93.12242%, which is the ratio of:

          (1) the sum of the initial principal amount of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes to

          (2) the Original Pool Balance minus the initial principal amount of the Class A-l Notes.

     "Class A Principal Payment Amount" means, with respect to a date on which principal is to be paid,

          (1) while all or any portion of the Class A-1 Notes remain outstanding after giving effect to payments on such day, the Monthly Principal Amount;

          (2) on the payment date on which the outstanding principal of the Class A-l Notes is reduced to $0, the sum of:

             (A) the amount necessary to reduce the outstanding principal of the Class A-l Notes to $0; and

             (B) the amount necessary to reduce the sum of the outstanding principal amount of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes to the Class A Target Investor Principal Amount; or

          (3) on any subsequent payment dates, the amount necessary to reduce the sum of outstanding principal amount of the Class A-2 Notes, Class A-3 Notes and Class A-4 Notes to the Class A Target Investor Principal Amount.

     "Class A Target Investor Principal Amount" means, with respect to a date on which principal is to be paid, an amount equal to the product of:

          (1) the Class A Percentage and

          (2) the Pool Balance as of the last day of the immediately preceding completed collection period.

     "Class B Floor" means, with respect to a date on which principal is to be paid,

          (1) 1.625% of the Original Pool Balance plus

          (2) the Cumulative Loss Amount as of such payment date, minus

          (3) the sum of

             (A) the outstanding principal amount of the Class C Notes as of the immediately preceding payment date after giving effect to all principal payments made on such prior payment date,

             (B) the Overcollateralization Balance as of the immediately preceding payment date and

             (C) the amount on deposit in the reserve fund after giving effect to amounts to be withdrawn on such payment date.

     "Class B Percentage" means approximately 4.12655%, which is the ratio of:

          (1) the initial principal amount of the Class B Notes to

          (2) the Original Pool Balance minus the initial principal amount of the Class A-l Notes.

     "Class B Principal Payment Amount" means, with respect to a date on which principal is to be paid,

          (1) while there is outstanding principal on the Class A-l Notes, $0;
     and

          (2) after the outstanding principal amount of the Class A-l Notes is reduced to $0, the amount necessary to reduce the aggregate outstanding principal amount of the Class B Notes to the greater of:

             (A) the Class B Target Investor Principal Amount; or (B) the Class B Floor.

     "Class B Target Investor Principal Amount" means, with respect to a date on which principal is to be paid, an amount equal to the product of:

          (1) the Class B Percentage and

          (2) the Pool Balance as of the last day of immediately preceding completed collection period.

     "Class C Floor" means, with respect to a date on which principal is to be paid,

          (1) 0.70% of the Original Pool Balance plus

          (2) the Cumulative Loss Amount as of such payment date, minus

          (3) the sum of

             (A) the Overcollateralization Balance as of the immediately preceding payment date and

             (B) the amount on deposit in the reserve fund after giving effect to amounts to be withdrawn on such payment date; provided, however, that if the outstanding principal amount of the Class B Notes is less than or equal to the Class B Floor on such payment date, the Class C Floor will equal the outstanding principal amount of the Class C Notes utilized in the calculation of the Class B Floor for such payment date.

     "Class C Percentage" means approximately 2.06327%, which is the ratio of:

          (1) the initial principal amount of the Class C Notes to

          (2) the Original Pool Balance minus the initial principal amount of the Class A-1 Notes.

     "Class C Principal Payment Amount" means, with respect to a date on which principal is to be paid,

          (1) while there is outstanding principal on the Class A-1 Notes, $0;
     and

          (2) after the outstanding principal amount of the Class A-1 Notes is reduced to $0, the amount necessary to reduce the aggregate outstanding principal amount of the Class C Notes to the greater of:

             (A) the Class C Target Investor Principal Amount; or (B) the Class C Floor.

     "Class C Target Investor Principal Amount" means, with respect to a date on which principal is to be paid, an amount equal to the product of:

          (1) the Class C Percentage and

          (2) the Pool Balance as of the last day of immediately preceding completed collection period.

     "Cumulative Loss Amount" means, with respect to a date on which principal is to be paid, an amount equal to the excess, if any, of

          (1) the total of:

             (A) the outstanding principal amounts of all of the notes as of the immediately preceding payment date after giving effect to all principal payments made on such date, plus

             (B) the Overcollateralization Balance as of the immediately preceding payment date, minus

             (C) the lesser of

                (1) the Monthly Principal Amount; and

                (2) the amounts available for distribution on the notes after paying all amounts owing to the servicer and all interest due on the notes on such payment date, over

          (2) the Pool Balance as of the last day of the immediately preceding completed collection period.

     "Monthly Principal Amount" means, with respect to any payment date, an amount equal to the excess, if any, of:

          (1) the total of:

             (A) the outstanding principal amounts of all of the notes as of the immediately preceding payment date after giving effect to all principal payments made on such date, plus

             (B) the Overcollateralization Balance as of the immediately preceding payment date, over

          (2) the Pool Balance as of the last day of the collection period completed immediately prior to such date.

     "Original Pool Balance" means the aggregate principal balance of the contracts transferred to the trust as of the closing date.

     "Overcollateralization Balance" means with respect to a payment date, an amount equal to the excess, if any, of:

          (1) the Pool Balance as of the last day of the collection period completed immediately prior to such date, over

          (2) the sum of the outstanding principal amount of all of the notes as of such date after giving effect to all principal payments made on such date.

     "Pool Balance" means, with respect to any payment date, an amount equal to the aggregate remaining principal balance of the contracts at the end of the related collection period (after giving effect to defaulted contracts, prepaid contracts and contracts subject to a warranty event).

RESERVE FUND

     The reserve fund will be an account held in the name of the indenture trustee on behalf of you. On the closing date for the transfer of the contracts to the trust, the reserve fund balance will be $3,064,622. On any payment date, after distributing the available amounts to the servicer, the indenture trustee, the owner trustee and the noteholders as described in "-- Allocations", we will deposit the remaining available amounts into the reserve fund until the amounts in the reserve fund equal the Required Reserve Amount.

     "Required Reserve Amount" means with respect to a payment date, an amount equal to the greater of (a) 3% of the outstanding principal amount of the notes as of the last day of the immediately preceding completed collection period and
(b) the lesser of (I) 1% of the initial principal amount of the notes and (II) the outstanding principal amount of the notes as of such last day of the immediately preceding completed collection period.

     If on any payment date, collections on the contracts and amounts, if any, in the spread fund are less than the amount needed to pay interest or principal due on the notes, the indenture trustee will withdraw funds from the reserve fund to pay the interest and principal.

     Amounts in the reserve fund will be invested in investments deemed to be eligible investments for funds held in the collection account. See
"-- Collection Account and Collection Period". Earnings on the eligible investments will be treated as amounts available for distribution to the noteholders and the holder of the certificates.

     If on any payment date, there are excess available amounts remaining after we pay the servicer and noteholders and increase the reserve fund balance to the Required Reserve Amount as described in "-- Allocations" and no spread event exists, we will distribute such excess to the holder of the certificates. Upon any such distributions to the holder of the certificates, you will have no further rights in, or claims to, such amounts.

     We will allocate amounts withdrawn from the reserve fund as described in "-- Allocations". Upon making these payments in full, the funds on deposit in the reserve fund in excess of the Required Reserve Amount shall be paid to the holder of the certificates unless a spread event exists.

SPREAD FUND

     The spread fund will be an account held in the name of the indenture trustee on behalf of you that will hold available funds when a spread event exists.

     A spread event means the occurrence of one or more of the following: (a) ORIX Credit Alliance, Inc. is no longer the servicer (other than in the circumstances that permit a successor servicer by merger or acquisition as set forth under "The Transfer and Servicing Agreement -- Servicer Resignation"); (b) the three-month delinquency percentage calculated on the related distribution date is greater than 5.00%; or (c) the cumulative net loss percentage on the related determination date exceeds the loss trigger percentage set forth below:

                                                           LOSS TRIGGER
                    COLLECTION PERIOD                       PERCENTAGE
                    -----------------                      ------------
1(st) through, and including, the 11(th) collection
  period:                                                     1.00%
12(th) through, and including, the 17(th) collection
period:                                                       1.25%
18(th) through, and including, the 23(rd) collection
  period:                                                     1.50%
24(th) collection period ongoing:                             2.00%

     Notwithstanding the foregoing: (i) the spread event referred to in clause
(b) above may be cured on any distribution date if the three-month delinquency percentage for the preceding two collection periods is less than or equal to 5% for each of such periods and (ii) the spread event referenced in clause (c) may be cured if the cumulative net loss percentage is less than the associated loss trigger percentage for that period. The three-month delinquency percentage means with respect to any distribution date commencing with the third distribution date, the percentage equivalent of a fraction, (a) the numerator of which is the sum of the monthly delinquency percentages for such distribution date and the two immediately preceding distribution dates, and (b) the denominator of which is three. The monthly delinquency percentage means with respect to any distribution date, the percentage equivalent of a fraction, (a) the numerator of which is the aggregate contract principal balance of all contracts which are more than 90 days delinquent as of the last day of the immediately preceding collection period, and (b) the denominator of which is the pool balance as of the last day of the immediately preceding collection period. The cumulative net loss percentage means with respect to any distribution date, the percentage equivalent of a fraction, (a) the numerator of which is the cumulative net losses of all contracts as of the last day of the immediately preceding collection period, and (b) the denominator of which is the original pool balance.

     Amounts in the spread fund will be invested in investments deemed to be eligible investments for funds held in the collection account. See "--Collection Account and Collection Period". Earnings on the eligible investments will be treated as amounts available for distribution to the noteholders and the holder of the certificates.

     We will allocate amounts withdrawn from the spread fund as described in "--Allocations". If on any payment date, there are excess available amounts remaining after we pay the servicer, the indenture trustee, the owner trustee and the noteholders and increase the reserve fund balance to the Required Reserve Amount as described in "--Allocations" and no spread event exists, we will distribute such excess as provided under "--Allocations". Upon any such distributions, you will have no further rights in, or claims to, such amounts.

COLLECTION ACCOUNT AND COLLECTION PERIOD

     The servicer, for your benefit, shall cause to be established an account referred to as the "collection account" maintained in the name of the indenture trustee, with an office or branch of a depository institution or trust company, which may be the indenture trustee, organized under any state laws or laws of the United States of America and located in the state designated by the servicer. This account will be a non-interest bearing segregated corporate trust account bearing a designation clearly indicating that the funds deposited in the account are held in trust for the benefit of the noteholders.

     At all times such depository institution or trust company shall have the following characteristics and the amounts in the collection account will be invested in the following eligible investments:

ELIGIBLE DEPOSITORY INSTITUTION OR TRUST COMPANY

- the corporate trust department of the indenture trustee or

- a depository institution organized under any state laws or the laws of the United States of America or the District of Columbia or any domestic branch of a foreign bank,

  (1) (A) which has either

       (i) a long-term unsecured debt rating acceptable to the rating agencies rating the notes or

       (ii) a short-term unsecured debt rating or certificate of deposit rating acceptable to the rating agencies,

       (B) the parent corporation of which has either

       (i) a long-term unsecured debt rating acceptable to the rating agencies rating the notes or

       (ii) a short-term unsecured debt rating or certificate of deposit rating acceptable to the rating agencies or

       (C) is otherwise acceptable to the rating agencies rating the notes and

  (2) whose deposits are insured by the Federal Deposit Insurance Corporation and which have a rating acceptable to the rating agencies.
ELIGIBLE INVESTMENTS

- obligations fully guaranteed by the United States of America;

- demand deposits, time deposits or certificates of deposit of depository institutions or trust companies having commercial paper and short-term unsecured debt obligations, other than such obligation whose rating is based on the credit of another person, with the highest rating from each rating agency rating the notes;

- commercial paper or other short-term obligations having the highest rating from each rating agency rating the notes at the time the trust purchased it;

- demand deposits, time deposits and certificates of deposit which are fully insured by the FDIC and which have a rating acceptable to the rating agencies;

- notes or bankers' acceptance issued by any depository institution or trust company having commercial paper and short-term unsecured debt obligations, other than such obligation whose rating is based on the credit of another person, with the highest rating from each rating agency rating the notes;

- money market funds which have the highest rating from, or have otherwise been approved in writing by, each rating agency rating the notes;

- time deposits with an entity, the commercial paper of which has the highest rating from the rating agency rating the notes;

- eligible repurchase agreements which have a rating acceptable to the rating agencies; and

- any other investments approved in writing by the rating agencies.

     Funds in the collection account may be invested in debt obligations of ORIX Credit Alliance, Inc. or its affiliates so long as the obligations qualify as the above described eligible investments.

     Any earnings, net of losses and investment expenses, on funds in the collection account will be held in that account and be treated as amounts available for distribution to you. The servicer will have the revocable power to instruct the indenture trustee to make withdrawals and payments from the collection account for the purpose of carrying out its duties under the transfer and servicing agreement.

     If any institution at which any of the collection account is established ceases to be an eligible institution as described above, the servicer shall, within ten business days after receiving notice of that fact, establish a replacement account at another institution meeting the above eligibility requirements.

     Each collection period begins on the first day of a calendar month and ends on and includes the last day of the calendar month.

EVENTS OF DEFAULT

     Allocations of amounts of payments to you will be made as described above under " -- Allocations; Prior to an Event of Default" unless and until an event of default has occurred, in which case allocations of amounts will be made as described above under " -- Allocations; Following an Event of Default".

     An "event of default" refers to any of the following events:

     - failure to pay the full amount of accrued interest on any note on a payment date;

     - failure to pay the then outstanding principal amount of any note, if any, on its related maturity date of the note;

     - (1) failure on the part of the originator to make any payment or deposit required under the transfer and servicing agreement within three business days after the date the payment or deposit is required to be made, or

      (2) failure on the part of the originator, the trust depositor, the trust, or the owner trustee to observe or perform any other covenants or agreements in the transfer and servicing agreement or the indenture, which failure has a material adverse effect on the noteholders and which continues unremedied for a period of 60 days after written notice; provided, there is no 60-day cure period if the originator does not accept reassignment of ineligible contracts as required by the transfer and servicing agreement, and further provided that only a five-day cure period shall apply in the case of a failure by the originator or the owner trustee to comply with their respective covenants not to grant a security interest in or otherwise intentionally create a lien on the contracts;

     - any representation or warranty made by the originator, the trust depositor, or the owner trustee in the transfer and servicing agreement or any information required to be given by the originator or the trust depositor to the indenture trustee to identify the contracts was incorrect in any material respect when made and continues to be incorrect in any material respect for a period of 60 days after written notice and as a result of which the noteholders' interests are materially and adversely affected; provided, however, that an event of default shall not be deemed to occur under the transfer and servicing agreement if the originator has repurchased the related contracts through the trust depositor during such period under the terms of the transfer and servicing agreement;

     - the occurrence of any of the following events with respect to the trust depositor or the trust:

       (1) a court files a decree or order for relief against the party in an involuntary case under the Bankruptcy Code of the United States or any other liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debt or relief laws affecting the rights of creditors; provided that, in the case of any such proceeding instituted against any of these parties, either such proceedings shall remain undismissed or unstayed for a period of 60 days, or any actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, such party or any substantial part of such party's property) shall occur,

       (2) the party commences a voluntary case under any insolvency law,

       (3) the party consents to a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official taking possession of any substantial part of its property,

       (4) the party makes a general assignment for the benefit of creditors, or

       (5) the party fails to pay its debts as those debts become due;

     - the occurrence of any of the above events (1 through 5) with respect to the originator or the servicer; and

     - the trust becomes an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     In the case of any event described above, an event of default with respect to the notes will be deemed to have occurred; provided the event of default (unless it occurs under any of the five bankruptcy or insolvency events with respect to the trust depositor or the trust described above) may be waived if the Required Holders provide written notice to the indenture trustee, the trust depositor and the servicer of the waiver. In the event the servicer or a responsible officer of the owner trustee or of the indenture trustee has actual knowledge of an event of default, it will be required to notify, among others, the trust depositor, the originator, the servicer and the owner trustee.

     "Required Holders" means:

          (1) prior to the payment in full of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes outstanding, holders of Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes, respectively, evidencing more than 66 2/3% of the aggregate of principal amount of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes voting as a single class, and

          (2) from and after the payment in full of the Class A-1 Notes, Class A-2 Notes, Class A-3 Notes and Class A-4 Notes outstanding, holders of Class B Notes evidencing more than 66 2/3% of the aggregate principal amount of the Class B Notes outstanding, and

          (3) from and after the payment in full of the Class B Notes outstanding, holders of Class C Notes evidencing more than 66 2/3% of the aggregate principal amount of the Class C Notes outstanding.

     If events relating to the bankruptcy or insolvency of the trust depositor occur on the day of such event, the trust depositor will promptly give notice to the indenture trustee of the event, and the indenture trustee will give notice thereof promptly to the holders of the notes and, upon being notified in writing by the Required Holders, promptly act to sell, dispose of or otherwise liquidate the contracts in a commercially reasonable manner and on commercially reasonable terms. The proceeds from any transfer, disposition or liquidation of contracts will be deposited in the collection account and allocated as described in the transfer and servicing agreement and in " -- Allocations". If the proceeds of any collections on contracts in the collection account allocated to noteholders of any class is not sufficient to pay the principal amount of the notes of the class in full, those noteholders will incur a loss.

REMEDIES AFTER EVENTS OF DEFAULT

     If an event of default relating to bankruptcy or insolvency as described under the heading "Events of Default" has occurred, then the unpaid principal of the notes, together with interest accrued but unpaid and all other amounts due to you under the indenture, shall immediately become due and payable.

     If an event of default other than the event of default relating to bankruptcy or insolvency as described under the heading "Events of Default" occurs, the Required Holders may waive the event of default by sending a written notice of the waiver to the indenture trustee, the servicer and the trust depositor. If the Required Holders do not waive the event of default then the unpaid principal of the notes, together with interest accrued but unpaid and all other amounts due to you under the indenture, shall immediately and without further act become due and payable.

THE INDENTURE TRUSTEE

     The indenture trustee with respect to the notes is Harris Trust and Savings Bank. ORIX Credit Alliance, Inc. and its affiliates may from time to time enter into banking and trustee relationships with the indenture trustee and its affiliates. ORIX Credit Alliance, Inc. and its affiliates may hold notes in their own names; however, any notes so held shall not be entitled to participate in any decisions made or instructions given to the indenture trustee by the noteholders as a group.

     The indenture trustee's responsibilities will be ministerial in nature, consisting principally of:

     - the distribution of monies as required by the transfer and servicing agreement;

     - the authentication and registration of transfer of notes under the indenture; and

     - the delivery of information received from the trust depositor.

     For purposes of meeting the legal requirements of any jurisdictions in which any part of the trust's assets may at the time be located, the indenture trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the trust's assets. To the extent permitted by law, all rights, powers, duties and obligations conferred or imposed upon the indenture trustee will be conferred or imposed upon and exercised or performed by the indenture trustee and the separate trustee or co-trustee jointly. In any jurisdiction in which the indenture trustee will be incompetent or unqualified to perform as required by the indenture, all rights, powers, duties and obligations conferred or imposed upon the indenture trustee will be conferred or imposed upon such separate trustee or co-trustee who shall exercise and perform such rights, powers, duties and obligations solely at the direction of the indenture trustee.

     The indenture trustee may resign at any time, in which event a successor indenture trustee which meets the requirements of Section 310(a) of the Trust Indenture Act of 1939, as amended, will be appointed by the servicer. The servicer may also remove the indenture trustee if the indenture trustee ceases to be eligible to continue as the trustee under the indenture. In such circumstances, a successor indenture trustee which meets the requirements of
Section 310(a) of the Trust Indenture Act will be appointed by the servicer. Any resignation or removal of the indenture trustee and appointment of a successor indenture trustee does not become effective until acceptance of the appointment by the successor indenture trustee.

GOVERNING LAW

     The indenture will be governed by the laws of the State of New York.

AMENDMENTS

     The owner trustee, the trust depositor, and the indenture trustee, without the written consent of the Required Holders represented thereby, may execute an amendment of or a supplement to the indenture to cure any ambiguity, to correct or supplement any provision in the indenture which may be inconsistent with any other provision in the indenture or to make any other provisions with respect to matters or questions arising under the indenture; provided that such action shall not adversely affect the interests of the holders of the notes in any material respect as evidenced by an opinion of counsel. Additionally, the indenture trustee, with the written consent of the Required Holders represented thereby, may consent to or execute an amendment of or supplement to, or waiver or consent under, the indenture. But, in each case the consent of each noteholder is required to:

          (1) reduce the amount or extend the time of payment of any amount owing or payable under any note,

          (2) increase or reduce the interest payable on any note,

          (3) alter or modify the provisions of the transfer and servicing agreement with respect to the order of priorities in which collections on the contracts shall be paid to noteholders or with respect to the amount or timing of payments on the notes,

          (4) reduce, modify or amend any indemnities in favor of any noteholder or in favor of or to be paid by the trust depositor, or alter the definition of "Indemnitees" to exclude any noteholder, except as consented to by each person adversely affected by the change,

          (5) make any interest or principal payable in a currency other than U.S. dollars,

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          (6) modify, amend or supplement the provisions of the transfer and servicing agreement relating to amendments, waivers and supplements to the indenture, the transfer and servicing agreement or any other document, or

          (7) modify the definition of Required Holders or the percentage of noteholders required to make any modification of the indenture.

However, only the consent of the affected holder shall be required for any decrease in an amount of or the rate of interest payable on the note or any extension for the time of payment of any amount payable under the note.

SERVICING COMPENSATION AND PAYMENT OF EXPENSES

     The servicer's compensation with respect to its servicing activities and reimbursement for its expenses will be a servicing fee calculated monthly in conjunction with the collection periods for the notes. The servicer's monthly fee will be an amount equal to the product of

          (1) one-twelfth,

          (2) 1.00% and

          (3) the Pool Balance as of the beginning of the related collection period.

     The servicer's fee (which prior to an event of default includes the indenture trustee's fee, expenses and indemnity payments, if any) will be funded from payments due under the contracts and amounts received upon the prepayment or purchase of contracts or liquidation of the contracts and disposition of the related equipment upon defaults thereunder. See "--Amounts Available for Payments on the Notes". The servicer's monthly fee will be paid on the 15th day of each calendar month from the collection account or, if such day is not a business day, the next business day. See " -- Allocations" above.

     The servicer will pay from its servicing compensation some of the expenses incurred in connection with servicing the contracts including, without limitation:

     - expenses related to the enforcement of the contracts except that if a defaulted obligor under a contract is required to pay the costs of enforcement and the servicer recovers excess funds sufficient, after payment of all principal and finance charges due with respect to such contract, to pay any of such costs, servicer will be reimbursed for such costs out of such excess;

     - payment, prior to an event of default, of the fees, expenses (including legal fees and expenses) and disbursements of the indenture trustee and the owner trustee and independent accountants; and

     - any fees which are not expressly stated in the transfer and servicing agreement to be payable by the trust or the trust depositor.

     However, the servicer will not pay federal, state, local and foreign income, franchise or other taxes based on income, if any, or any interest or penalties on such income, imposed upon the trust.

     In the event that ORIX Credit Alliance, Inc. is acting as servicer and fails to pay the fees, expenses (including legal fees and expenses) and disbursements of the indenture trustee and the owner trustee, the indenture trustee and the owner trustee will be entitled to receive the portion of the servicer's monthly servicing fee that is equal to those unpaid amounts.

     In the event prior to an event of default a successor servicer shall be appointed or the indenture trustee shall serve as successor servicer, an additional amount will be payable to the indenture trustee to the extent necessary to cover additional costs and expenses related to the transition to the successor servicer, provided that the cumulative aggregate amount of such payments shall not exceed $100,000. After an event of default, such amount will be included with other payments due the indenture trustee and all such payments will be subject to an overall limitation of $100,000 until the notes are paid in full.

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OPTIONAL REDEMPTION

     If the aggregate principal balance of the contracts is less than 15% of the initial aggregate principal balance of the contracts as of November 1, 1999, the trust depositor will have the option to use the trust to purchase without penalty all, but not less than all, of the remaining outstanding notes and certificate. The trust depositor will exercise this option only on a payment date for the notes and upon payment of the full redemption price to the indenture trustee. The redemption price will be equal to the sum of the outstanding principal amount of the notes and certificate, together with accrued interest through the date of redemption. Following any redemption, you will have no further rights with respect to the trust's assets.

MANDATORY REDEMPTION

     If on any payment date, the aggregate amounts on deposit in the collection account, the reserve fund and the spread fund are greater than or equal to the sum of (i) the entire outstanding note principal balance, (ii) the interest accrued thereon, (iii) any accrued and unpaid servicing fee (including therein amounts owed to the indenture trustee) and (iv) unreimbursed servicer advances, the amounts on deposit in the reserve fund and the spread fund will be deposited in the collection account and used to redeem the notes in full. The redemption price will be equal to the unpaid principal amount of the notes plus accrued and unpaid interest through the date of redemption.

REPORTS

     No later than the third business day prior to each payment date, the servicer will forward to the indenture trustee, the owner trustee, each rating agency rating the notes and First Union Securities, Inc. a monthly report prepared by the servicer setting forth information with respect to the trust and the notes and certificate, including:

          (1) the aggregate principal balance of the contracts

             (A) as of the end of the related collection period and

             (B) as of the end of the second collection period preceding such interest and principal payment date;

          (2) the Class A Principal Payment Amount, Class B Principal Payment Amount, Class C Principal Payment Amount and Additional Principal including the calculations utilized in the determination of those principal payment amounts;

          (3) the aggregate principal balance of contracts held by the trust which were 31, 61 and 91 days or more delinquent as of the end of such collection period;

          (4) the aggregate principal balance of contracts that became defaulted contracts during such collection period and cumulatively for each preceding collection period;

          (5) the monthly servicing fee for the related collection period;

          (6) the amounts available for distribution to the holders of the notes with respect to the related collection period, including the calculation of those amounts;

          (7) the total amount distributed on the notes;

          (8) the amount allocable to principal on each class of the notes;

          (9) the amount allocable to interest on each class of the notes;

          (10) any servicer advances;

          (11) the balances in the reserve fund and the spread fund; and

          (12) the three-month delinquency percentage and the cumulative net loss percentage.

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

     On each payment date, the indenture trustee (or an agent on its behalf), will forward or make available to each noteholder of record a copy of the monthly report.

     The servicer will forward to the indenture trustee, the owner trustee, each rating agency rating the notes and First Union Securities, Inc. (a) within 120 days after each calendar quarter, commencing with the quarter ending December 31, 1999, the unaudited quarterly financial statement of the servicer and (b) within 120 days after each fiscal year of the servicer, commencing with the fiscal year ending March 31, 2000, the audited annual financial statement of the servicer, together with the related report of the independent accountants to the servicer. On the payment date following the receipt of each such financial statements and report, the indenture trustee will forward to each noteholder of record a copy of such financial statements and report.

     On or before February 28 of each calendar year, commencing February 28, 2000, the indenture trustee will furnish or cause to be furnished to each person who at any time during the preceding calendar year was a noteholder of record, a statement provided by the servicer containing the information required to be provided by an issuer of indebtedness under the Internal Revenue Code of 1986, as amended for such preceding calendar year or the applicable portion of the year during which you were a noteholder, together with such other customary information as is necessary to enable you to prepare your tax returns. See "Material Federal Income Tax Considerations".

     As long as the notes remain in book-entry form, periodic reports, containing information concerning the trust, the contracts, the notes and the certificate, will be prepared by the servicer and sent on behalf of the trust to Cede & Co., as nominee of DTC, and the Euroclear System or Cedel Bank, S.A. as registered holders of the notes. These reports will be made available by DTC, Euroclear or CEDEL and its participants to holders of interests in the notes as required by the rules, regulations and procedures creating and affecting DTC, Euroclear and CEDEL, respectively. See "-- Book -- Entry Registration" and
"-- Reports". These reports will not constitute financial statements prepared in accordance with generally accepted accounting principles or that have been examined and reported upon by, with an opinion expressed by, an independent or certified public accountant. Upon the issuance of fully registered, certificated notes, these reports will be sent to each registered noteholder.

LIST OF NOTEHOLDERS

     If the notes are subsequently issued in fully registered, certificated form, the indenture trustee will afford you access during normal business hours and upon prior written notice to the current list of noteholders for purpose of communicating with other noteholders with respect to their rights under the indenture, the transfer and servicing agreement or the notes. The indenture trustee will provide this list upon written request of any noteholder or group of noteholders of record holding notes evidencing not less than 10% of the aggregate unpaid principal amount of the notes. While the notes are held in book-entry form, holders of beneficial interests in the notes will not have access to a list of other holders of beneficial interests in the notes, which may impede the ability of such holders of beneficial interests to communicate with each other. See "-- Book-Entry Registration" below.

ADMINISTRATION AGREEMENT

     ORIX Credit Alliance, Inc., in its capacity as administrator, will enter into an administration agreement. ORIX Credit Alliance, Inc. will agree, to the extent provided in the administration agreement, to provide the notices and to perform other administrative obligations required to be provided or performed by the trust or the owner trustee under the indenture.

     ORIX Credit Alliance, Inc., as the administrator agrees to perform the accounting functions of the trust which the owner trustee is required to perform under the trust agreement, including but not limited to:

     - maintaining the books of the trust;

     - filing tax returns for the trust; and
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

     - delivering tax related reports to you, except for Form 1099s.

However, the indenture trustee shall retain responsibility for distributing to you Form 1099s and the owner trustee shall retain responsibility for distributing the Schedule K-1s. As compensation for the performance of the administrator's obligations under the administration agreement and as reimbursement for its expenses, ORIX Credit Alliance, Inc., as the administrator will be entitled to a monthly administration fee, which fee will be paid by the servicer.

BOOK-ENTRY REGISTRATION

     You may hold your notes through DTC in the United States or Cedel Bank, society anonyme or Euroclear System in Europe if you are a participant of those systems, or indirectly through organizations that are participants in those systems.

     DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Exchange Act. DTC was created to hold securities for its direct participants and to facilitate the clearance and settlement of securities transactions between its direct participants through electronic book-entries, thereby eliminating the need for physical movement of certificates. DTC's direct participants include the underwriters offering the notes to you, securities brokers and dealers, banks, trust companies and clearing corporations, and may include other organizations. Indirect access to the DTC system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

     To facilitate subsequent transfers, all notes deposited with DTC will be registered in the name of DTC's nominee, Cede & Co. You will maintain beneficial ownership of the notes despite the deposit of notes with DTC and their registration in the name of Cede. DTC has no knowledge of the actual noteholders; DTC's records reflect only the identity of its direct participants to whose accounts such notes are credited, which may or may not be the noteholders. DTC's direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

     You will not be entitled to receive a physical note representing such person's interest in a class of notes. As long as the notes are registered in the name of Cede & Co., any action to be taken by you or any other noteholders will be taken by DTC upon instructions from DTC's participants, and all distributions, notices, reports and statements to noteholders will be delivered to Cede, as the registered holder of the notes, for distribution to noteholders in compliance with DTC procedures.

     You will receive all payments of principal and interest on the notes through direct participants or indirect participants. DTC will forward such payments to its direct participants which will forward them to indirect participants or noteholders. Under a book-entry format, you may experience some delay in their receipt of payments, since such payments will be forwarded to Cede as nominee of DTC. You will not be recognized by the indenture trustee as a noteholder, as such term is used in the indenture. You will be permitted to exercise the rights of noteholders only indirectly through DTC and its direct participants and indirect participants. Because DTC can act only on behalf of direct participants, who in turn act on behalf of indirect participants, and on behalf of banks, trust companies and other persons approved by it, your ability to pledge the notes to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such notes, may be limited due to the absence of physical notes for such notes.

     Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to noteholders will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Payments by DTC participants to noteholders will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of such DTC participant and not of DTC, the indenture trustee, the owner trustee, the originator, subject to any statutory or regulatory requirements as

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

may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the indenture trustee, disbursement of such payments to direct participants shall be the responsibility of DTC and disbursement of such payments to noteholders shall be the responsibility of direct participants and indirect participants.

     Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual noteholder is in turn to be recorded on the direct participants' and indirect participants' records. Noteholders will not receive written confirmation from DTC of their purchase, but noteholders are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participant or indirect participant through which the noteholder entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of DTC's participants acting on behalf of noteholders. Noteholders will not receive physical notes representing their ownership interest in notes, except in the event that use of the book-entry system for the notes is discontinued.

     DTC will not comment or vote with respect to the notes. DTC has advised us that it will take any action permitted to be taken by a noteholder under the indenture only at the direction of one or more direct participants to whose accounts with DTC the notes are credited. Additionally, DTC has advised us that to the extent that the indenture requires that any action may be taken only by noteholders representing a specified percentage of the aggregate outstanding principal amount of the notes, DTC will take such action only at the direction of and on behalf of direct participants whose holdings include undivided interests that satisfy such specified percentage.

     DTC may discontinue providing its services as securities depositary with respect to the notes at any time by giving reasonable notice to the indenture trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, fully registered, certificated notes are required to be printed and delivered. The originator may decide to discontinue use of the system of book-entry transfers through DTC or a successor securities depositary. In that event, fully registered, certificated notes will be delivered to noteholders. See "-- Issuance of Certificated Notes at a Later Date".

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but neither we nor the trust depositor take any responsibility for the accuracy of this information.

     Cedel and Euroclear will hold omnibus positions on behalf of the participants in the Cedel and Euroclear systems, respectively, through customers' securities accounts in Cedel's and Euroclear's names on the books of their respective depositaries which in turn will hold such positions in customers' securities accounts in the depositaries' names on the books of DTC.

     Cedel is incorporated under the laws of Luxembourg as a professional depositary. Cedel holds securities for its participants and facilitates the clearance and settlement of securities transactions between its participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Cedel in any of 38 currencies, including United States dollars. Cedel provides to its participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Cedel interfaces with domestic markets in several countries. As a professional depositary, Cedel is subject to regulation by the Luxembourg Monetary Institute. Cedel's participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Cedel is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Cedel participant, either directly or indirectly.

     Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear's participants through simultaneous electronic book-entry delivery against

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

payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of 35 currencies, including United States dollars. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by the Brussels, Belgium office of Morgan Guaranty Trust Company of New York, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by Euroclear's operator and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with Euroclear's operator. Euroclear Clearance Systems S.C. establishes policy for Euroclear on behalf of Euroclear's participants. Euroclear participants include banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriter. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

     Morgan Guaranty Trust Company of New York is the Belgian branch of a New York banking corporation which is a member bank of the Federal Reserve System. As such, it is regulated and examined by the Board of Governors of the Federal Reserve System and the New York Banking Department, as well as the Belgian Banking Commission.

     Securities clearance accounts and cash accounts with Euroclear operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System and applicable Belgian law. Those Euroclear Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear operator acts under the Euroclear Terms and Conditions only on behalf of Euroclear's participants, and has no record of or relationship with persons holding through Euroclear's participants.

     Transfers between direct participants will comply with DTC rules. Transfers between Cedel's participants and Euroclear's participants will comply with their rules and operating procedures.

     Cross-market transfers between persons holding directly or indirectly through DTC in the United States, on the one hand, and directly or indirectly through Cedel or Euroclear, on the other, will be effected in DTC under DTC rules through the relevant European international clearing system through its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system as required by its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment using its normal procedures for same-day funds settlement applicable to DTC. Cedel participants and Euroclear participants may not deliver instructions directly to the depositaries.

     Because of time-zone differences, credits of securities in Cedel or Euroclear as a result of a transaction with a DTC participant will be made during the subsequent securities settlement processing day, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing day will be reported to the relevant Cedel participant or Euroclear participant on such business day. Cash received in Cedel or Euroclear as a result of transfers of securities by or through a Cedel participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Cedel or Euroclear cash account only as of the business day following settlement in DTC.

     Although DTC, Cedel and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of DTC, Cedel and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

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     Except as required by law, none of the originator, the owner trustee, the
Trust Depositor or the indenture trustee will have any liability for any aspect of the records relating to, actions taken or implemented by, or payments made on account of, beneficial ownership interests in the notes held through DTC, or for maintaining, supervising or reviewing any records or actions relating to such beneficial ownership interests.

ISSUANCE OF CERTIFICATED NOTES AT A LATER DATE

     The notes will be issued in fully registered, certificated form to beneficial owners or their nominees rather than to DTC or its nominee, only if:

          (1) we advise the indenture trustee in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to such notes, and we or the indenture trustee are unable to locate a qualified successor or

          (2) we elect to terminate the book-entry system.

     Upon the occurrence of any of the events described in the immediately preceding paragraph, the indenture trustee is required to notify all beneficial owners for each class of notes held through DTC of the availability of notes in fully registered, certificated form. Upon surrender by DTC of the global note representing the notes and instructions for reregistration, the trust will issue such fully registered, certificated notes, and the indenture trustee will recognize the holders of such fully registered, certificated notes as noteholders under the indenture.

     Additionally, upon the occurrence of any such event described above, distribution of principal of and interest on the notes will be made by the indenture trustee directly to you as required by the indenture. Distributions will be made by wire transfer or check, mailed to your address as it appears on the note register. Upon at least 10 days' notice to noteholders for such class, however, the final payment on any note will be made only upon presentation and surrender of such Note at the office or agency specified in the notice of final distribution to noteholders. The final payment will be made in this manner whether the notes are fully registered, certificated notes or the note for such class registered in the name of Cede & Co. representing the notes of such class.

     Fully registered, certificated notes of each class will be transferable and exchangeable at the offices of the indenture trustee, which the indenture trustee shall designate on or prior to the issuance of any fully registered, certificated notes with respect to such class. No service charge will be imposed for any registration of transfer or exchange, but the indenture trustee may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection with the transfer or exchange.

                                THE CERTIFICATES

     On the closing date for the sale of the notes, we will also issue the certificates with an initial certificate balance of $1,026,673. The certificates will not bear interest and shall have the right to monies in the reserve fund and to funds remaining after the payment of all principal and interest on the notes. The certificates will represent a fractional undivided beneficial equity interest in the trust and will be issued under the trust agreement.

     The certificates are not being offered and sold by this prospectus. The trust depositor is expected initially to retain the certificates, although it may transfer the certificates at some later date in a transaction separate from this offering provided the owner trustee and indenture trustee receive an opinion of independent counsel that such transfer will not cause the trust to become a taxable entity or otherwise adversely affect the noteholders. Distributions with respect to the certificates will be subordinated to the rights of the noteholders to the extent described in "Description of the Notes and Indenture -- Allocations".

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                      THE TRANSFER AND SERVICING AGREEMENT

     The following is a summary of all of the material terms of the transfer and servicing agreement to be dated as of the closing date among the trust depositor, the originator, the trust and the indenture trustee. You should read the transfer and servicing agreement, the form of which was filed as an exhibit to the registration statement of which this prospectus is a part.

CONVEYANCE OF THE CONTRACTS

     The contracts and security interests in the equipment will be transferred to the trust by the trust depositor as required by the transfer and servicing agreement. The originator has sold, transferred, assigned, set over and otherwise conveyed to the trust depositor, without recourse all of the originator's right, title and interest in and to:

     - the contracts, including any substitute contracts, and all monies due or to become due in payment of the contracts on or after the related cutoff date, including all scheduled payments thereunder due on or after the cutoff date;

     - any prepayment amounts, any payments in respect of a casualty or early termination, and any recoveries on the contracts but excluding any scheduled payments due prior to the related cutoff date, any scheduled payments due after the cutoff date but received on or prior to the cutoff date and any Excluded Amounts;

     - the security interest in the related equipment, including all proceeds from any sale or other disposition of the equipment;

     - any documents delivered to the trust depositor or held by the servicer on its behalf with respect to each contract;

     - all payments made or to be made in the future with respect to each contract and the obligor thereunder and under any other guarantee or similar credit enhancement with respect to the contracts;

     - all payments made with respect to each contract under any insurance policy covering physical damage to the related equipment; and

     - all income and proceeds of the foregoing.

As of the initial cutoff date or any subsequent cutoff date for substitute contracts, the trust depositor will transfer and assign the assets described in the previous seven bullet points to the trust for the benefit of the noteholders and the trust will grant a lien on the same in favor of the indenture trustee.

     Prior to the conveyance of any contracts to the trust depositor, the originator indicated in its books and records, including the computer files relating to the contracts, that the contracts have been transferred to the trust depositor. Prior to each transfer of any assets to the trust, the trust depositor will file UCC financing statements reflecting the conveyance of the assets described in the previous seven bullet points to the trust and the grant of a lien on those assets to the indenture trustee. The trust depositor will mark its books and records, including the appropriate computer files relating to the contracts, to indicate that the contracts have been conveyed to the trust. The trust will give the indenture trustee a list of the contracts transferred to the trust, identified by account number and by the contract outstanding principal balance as of the related cutoff date.

REPRESENTATIONS AND WARRANTIES; DEFINITION OF ELIGIBLE CONTRACTS

     The originator will make the following representations and warranties in the transfer and servicing agreement with respect to each contract as of the closing date. Similarly, the originator will make or be

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deemed to have made those representations and warranties with respect to each substitute contract which may be transferred as of its related cutoff date, including that:

      (1) the contract is valid and enforceable, except the enforcement may be limited by insolvency, bankruptcy, moratorium, reorganization, or other similar laws affecting enforceability of creditors' rights and the availability of equitable remedies, and the contract contains a clause that has the effect of unconditionally obligating the obligor to make periodic contract payments (including taxes, if any) to the assignee of the contract, notwithstanding any rights the obligor may have against the assignor;

      (2) the contract is noncancellable by the obligor;

      (3) all payments payable under the contract are absolute, unconditional obligations of the obligor and the contract does not provide for offset for any reason;

      (4) the contract requires the obligor to maintain the equipment in good working order, to bear all the costs of operating the equipment, including taxes, if any, and insurance relating thereto;

      (5) the contract, at the time it was made, did not violate the laws of the United States or any state, except for any violations which do not materially and adversely affect the collectibility of the contracts taken as a whole;

      (6) the contract requires that (a) the obligor will obtain insurance and list ORIX Credit Alliance, Inc. as the loss payee in an amount not less than the outstanding principal balance of the contract; or (b) in the event of a casualty loss, the servicer may require the obligor (i) to pay at a minimum the outstanding principal balance of the contract or (ii) to replace the equipment with like equipment in good repair, acceptable to servicer, at the obligor's expense;

      (7) the contract has been transferred to the trust depositor free and clear of any liens (except for permitted liens) and is assignable without prior written consent of the obligor; the originator has transferred its security interest in the financed equipment interest to the trust depositor, free and clear of adverse claims, except permitted liens;

      (8) the contract has an original maturity of not greater than 84 months;

      (9) the contract is a U.S. dollar-denominated obligation and, at inception, the obligor and the associated equipment were located in the United States and continue to be located in the United States;

     (10) there is not more than one "secured party's original" counterpart of the contract;

     (11) the contract is not a consumer contract or a "consumer lease" as defined in Section 2A-103(1)(e) of the UCC; and, if such contract is a lease, it is a lease intended for security within the meaning of Section 1-201(37) of the UCC;

     (12) the contract is not subject to any guaranty by the originator, nor has the originator established any specific credit reserve with respect to the related obligor;

     (13) the contract was either originated by, or purchased in a true sale transaction, by the originator in the ordinary course of its business in accordance with its customary underwriting practices and credit policies and no adverse selection procedure was used in selecting the contract for transfer to the trust depositor;

     (14) the obligor has represented to the originator or vendor that it has accepted the equipment where the contract relates to equipment being currently acquired;

     (15) the obligor is not, to the originator's knowledge, subject to bankruptcy or other insolvency proceedings;

     (16) the contract is not a defaulted contract;

     (17) the contract is not more than 60 days past due;

     (18) the information with respect to the contract and the equipment, where the contract relates to equipment being currently acquired, is, to the best of the originator's knowledge, true and correct in all material respects;

     (19) no provision of the contract has been waived, altered or modified in any way, except by instruments or documents contained in the files relating to the contract;

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     (20) all filings necessary to evidence the conveyance or transfer of the originator's ownership interest in the contract, and the originator's corresponding interest in the related equipment, to the trust depositor, have been made in all appropriate jurisdictions; provided, that (i) UCC financing statement filings with respect to equipment which name the originator as secured party have not been amended to indicate either the trust depositor or the trust as an assignee and (ii) filings or registrations with respect to any title registry for any equipment which name the originator as lienholder have not been amended to indicate either the trust depositor or the trust as an assignee;

     (21) the contract does not contain any other restriction on the transfer or assignment of the contract other than those as to which a consent or waiver of such restriction has been obtained prior to the date on which the contract was sold to the trust;

     (22) the obligor is not the United States or any state or local government or any agency, department, subdivision or instrumentality of any such government;

     (23) the originator has obtained a first priority perfected security interest (subject to permitted liens) in the equipment related to the contracts;

     (24) the contract, if a lease, has a purchase option amount of no greater than $102;

     (25) if the contract is a lease of equipment subject to certificate of title statutory requirements, the title is held either in the name of the lessee and the certificate of title indicates the originator as lienholder or in the name of the originator as lessor;

     (26) the obligor under the contract is required either to maintain casualty insurance or to self-insure with respect to the related equipment in accordance with the originator's customary underwriting requirements;

     (27) the contract constitutes "chattel paper" as defined under the UCC; and

     (28) other customary provisions for this type of transaction.

     These representations and warranties will be reaffirmed by the originator when it transfers a substitute contract to the trust depositor. A contract which satisfies all of the above representations and warranties shall be deemed an "eligible contract". In addition, the originator will represent and warrant to the trust depositor that it has validly sold and assigned to the trust depositor all right, title and interest of the originator in the contracts, the proceeds of the contracts and the related security interest in the financed equipment.

     Permitted liens on the contracts consist of:

          (1) liens for state, municipal and other local taxes but only if

             (a) such taxes shall not at the time be due and payable or

             (b) the trust depositor shall currently be contesting the validity of those liens in good faith by appropriate proceedings;

          (2) liens in favor of the trust depositor created under the transfer and servicing agreement and transferred to the trust under the transfer and servicing agreement;

          (3) liens in favor of the trust created under the transfer and servicing agreement; and

          (4) liens in favor of the indenture trustee created under the transfer and servicing agreement and the indenture.

     Permitted liens on the equipment securing the contracts consist of:

          (1) materialmen's, warehousemen's, mechanics' and other liens arising by operation of law in the ordinary course of business for sums not due or sums which are being contested in good faith;

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

          (2) liens for state, municipal and other local taxes if:

             (A) such taxes shall not at the time be due and payable or

             (B) the trust depositor shall currently be contesting the validity of those liens in good faith by appropriate proceedings;

          (3) liens in favor of the trust depositor and transferred to the trust under the transfer and servicing agreement;

          (4) liens in favor of the trust created under the transfer and servicing agreement;

          (5) liens in favor of the indenture trustee created under the transfer and servicing agreement and the indenture;

          (6) other liens which are subordinate to the prior payment of the contracts on terms described in the transfer and servicing agreement;

          (7) liens granted by the end-users or vendors which are subordinate to the interest of the trust in the equipment; and

          (8) liens on items of equipment the acquisition of which was not specifically financed by the contract unless such equipment is specifically identified as a financed item in the contract.

     The trust depositor will represent and warrant in the transfer and servicing agreement that:

          (1) the transfer of the contracts is a valid transfer and assignment to the trust of all right, title and interest of the trust depositor in the contracts;

          (2) all filings necessary to evidence the conveyance or transfer of the contracts to the trust have been made in all appropriate jurisdictions;

          (3) that each contract is an eligible contract; and

          (4) that the security interest granted on the related contracts by the trust to the indenture trustee is effective to create in favor of the indenture trustee a lien on the contracts and that the lien has been duly perfected.

     None of the indenture trustee, the trust, the owner trustee or any of them in their individual capacities, shall make or be deemed to have made any representations or warranties, express or implied, regarding the trust's assets or the transfers of those assets by the originator, the trust depositor or the trust.

REMEDIES FOR BREACHES OF REPRESENTATIONS AND WARRANTIES; DEFINITION OF INELIGIBLE CONTRACTS

     Under the terms of the transfer and servicing agreement, each contract must be an eligible contract as of its date of transfer to the trust. The indenture trustee shall reassign any contract to the trust depositor, upon the written request of the owner trustee, the trust depositor or the originator, and the originator will be concurrently obligated to purchase from the trust depositor, such contract transferred by the originator no later than the next succeeding determination date after the originator becomes aware, or receives written notice from the servicer or the trust depositor, of the breach of any representation or warranty made by the originator in the transfer and servicing agreement. That transfer and repurchase of the contract is required only if the breach of the representation or warranty by the originator materially adversely affects the interests of the trust depositor or the trust or their successors or assigns in such contract or the documents relating to such contract, which breach has not been cured or waived in all material respects. This purchase obligation will constitute the sole remedy against the originator and the trust depositor available to you for a breach of a representation or warranty under the transfer and servicing agreement made by the originator with respect to that contract.

     An ineligible contract shall be reassigned to the trust depositor and the trust depositor shall make a deposit in the collection account in immediately available funds in an amount equal to the contract outstanding principal balance of the ineligible contract together with accrued interest and any outstanding
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servicer advances on the contract. Any amount deposited into the collection account in connection with the reassignment of an ineligible contract shall be considered payment in full of the ineligible contract, and that amount shall be treated as an amount available for distribution to you. In the alternative, the trust depositor may instead obtain a substitute contract and convey the substitute contract to the trust in replacement for the affected ineligible contract. We will release the ineligible contract and the trust depositor will reconvey it to the originator. See "-- Substitute Contracts".

CONCENTRATION AMOUNTS; DEFINITION OF EXCESS CONTRACT

     In addition to the representations and warranties made by the originator and the trust depositor with respect to the contracts as described above under "-- Representations and Warranties; Definition of Eligible Contracts", the trust depositor will represent and warrant as of the closing date as follows:

          (1) the aggregate principal balance of all end-user contracts which finance, lease or are related to trucking industry will not exceed 50% of the aggregate principal balance of the contracts;

          (2) the aggregate principal balance of all end-user contracts with obligors who comprise the ten largest obligors (measured by aggregate principal balance) does not exceed 10% of the aggregate principal balance of the contracts;

          (3) the aggregate principal balance of all full and partial recourse contracts from any single vendor or affiliated group of vendors will not exceed 1.5% of the aggregate principal balance of the contracts;

          (4) the aggregate principal balance of all contracts of each obligor or affiliated group of obligors shall not exceed 1.5% of the aggregate principal balance of the contracts; and

          (5) the aggregate principal balance of all end-user contracts with obligors located in a single State of the United States does not exceed 10% of the aggregate principal balance of the contracts.

     On the date a substitute contract is added to the trust's assets the trust depositor will make with respect to the substitute contract the foregoing representations and warranties (except those made under (5)) as of the initial closing date of the transfer of the contracts to the trust. We will treat the substitute contract as though it, and not the replaced contract, was included in the contracts on the initial closing date; however, the principal balance of such substitute contract shall be equal to its principal balance as of the actual cutoff date.

     If there is a breach of any of the foregoing representations or warranties (an "Excess Contract"), which breach has not been cured or waived in all material respects, the removal of which shall remedy such breach, the servicer will select a contract, and the indenture trustee will, upon the written direction of the servicer, reassign such contract to the trust depositor, and the originator will be obligated to purchase such contract from the trust depositor. Such purchase shall occur no later than 90 days after the trust depositor or the originator becomes aware, or receives written notice from the servicer or the trust depositor, of such breach. This purchase obligation will constitute the sole remedy against the originator and trust depositor available to you for a breach of one of the foregoing representations or warranties.

     An Excess Contract shall be reassigned to the trust depositor and the trust depositor shall make a deposit in the collection account in immediately available funds in an amount equal to the principal balance of the Excess Contract together with accrued interest and any outstanding servicer advances on the contract. Any amount deposited into the collection account in connection with the reassignment of an Excess Contract shall be considered payment in full of the Excess Contract and shall be treated as an amount available for distribution to you. In the alternative, the trust depositor may instead cause the originator to convey to the trust depositor a substitute contract in replacement for the Excess Contract, which shall thereupon be deemed released by the trust and reconveyed through the trust depositor to the originator. See
"-- Substitute Contracts".

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MATERIAL MODIFICATIONS TO CONTRACTS

     Under the terms of the transfer and servicing agreement, the servicer may vary the provisions of a contract, some of which constitute material modifications. Under the transfer and servicing agreement, only the following modifications are permitted:

     - except as provided below, waivers and other modifications that:

       (1) conform with the servicer's customary and usual credit and collection practices, and

       (2) do not have the effect of accelerating, delaying, reducing or extending the dates for scheduled payments for the contract; however, the rating agencies may waive this requirement;

     - to the extent consistent with the servicer's customary and usual credit and collection practices, the servicer may grant extensions or adjustments on any contract; provided, however, that if the servicer (i) extends a contract by more than three months in any calendar year, (ii) extends a contract more than twice in the life of such contract, (iii) reduces the frequency of periodic payments under a contract, (iv) reduces the unpaid principal balance or the rate of interest with respect to a contract, or (v) extends a contract in a manner that is inconsistent with the servicer's customary and usual credit and collection practices, the servicer shall purchase the affected contract no later than the next succeeding determination date by either (a) depositing the unpaid principal balance of the contract (plus any related unreimbursed servicer advances (unless the servicer waives and releases its rights with respect to such unreimbursed servicer advances) and accrued and unpaid interest) in the collection account, or (b) transferring a substitute contract to the trust in exchange for such contract;

     - waivers of any late payment charge and other service fees that may be collected in the ordinary course of servicing the contract;

     - waivers that permit prepayment of a contract that is not otherwise prepayable by its terms. The prepayment may include, without limitation, a full or partial buy out of the equipment which is the subject of the contract, or an equipment upgrade. In the event of an early termination of a contract which has been prepaid in full, the trust depositor will have the option to cause the trust to reinvest the proceeds of the contract in one or more contracts having similar characteristics to the terminated contract. See " -- Substitute Contracts". The servicer is not authorized to permit an early termination of a contract, without the addition to the trust of a substitute contract, unless the amount to be prepaid, whether by the related obligor, or through a combination of payments from the related obligor and from the originator or servicer, on such terminated contract is equal at least to the then outstanding contract principal balance of the contract, plus accrued and unpaid interest; or

     - waivers that release or subordinate the trust's interest in a portion of the equipment and/or any additional collateral that is specifically identified in the contract documents, and/or release obligors, guarantors, and assignors of a contract, provided that immediately thereafter the related contract continues to meet the servicer's customary and usual underwriting standards and the remaining portion of the equipment and/or any additional collateral that is specifically identified in the documents for such contract is equal in value, as determined in accordance with the servicer's normal valuation procedures, to at least 120% of the outstanding principal balance of such contract. The servicer shall, in accordance with its customary and usual credit and collection policies, have the right to release or subordinate ORIX Credit Alliance, Inc.'s interest in additional collateral (which does not include the financed equipment) if such additional collateral is not specifically identified in the contract documents.

Non-material adjustments or modifications in contract terms may be effected by the servicer on behalf of the trust without your consent and without affecting the status of the contract as part of the trust.

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SUBSTITUTE CONTRACTS

     In the event we subsequently determine that (i) a contract has become subject to a casualty loss, a materially modified contract, or a defaulted contract or (ii) a contract has become a prepaid contract, a contract that is not an eligible contract or an Excess Contract, the originator will have the option to substitute for that contract another contract or contracts having similar characteristics. See " -- Remedies for Breaches of Representations and Warranties; Definition of Ineligible Contracts," " -- Concentration Amounts; Definition of Excess Contract" and " -- Material Modifications to Contracts". Our ability to substitute contracts is limited in the aggregate to with respect to category (i) to 10% of the original pool balance and with respect to category
(ii) to 20% of the original pool balance; provided, however, that no substitution of contracts with respect to category (ii) contracts may be made prior to the time the Class A-1 Notes are paid in full.

     The substitute contracts will have (a) an aggregate principal balance equal to or greater than that of the contract being substituted, (b) a similar weighted average life and (c) a weighted average yield (annual percentage rate or APR) of greater than or equal to the yield (APR) on the contract being replaced. In addition, (1) the final payment on the substitute contract will be on or prior to June 15, 2006 and (2) the substitution will not result in a violation of the concentration limits applicable to the contract pool owned by the trust.

DEFINITION OF DEFAULTED CONTRACTS

     A contract will automatically be deemed to be a defaulted contract on the earlier occurrence of either (1) or (2) below:

          (1) any portion of a contractual payment has not been received from the obligor for 180 days or a shorter period as the originator may determine consistent with its collection policy; or

          (2) if at any time the servicer determines, under its customary and usual practices, that the contract is not collectible after taking into account any available vendor recourse.

     The current policy of the servicer with respect to writing off contracts is described in "ORIX Credit Alliance, Inc. -- Credit Approval, Collection and Review Process" above.

     Upon classification as a defaulted contract, the servicer shall accelerate all payments due thereunder or take any other action as the servicer reasonably believes will maximize the amount of recoveries and shall otherwise follow its customary and usual collection procedures, which may include the repossession and transfer of any related equipment or other security on behalf of the trust.

INDEMNIFICATION

     The transfer and servicing agreement provides that the servicer will indemnify the trust depositor, the trust, the owner trustee, and the indenture trustee from and against any loss, liability, expense, damage or injury suffered or sustained arising out of the servicer's actions or omissions with respect to the trust.

     Under the transfer and servicing agreement, the trust depositor has agreed to be liable directly to an injured party for the entire amount of any losses, claims, damages or liabilities arising out of or based on the arrangement created by the transfer and servicing agreement as though such agreement created a partnership under the New Jersey Uniform Limited Partnership Act in which the trust depositor was a general partner. However, the trust depositor is not liable to you for any losses, claims, damages or liabilities incurred by you in your capacity as an investor in the notes. In the event a successor servicer is appointed, the successor servicer will indemnify and hold harmless the trust depositor for any losses, claims, damages and liabilities of the trust depositor as described in this paragraph arising from the actions or omissions of the successor servicer. Except as provided in the preceding paragraph, the transfer and servicing agreement provides that none of the trust depositor, the servicer or any of their directors, officers, employees or agents will be under any other liability to the trust, the owner trustee, the indenture trustee, the noteholders or any other person for any action taken, or for refraining from taking any action, in good

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faith under the transfer and servicing agreement. However, none of the trust depositor, the servicer or any of their directors, officers, employees or agents will be protected against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence of any such person in the performance of their duties or by reason of reckless disregard of their obligations and duties thereunder.

     In addition, the transfer and servicing agreement provides that the servicer is not under any obligation to appear in, prosecute or defend any legal action which is not incidental to its servicing responsibilities under the transfer and servicing agreement. The servicer may, in its sole discretion, undertake any legal action which it may deem necessary or desirable for the benefit of the noteholders with respect to the transfer and servicing agreement and the rights and duties of the parties thereunder.

SERVICING STANDARD AND SERVICER ADVANCES

     The servicer is responsible for servicing, collecting, enforcing and administering the contracts in a manner consistent with its customary and usual procedures for servicing contracts comparable to the contracts. Although ORIX Credit Alliance, Inc. has the right to delegate its servicing duties to a sub-servicer, it remains liable for the performance or non-performance of those duties.

     If the servicer determines that any scheduled payment with respect to any contract which was due during the collection period was not received in full prior to the end of that collection period, the servicer has the right to elect, but is not obligated, to advance the unpaid scheduled payment if it reasonably believes that the advance will be reimbursed by the related obligor. The servicer shall be entitled to reimbursement of the servicer advances from subsequent payments on or with respect to the contract, including collections of any prepayment amount, amounts deposited in the collection account for the repurchase of ineligible contracts or recoveries with respect to the contract, and, if the servicer determines that its advances will not be recovered from the contracts to which its advances were related, from other contracts included in the trust.

SERVICER RESIGNATION

     The servicer may not resign from its obligations and duties under the transfer and servicing agreement, except upon determination that its duties are no longer permissible under applicable law. No such resignation will become effective until a successor to the servicer has assumed the servicer's responsibilities and obligations under the transfer and servicing agreement.

     Assuming that the action complies with the transfer and servicing agreement

          (1) any person into which ORIX Credit Alliance, Inc. or the servicer may be merged or consolidated;

          (2) any person resulting from any merger or consolidation to which ORIX Credit Alliance, Inc. or the servicer is a party; or

          (3) any person succeeding by acquisition or transfer to the business of ORIX Credit Alliance, Inc. or the servicer will be permitted to be the successor to ORIX Credit Alliance, Inc., as the servicer, under the transfer and servicing agreement. ORIX Credit Alliance, Inc. is required to notify the rating agencies and the indenture trustee within 30 days of the completion of any such merger, consolidation or succession but is not required to get the consent of either the rating agencies or the holders of the notes.

SERVICER DEFAULT

     In the event of any servicer default, either the indenture trustee or the Required Holders, by written notice to the servicer and the owner trustee, and to the indenture trustee, if given by the noteholders, may terminate all of the rights and obligations of the servicer, as servicer, under the transfer and servicing agreement. The indenture trustee is entitled to receive upon reasonable notice after the end of any
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collection period a copy of the servicer's computer records related to the contracts. If the indenture trustee within 60 days of receipt of the termination notice is unable to obtain bids from eligible servicers and the servicer delivers an officer's certificate to the effect that the servicer cannot in good faith cure the servicer default which gave rise to the termination notice, then the indenture trustee shall offer the trust depositor the right at its option to accept retransfer of the trust's assets on the following note interest and principal payment date. The purchase price for the retransfer of the trust's assets shall be equal to the sum of the aggregate principal amount of all notes and certificate on such payment date plus accrued and unpaid interest at the applicable interest rate through the date of the retransfer. The purchase price may also include interest on interest payments that were due but not paid when due.

     The indenture trustee shall, as promptly as possible after giving a termination notice, appoint a successor servicer and if no successor servicer has been appointed by the indenture trustee and has accepted the appointment by the time the servicer ceases to act as servicer, all rights, authority, power and obligations of the servicer under the transfer and servicing agreement shall pass to and be vested in the indenture trustee, unless at the time it would be contrary to law for the indenture trustee to act in such capacity. Prior to any appointment of the successor, the indenture trustee will seek to obtain bids from potential servicers meeting the eligibility requirements set forth in the transfer and servicing agreement to serve as a successor servicer for servicing compensation not in excess of the servicing fee "Description of the Notes and Indenture -- Servicing Compensation and Payment of Expenses". The rights and interest of the trust depositor under the transfer and servicing agreement as holder of the certificate will not be affected by the termination or appointment of a successor to the servicer.

     A "servicer default" refers to any of the following events:

          (a) any failure by the servicer to make any payment, transfer or deposit or to give instructions or notice to the owner trustee or the indenture trustee as required by the transfer and servicing agreement on or before the date occurring two business days after the date the payment, transfer, deposit, or the instruction or notice or report is required to be made or given, as the case may be, under the terms of the transfer and servicing agreement; or

          (b) failure on the part of the servicer duly to observe or perform in any material respect any other covenants or agreements of the servicer set forth in the transfer and servicing agreement which has a material adverse effect on the noteholders, which continues unremedied for a period of 30 days after the first to occur of:

             (1) the date on which written notice of such failure requiring the same to be remedied shall have been given to the servicer by the indenture trustee or to the servicer and the indenture trustee by the noteholders or the indenture trustee on behalf of the holders of notes aggregating not less than 25% of the principal amount of any class of notes adversely affected thereby and

             (2) the date on which the servicer becomes aware of the failure and such failure continues to materially adversely affect the noteholders for such period; or

          (c) any representation, warranty or certification made by the servicer in the transfer and servicing agreement or in any certificate delivered under the transfer and servicing agreement shall prove to have been incorrect when made, which has a material adverse effect on the noteholders and which continues to be incorrect in any material respect for a period of 30 days after the first to occur of:

             (1) the date on which written notice of such incorrectness requiring the same to be remedied shall have been given to the servicer and the owner trustee by the indenture trustee, or to the servicer, the owner trustee and the indenture trustee by noteholders or by the indenture trustee on behalf of holders of notes aggregating not less than 25% of the principal amount of any class adversely affected thereby and

             (2) the date on which the servicer becomes aware of the incorrectness, and such incorrectness continues to materially adversely affect such holders for such period; or

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          (d) any event relating to bankruptcy, insolvency or receivership shall occur with respect to the servicer; provided that, in the case of any such proceeding instituted against the servicer (but not instituted by the servicer), either such proceedings shall remain undismissed or unstayed for a period of 60 days, or any actions sought in such proceeding (including an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the servicer or any substantial part of the servicer's property) shall occur; or the servicer shall take any corporate action to authorize any of the actions set forth above.

     Notwithstanding the foregoing, a delay in or failure of performance referred to under clause (a) above for a period of five business days or referred to under clause (b) or (c) for a period of 60 days, in addition to any period provided in clause (a), (b) or (c), shall not constitute a servicer default until the expiration of such additional five business days or 60 days, respectively, if such delay or failure could not be prevented by the exercise of reasonable diligence by the servicer and such delay or failure was caused by an act of God or other events beyond servicer's control. Regardless of whether the events described in clause (a)-(d) have occurred, the servicer is required to use its best efforts to perform its obligations in a timely manner as required by the transfer and servicing agreement. The servicer shall provide the owner trustee, the indenture trustee and the trust depositor prompt notice of such failure or delay by it, together with a description of its efforts to perform its obligations. The servicer shall immediately notify the indenture trustee in writing of any servicer default.

     If an event relating to bankruptcy, insolvency or receivership occurs with respect to the servicer and no other event which would result in a servicer default has occurred, an unpaid creditor of the servicer or a representative of creditors of the servicer, such as a trustee in bankruptcy, or the servicer acting as a debtor-in-possession, would have the power to prevent either the indenture trustee or the noteholders from appointing a successor servicer.

EVIDENCE AS TO COMPLIANCE

     The transfer and servicing agreement provides that on or about July 31 of each calendar year the servicer will cause a firm of nationally recognized independent public accountants to furnish a report to the effect that such firm has applied the procedures agreed upon with the servicer and examined documents and records relating to the servicing of the related contracts and shall report thereon as provided in the transfer and servicing agreement. Those accountants may also render other services to the servicer or the trust depositor.

     The transfer and servicing agreement provides for delivery to the indenture trustee and each rating agency rating the notes on or before June 30 of each calendar year of a statement signed by an officer of the servicer to the effect that, to the best of the officer's knowledge, the servicer has performed its obligations in all material respects under the transfer and servicing agreement throughout the preceding year or, if there has been a default in the performance of any obligation, specifying the nature and status of the default.

     Copies of all statements, certificates and reports furnished to the indenture trustee may be obtained by a request in writing delivered to the indenture trustee.

AMENDMENTS

     The transfer and servicing agreement may be amended from time to time by agreement of the owner trustee, the indenture trustee, the servicer and the trust depositor without your consent, to cure any ambiguity or to add any consistent provisions; provided, we obtain an opinion of counsel stating that the amendment does not adversely affect in any material respect the interests of any noteholder or holder of the certificate.

     The transfer and servicing agreement may also be amended from time to time by the trust depositor, the servicer, the indenture trustee and the owner trustee with the consent of the noteholders holding notes evidencing not less than 66 2/3% of the principal amount of the notes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the transfer and servicing agreement or of modifying in any manner your rights. No amendment, however, may

          (1) reduce in any manner the amount of, or delay the timing of, distributions which are required to be made on any note without the consent of each noteholder affected thereby; or

          (2) change the definition of or the manner of calculating the "Class A-1 Principal Payment Amount", the "Class A-2 Principal Payment Amount", the "Class A-3 Principal Payment Amount", the "Class A-4 Principal Payment Amount", the "Class B Principal Payment Amount", the "Class C Principal Payment Amount", the "Additional Principal", the "Required Holders", the amounts available for distribution to noteholders or the principal amount of the notes without the consent of each noteholder and holder of the certificate; or

          (3) reduce the aforesaid percentage required to consent to any amendment without the consent of each holder of the security affected thereby; or

          (4) modify, amend or supplement the provisions of the transfer and servicing agreement relating to the allocation of collections on the contracts without the consent of each noteholder; or

          (5) make any security issued by the trust payable in money other than U.S. dollars without the consent of each holder of the security affected thereby.

     Promptly following the execution of an amendment that requires the consent of any noteholder, the owner trustee will furnish written notice of the substance of such amendment to each affected noteholder.

THE OWNER TRUSTEE

     The Bank of New York (Delaware) will be the owner trustee under the trust agreement. ORIX Credit Alliance, Inc. and its affiliates may from time to time enter into banking and trustee relationships with the owner trustee and its affiliates. ORIX Credit Alliance, Inc. and its affiliates may hold notes in their own names; however, any notes so held shall not be entitled to participate in any decisions made or instructions given to the owner trustee by the noteholders as a group.

     For purposes of meeting the legal requirements of any jurisdictions in which any part of the trust's assets may at the time be located, the owner trustee will have the power to appoint a co-trustee or separate trustee of all or any part of the trust's assets. To the extent permitted by law, all rights, powers, duties and obligations conferred or imposed upon the owner trustee will be conferred or imposed upon and exercised or performed by the owner trustee and the separate trustee or co-trustee jointly. In any jurisdiction in which the owner trustee will be incompetent or unqualified to perform specific acts, all rights, powers, duties and obligations conferred or imposed upon the owner trustee will be conferred or imposed upon the separate trustee or co-trustee who shall exercise and perform those rights, powers, duties and obligations solely at the direction of the owner trustee.

     The owner trustee may resign at any time, in which event a successor owner trustee will be appointed as provided in the transfer and servicing agreement. The servicer may also remove the owner trustee if the owner trustee ceases to be eligible to continue as the owner trustee under the transfer and servicing agreement. In such circumstances, a successor owner trustee will be appointed as provided in the transfer and servicing agreement. Any resignation or removal of the owner trustee and appointment of a successor owner trustee does not become effective until acceptance of the appointment by the successor owner trustee.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This section describes the material United States federal income tax consequences of owning the notes we are offering. It is the opinion of Sullivan & Cromwell, special tax counsel to the trust depositor. It applies to you only if you acquire notes in the offering and you hold your notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     - a dealer in securities or currencies,

     - a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     - a bank,

     - a life insurance company,

     - a tax-exempt organization,

     - a person that owns notes that are a hedge or that are hedged against interest rate risks,

     - a person that owns notes as part of a straddle or conversion transaction for tax purposes, or

     - a person whose functional currency for tax purposes is not the U.S.
       dollar.

     This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these notes in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

CLASSIFICATION OF THE NOTES AND THE TRUST

     In connection with the issuance of the notes, Sullivan & Cromwell has delivered its opinion that, for federal income tax purposes, under existing law the trust will not be treated as an association or publicly traded partnership taxable as a corporation and the notes will be treated as indebtedness. In rendering these opinions, Sullivan & Cromwell has assumed that the terms of the various documents relating to the issuance of the notes will be complied with by all of the parties to the transaction. Those terms include a requirement, which each investor agrees to by virtue of acquiring ownership of any beneficial interest in a note, that the trust and the investors in the notes treat the notes as indebtedness for federal income tax purposes. The opinion of Sullivan & Cromwell does not foreclose the possibility of a contrary determination by the IRS or by a court of competent jurisdiction, or of a contrary position by the IRS or Treasury Department in regulations or rulings issued in the future.

     Although it is the opinion of Sullivan & Cromwell that the trust will not be treated as an association or publicly traded partnership taxable as a corporation and that the notes will be characterized as indebtedness for federal income tax purposes, no assurance can be given that this characterization of the trust or the notes will prevail. If, contrary to the opinion of Sullivan & Cromwell, the IRS successfully asserted that one or more classes of the notes did not represent debt for federal income tax purposes, such notes would be treated as equity interests in the trust. As a result, the trust would be classified as either a partnership or as a publicly traded partnership. If the trust were classified as a partnership other than a publicly traded partnership, the trust itself would not be subject to United States federal income tax. Similarly, the publicly traded partnership rules provide an exception to the general rule that for federal income tax purposes a publicly traded partnership shall be treated as a corporation in cases where at least 90% of the gross income of the publicly traded partnership consists of certain specified types of "qualifying income." Interest income such as the income earned by the trust from the contracts and from the reserve fund and the spread fund will be considered qualifying income under the publicly traded partnership rules for Unites States federal income tax purposes. Consequently, even if the trust were classified as a publicly traded partnership, the trust itself would not be subject to United States federal income tax. If the trust is classified as either a partnership or a publicly traded partnership, holders of notes that were determined to be equity interests in the partnership or publicly traded partnership would be required to take into account their allocable share of the trust's income and deductions. Such treatment may have adverse federal income tax consequences for some noteholders. For example:

          (1) income to some tax-exempt entities, including pension funds, may constitute "unrelated business taxable income,"

          (2) income to foreign holders is often subject to U.S. tax and U.S. tax return filing and withholding requirements,

          (3) individual holders might be subject to limits on their ability to deduct their share of trust expenses, and

          (4) income from the trust's assets would be taxable to noteholders without regard to whether cash distributions are actually made by the trust or any particular noteholder's method of tax accounting.

     The discussion that follows assumes treatment of the notes as indebtedness for United States federal income tax purposes.

GENERAL TAX TREATMENT OF NOTEHOLDERS

  UNITED STATES HOLDERS.

     This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

      --  a citizen or resident of the United States,

      --  a domestic corporation,

      -- an estate whose income is subject to United States federal income tax regardless of its source, or

      -- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to "-- United States Alien Holders" below.

     PAYMENTS OF INTEREST. You will be taxed on any interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

     PURCHASE, SALE AND RETIREMENT OF THE NOTES. Your tax basis in your note will generally be the U.S. dollar cost, as defined below, of your note. You will generally recognize gain or loss on the sale or retirement of your note equal to the difference between the amount you realize on the sale or retirement and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at a maximum rate of 20% where the property is held more than one year.

     BACKUP WITHHOLDING AND INFORMATION REPORTING. In general, if you are a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on your note. In addition, the proceeds of the sale of your note before maturity within the United States will be reported to the Internal Revenue Service. Additionally, backup withholding at a rate of 31% will apply to any payments if you fail to provide an accurate taxpayer identification number, or you are notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

     UNITED STATES ALIEN HOLDERS.

     This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a note and are, for United States federal income tax purposes:

      --  a nonresident alien individual,

      --  a foreign corporation,

      --  a foreign partnership, or

      -- an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

     If you are a United States holder, this section does not apply to you.

     Under present United States federal income and estate tax law, and subject to the discussion of backup withholding below, if you are a United States alien holder of a note:

      -- we and other payors will not be required to deduct United States withholding tax from payments of principal and interest to you if, in the case of interest:

       1. you do not actually or constructively own 10% or more of the total combined voting power the trust,

       2. you are not a controlled foreign corporation that is related to the trust through stock ownership, and

            a. you certify to us or a U.S. payor, under penalties of perjury, that you are not a United States holder and provide your name and address, or

            b. a non-U.S. securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note certifies to us or a U.S. payor under penalties of perjury that a similar statement has been received from you by it or by a similar financial institution between it and you and furnishes the payor with a copy thereof, and

      -- no deduction for any United States federal withholding tax will be made from any gain that you realize on the sale or exchange of your note.

     Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

      -- the decedent did not actually or constructively own 10% or more of the total combined voting power of the trust at the time of death, and

      -- the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

     If you receive a payment after December 31, 2000, recently finalized Treasury regulations will apply. Under these final withholding regulations, after December 31, 2000, you may use an alternative method to satisfy the certification requirement described above. Additionally, if you are a partner in a foreign partnership, after December 31, 2000, you, in addition to the foreign partnership, must provide the certification described above, and the partnership must provide certain information, including a United States taxpayer identification number. The Internal Revenue Service will apply a look-through rule in the case of tiered partnerships.

     BACKUP WITHHOLDING AND INFORMATION REPORTING.

     You are generally exempt from backup withholding and information reporting with respect to any payments of principal or interest made by us and other payors provided that you provide the certification described under "-- United States Alien Holders", and provided further that the payor does not have actual knowledge that you are a United States person. See "-- United States Alien Holders" above for a discussion of the rules under the final withholding regulations. We and other payors, however, may report payments of interest on your notes on Internal Revenue Service Form 1042-S.

     In general, payment of the proceeds from the sale of notes to or through a United States office of a broker is subject to both United States backup withholding and information reporting. If, however, you are a United States alien holder, you will not be subject to information reporting and backup withholding if you certify as to your non-United States status, under penalties of perjury, or otherwise establish an exemption. Payments of the proceeds from the sale by a United States alien holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding. However, information reporting, but not backup withholding, may apply to a payment made outside the United States of the proceeds of a sale of a note through an office outside the United States if the broker is:

      --  a United States person,

      --  a controlled foreign corporation for United States tax purposes,

      -- a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, or

      -- with respect to payments made after December 31, 2000, a foreign partnership, if at any time during its tax year:

        -- one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

        -- such foreign partnership is engaged in a United States trade or business unless the broker has documentary evidence in its records that you are a non-U.S. person and does not have actual knowledge that you are a U.S. person, or you otherwise establish an exemption.

STATE AND LOCAL TAX CONSIDERATIONS

     NEW JERSEY TAX CONSIDERATIONS. The principal place of business of the servicer is in the State of New Jersey and some of the activities to be performed by servicer in collecting and servicing the contracts will also take place there. Also, the obligors on certain of the contracts will be located in New Jersey. In the opinion of Riker, Danzig, Scherer, Hyland & Perretti, special New Jersey tax counsel to the trust, the trust will not be subject to New Jersey Corporation Income Tax or New Jersey Corporation Business Tax and noteholders that are not otherwise subject to New Jersey taxation on income will not become subject to New Jersey tax as a result of their ownership of notes.

     OTHER STATES. Because of the differences in state and local tax laws and their applicability to different investors, it is not possible to summarize the potential state and local tax consequences of purchasing, holding or disposing of the notes and no opinions of counsel have been obtained regarding state tax matters, other than with respect to the State of New Jersey. ACCORDINGLY, IT IS RECOMMENDED THAT EACH PROSPECTIVE INVESTOR CONSULT A TAX ADVISOR REGARDING THE STATE AND LOCAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES.

                                LEGAL INVESTMENT

     The Class A-1 Notes will be an "eligible security" within the meaning of Rule 2a-7 promulgated under the Investment Company Act of 1940, as amended.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974 ("ERISA"), as amended, imposes specific requirements on employee benefit plans subject to ERISA and prohibits some transactions between ERISA-regulated plans and persons who are "parties in interest" (as defined under ERISA) with respect to assets of such plans. Section 4975 of the Internal Revenue Code prohibits a similar set of transactions between specified plans or individual retirement accounts and persons who are "disqualified persons" (as defined in the Internal Revenue Code) with respect to plans exempt from taxation under the Internal Revenue Code. Some employee benefit plans, such as governmental plans and church plans, if no election has been made under Section 410(d) of the Internal Revenue Code, are not subject to the requirements of ERISA or Section 4975 of the Internal Revenue Code, and assets of such plans may be invested in the notes, subject to the provisions of other applicable federal and state law.

     Investments by ERISA-regulated plans are subject to ERISA's general fiduciary requirements, including the requirement of investment prudence and diversification and the requirement that investments comply with the terms of the documents governing the ERISA-regulated plan. Before investing in the notes, an ERISA-regulated plan fiduciary should consider, among other factors, whether to do so is appropriate in view of the overall investment policy and liquidity needs of the plan.

PROHIBITED TRANSACTIONS

     In addition, Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit parties in interest and disqualified persons with respect to ERISA-regulated plans and plans exempt from taxation under the Internal Revenue Code from engaging in some transactions involving such plans or "plan assets" of such plans, unless a statutory or administrative exemption applies to the transaction. Section 4975 of the Internal Revenue Code and Sections 502(i) and 502(1) of ERISA provide for the imposition of excise taxes and civil penalties on persons that engage or participate in such prohibited transactions. The trust depositor, the underwriters, the servicer, the indenture trustee or the owner trustee or their affiliates may be considered or may become parties in interest or disqualified persons with respect to a plan. If so, the acquisition or holding of the notes by, on behalf of or with "plan assets" of such plan may be considered to give rise to a "prohibited transaction" within the meaning of ERISA and/or Section 4975 of the Internal Revenue Code, unless an administrative exemption described below or some other exemption is available.

     The notes may not be purchased with the assets of a plan if the trust depositor, the underwriters, the servicer, the indenture trustee, or the owner trustee or any of their affiliates either:

          (a) has discretionary authority or control with respect to the investment or management of such assets; or

          (b) has authority or responsibility to give, or regularly gives, investment advice with respect to such assets pursuant to an agreement or understanding that such advice will serve as a primary basis for investment decisions with respect to such assets and that such advice will be based on the particular needs of the plan; or

          (c) is an employer of employees covered under the plan unless such investment is made through an insurance company general or pooled separate account or a bank collective investment fund and a prohibited transaction exemption is available.

     Depending on the relevant facts and circumstances, some prohibited transaction exemptions may apply to the purchase or holding of the notes -- for example, Prohibited Transaction Class Exemption ("PTCE") 96-23, which exempts transactions effected on behalf of a Plan by an "in-house asset manager;" PTCE 95-60, which exempts transactions between insurance company general accounts and parties in interest; PTCE 91-38, which exempts transactions between bank collective investment funds and parties in interest; PTCE 90-1, which exempts transactions between insurance company pooled separate accounts and parties in interest; or PTCE 84-14, which exempts transactions effected on behalf of a Plan by a "qualified professional asset manager."

     Due to the complexity of these rules and the penalties imposed, any plan fiduciary or other plan investor who proposes to invest assets of a plan in the notes should consult with its counsel with respect to the potential consequences under ERISA and Section 4975 of the Internal Revenue Code of doing so.

                              PLAN OF DISTRIBUTION

GENERAL

     Under the terms of an underwriting agreement for the sale of the notes offered by this prospectus, the trust depositor has agreed to sell to First Union Securities, Inc. as the underwriter and the underwriter has agreed to purchase from the trust depositor, the principal amount of the notes set forth below.

                INITIAL AGGREGATE     UNDERWRITING
CLASS OF NOTES  PRINCIPAL AMOUNT    DISCOUNT PER NOTE
--------------  -----------------   -----------------
     A-1           $56,056,397            0.175%
     A-2           $38,500,273            0.220%
     A-3           $73,407,186            0.275%
     A-4           $27,104,192            0.380%
      B            $ 6,160,044            0.500%
      C            $ 3,080,022            0.750%

     In the underwriting agreement, the underwriter has agreed, subject to the terms and conditions set forth in the agreements, to purchase all the notes offered by this prospectus if any of the notes are purchased.

     The underwriter has advised the trust and the trust depositor that the underwriter proposes initially to offer the notes of each of the following classes to the public at the prices set forth on the cover page hereof and to dealers at those prices less a selling concession not in excess of the following percentages of the principal amounts of the notes:

                SELLING CONCESSION (AS A PERCENTAGE OF THE
CLASS OF NOTES   PRINCIPAL AMOUNT OF THE CLASS OF NOTES)
--------------  ------------------------------------------
     A-1                 0.0875         %
     A-2                 0.1100         %
     A-3                 0.1375         %
     A-4                 0.1900         %
      B                  0.3000         %
      C                  0.4500         %

     Additionally, the underwriter may allow and the dealers may reallow a concession not in excess of the following percentages of the principal amounts of the notes:

                  REALLOWANCE CONCESSION (AS A PERCENTAGE OF
CLASS OF NOTES   THE PRINCIPAL AMOUNT OF THE CLASS OF NOTES)
--------------   -------------------------------------------
     A-1                 0.04375          %
     A-2                 0.05500          %
     A-3                 0.06875          %
     A-4                 0.09500          %
      B                  0.15000          %
      C                  0.22500          %

     The expenses of the offering of the notes, exclusive of underwriting discounts and commissions, are estimated to be approximately $875,000.

     The underwriting agreement provides that ORIX Credit Alliance, Inc. and the trust depositor, jointly and severally, will indemnify the underwriter of the notes against some civil liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make.

     There is currently no secondary market for the notes and you should not assume that one will develop. The underwriter currently expects, but is not obligated, to make a market in the notes. You should not assume that any such market will develop, or if one does develop, that it will continue or provide sufficient liquidity.

     Until the distribution of the notes is completed, rules of the Securities and Exchange Commission may limit the ability of the underwriter to bid for and purchase the notes. As an exception to these rules, the underwriter is permitted to engage in some transactions that stabilize the price of the notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes.

     Some of the persons participating in this offering may engage in transactions that affect the price of the notes. These transactions may include the purchase of the notes to cover syndicate short positions. If the underwriter creates a short position in the notes in connection with the offering, i.e., if it sells more notes than are set forth on the cover page of this prospectus, the underwriter may reduce that short position by purchasing such classes of notes in the open market. In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the originator nor the underwriter makes any representations or prediction as to the direction or magnitude of any effect that the transactions described above, if engaged in, may have on the prices of the notes. In addition, neither the originator nor the underwriter makes any representation that the underwriter will engage in those transactions or that those transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of its business, the underwriter and its affiliates have engaged and may engage in commercial banking and investment banking transactions with ORIX Credit Alliance and its affiliates.

                              RATING OF THE NOTES

     It is a condition to the issuance of the notes that they receive the following ratings from the following rating agencies:

                                             STANDARD & POOR'S
CLASS            MOODY'S INVESTORS SERVICE     RATINGS GROUP     FITCH IBCA, INC.
-----            -------------------------   -----------------   ----------------
Class A-1 Notes       P-1                       A-1+               F1+/AAA
Class A-2 Notes       Aaa                        AAA                 AAA
Class A-3 Notes       Aaa                        AAA                 AAA
Class A-4 Notes       Aaa                        AAA                 AAA
Class B Notes          A2                         A                   A
Class C Notes         Baa2                       BBB                 BBB

     The rating will reflect only the views of the rating agencies and will be based primarily on the subordination of some classes of notes to other classes of notes as described in this prospectus, as well as the value and creditworthiness of the contracts and equipment. The ratings are not a recommendation to purchase, hold or sell the notes, since the ratings do not comment as to market price or suitability for a particular investor. Each rating may be subject to revision or withdrawal at any time by the assigning rating agency. There is no assurance that any rating will continue for any period of time or that it will not be lowered or withdrawn entirely by the rating agency if, in its judgment, circumstances so warrant. A revision or withdrawal of the rating may have an adverse affect on the market price of the notes. The rating of the notes addresses the likelihood of the timely payment of interest and the ultimate payment of principal on the notes as required by their terms. The rating does not address the rate of prepayments that may be experienced on the contracts and, therefore, does not address the effect of the rate of prepayments on the return of principal to you.

                                 LEGAL MATTERS

     Sullivan & Cromwell, New York, New York will provide a legal opinion relating to the notes in its capacity as special counsel to the trust, the trust depositor, the originator, the servicer and the administrator. Riker, Danzig, Scherer, Hyland and Perretti, Morristown, New Jersey will provide a legal opinion relating to New Jersey tax matters in its capacity as special New Jersey tax counsel to the trust. Other legal matters for the underwriters will be passed upon by Moore & Van Allen, PLLC, Charlotte, North Carolina.

                                    EXPERTS

     The balance sheet of ORIX Credit Alliance Receivables Trust 1999-A as of November 1, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report on page F-1 and are included in this prospectus in reliance upon the authority of Arthur Andersen LLP as experts in giving said report.

                                 INDEX OF TERMS

                                                              PAGE
                                                              ----
Additional Principal........................................   46
Class A Percentage..........................................  46
Class A Principal Payment Amount............................  46
Class A Target Investor Principal Amount....................  46
Class B Floor...............................................  46
Class B Percentage..........................................  46
Class B Principal Payment Amount............................  47
Class B Target Investor Principal Amount....................  47
Class C Floor...............................................  47
Class C Percentage..........................................  47
Class C Principal Payment Amount............................  47
Class C Target Investor Principal Amount....................  47
Cumulative Loss Amount......................................  47
Excess Contract.............................................  65
Excluded Amounts............................................  43
Monthly Principal Amount....................................  48
Original Pool Balance.......................................  48
Overcollateralization Balance...............................  48
Pool Balance................................................  48
Required Holders............................................  52
Required Reserve Amount.....................................  48
WAN.........................................................  38
Y2K.........................................................  38

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO ORIX CREDIT ALLIANCE RECEIVABLES TRUST 1999-A:

     We have audited the accompanying balance sheet of ORIX Credit Alliance Receivables Trust 1999-A (a Delaware Trust) as of November 1, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of ORIX Credit Alliance Receivables Trust 1999-A as of November 1, 1999, in conformity with generally accepted accounting principles.

                                          /S/ ARTHUR ANDERSEN LLP

New York, New York
November 8, 1999

                 ORIX CREDIT ALLIANCE RECEIVABLES TRUST 1999-A

                      BALANCE SHEET AS OF NOVEMBER 1, 1999

Assets -- Cash........................................    $ 0
                                                          ===
Liabilities...........................................    $ 0
Beneficial Equity.....................................      0
                                                          ---
          Total Liabilities and Equity................    $ 0
                                                          ===

                           NOTES TO THE BALANCE SHEET

     ORIX Credit Alliance Receivables Trust 1999-A (the "Trust") is a limited purpose business trust established under the laws of the State of Delaware and was formed on October 1, 1999 by ORIX Credit Alliance Receivables Corporation II (the "Trust Depositor"), and The Bank of New York (Delaware) (the "Owner Trustee") pursuant to the Trust Agreement dated as of October 1, 1999 between the Trust Depositor and the Owner Trustee. The activities of the Trust are limited by the terms of the Trust Agreement to acquiring, owning and managing lease, installment sales and loan contracts and related assets, issuing and making payments on notes and subordinate securities and other activities related thereto. Prior to and including October 1, 1999, the Trust did not conduct any activities.

     The Trust Depositor will pay all fees and expenses related to the organization and operations of the Trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any other domestic taxing authority upon the Trust). The Trust Depositor has also agreed to indemnify the trustees, the underwriter and certain other persons.

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     UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING
TRANSACTIONS IN THE SECURITIES OFFERED BY THIS PROSPECTUS, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER THIS PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER THIS PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                  $204,308,114
                                 (APPROXIMATE)

                 ORIX CREDIT ALLIANCE RECEIVABLES TRUST 1999-A

     $56,056,397 6.125968% CLASS A-1 RECEIVABLE-BACKED NOTES, SERIES 1999-A

       $38,500,273 6.47% CLASS A-2 RECEIVABLE-BACKED NOTES, SERIES 1999-A $73,407,186 6.73% CLASS A-3 RECEIVABLE-BACKED NOTES, SERIES 1999-A $27,104,192 6.87% CLASS A-4 RECEIVABLE-BACKED NOTES, SERIES 1999-A $ 6,160,044 7.26% CLASS B RECEIVABLE-BACKED NOTES, SERIES 1999-A $ 3,080,022 7.80% CLASS C RECEIVABLE-BACKED NOTES, SERIES 1999-A

                ORIX CREDIT ALLIANCE RECEIVABLES CORPORATION II,
                               AS TRUST DEPOSITOR

                          ORIX CREDIT ALLIANCE, INC.,
                                  AS SERVICER

                                ----------------

                                   PROSPECTUS
                                ----------------

                          FIRST UNION SECURITIES, INC.

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